   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 2000


                                                      REGISTRATION NO. 333-48606


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             4811                            13-4924710
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

            32 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10013-2412
                                 (212) 387-5400
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            MARILYN J. WASSER, ESQ.

                      VICE PRESIDENT -- LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                 (908) 221-2000

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                        COPIES OF ALL COMMUNICATIONS TO:

       DAVID M. SILK, ESQ.                 MARC A. LEAF, ESQ.                JAMES T. SEERY, ESQ.
  WACHTELL, LIPTON, ROSEN & KATZ           BAKER BOTTS L.L.P.         PIPER MARBURY RUDNICK & WOLFE LLP
       51 WEST 52ND STREET                599 LEXINGTON AVENUE           1251 AVENUE OF THE AMERICAS
     NEW YORK, NEW YORK 10019           NEW YORK, NEW YORK 10022           NEW YORK, NEW YORK 10020
          (212) 403-1000                     (212) 705-5000                     (212) 835-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of this Registration Statement and the effective time of the merger of a subsidiary of AT&T Corp. with and into Video Services Corporation, as described in the Agreement and Plan of Merger, dated as of July 25, 2000, attached as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION DATED NOVEMBER 17, 2000


                           VIDEO SERVICES CORPORATION

                               240 PEGASUS AVENUE

                          NORTHVALE, NEW JERSEY 07647


                               DECEMBER   , 2000


To Our Stockholders:


     You are cordially invited to attend a special meeting of stockholders of Video Services Corporation to be held at our offices at 240 Pegasus Avenue,
Northvale, New Jersey 07647 on December   , 2000 at 10:00 a.m. local time.


     At the special meeting, you will be asked to vote on the approval of an Agreement and Plan of Merger, dated as of July 25, 2000, among Liberty Media Corporation, AT&T Corp., E-Group Merger Corp., and Video, under which E-Group Merger Corp. will merge with Video, with Video continuing as the surviving corporation and becoming a member of the Liberty Media Group.

     E-Group Merger Corp. is a wholly-owned subsidiary of AT&T. Liberty Media Corporation is an indirect wholly-owned subsidiary of AT&T and the primary operating company of the Liberty Media Group. The Liberty Media Group consists principally of the assets and businesses of Liberty Media Corporation and its subsidiaries, as well as certain other direct or indirect subsidiaries of AT&T that have businesses and assets related to those of Liberty Media Corporation. The Class A Liberty Media Group tracking stock is a class of common stock of AT&T that, together with the Class B Liberty Media Group tracking stock, is designed to reflect the economic performance of the businesses and assets of the Liberty Media Group, which is a "tracking stock" group of AT&T.

     As a result of the merger, you will be entitled to receive 0.104 of a share of Class A Liberty Media Group tracking stock and $2.75 in cash for each share of Video common stock you own immediately prior to the merger.

     Our board of directors has approved the merger agreement and the merger and believes it is in the best interests of Video and its stockholders to complete the merger and the other transactions contemplated by the merger agreement. The board of directors recommends that you vote FOR the proposal to approve the merger agreement and the merger at the special meeting.

     The attached notice of special meeting and proxy statement/prospectus explain the proposed transactions and provide specific information concerning the special meeting. Please read these materials carefully. Do not send any certificates representing Video common stock at this time.

     Video is a Delaware corporation. Under Delaware law the affirmative vote of the holders of a majority of the outstanding shares of Video's common stock is required to approve the merger agreement and the merger. Video stockholders controlling approximately 71.8% of its common stock have agreed to vote all of their shares of common stock in favor of the proposal to approve the merger agreement and the merger.

     Whether or not you plan to attend the special meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the special meeting. Failure to return a properly executed proxy card and/or to vote at the special meeting will have the same effect as a vote against approval of the merger agreement and the merger.

                                      Sincerely,

                                      Louis H. Siracusano
                                      President and Chief Executive Officer

     WE URGE YOU TO CONSIDER THOSE MATTERS SET FORTH UNDER THE HEADING "RISK FACTORS RELATING TO THE MERGER" BEGINNING ON PAGE 19 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.


     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated                , 2000 and is first
expected to be mailed to Video stockholders on or about                , 2000.

                      REFERENCE TO ADDITIONAL INFORMATION

     This proxy statement/prospectus "incorporates by reference" important business and financial information about Video, the Liberty Media Group and AT&T from documents that are not included in or delivered with this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company (documents relating to the Liberty Media Group may be obtained from AT&T) at the following addresses:

         Video Services Corporation                             AT&T Corp.
             240 Pegasus Avenue                          32 Avenue of the Americas
         Northvale, New Jersey 07647                   New York, New York 10013-2412
             Tel: (201) 767-1000                            Tel: (212) 387-5400
          Attn: Corporate Secretary                      Attn: Corporate Secretary

     IN ORDER TO OBTAIN THE DOCUMENTS IN TIME FOR THE SPECIAL MEETING, YOU MUST
REQUEST THE DOCUMENTS FROM US BY           , 2000, WHICH IS FIVE BUSINESS DAYS
PRIOR TO THE DATE OF THE SPECIAL MEETING.


     For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Summary of Proposed Merger--Where You Can Find More Information" on page 17.

                           VIDEO SERVICES CORPORATION

                               240 PEGASUS AVENUE

                          NORTHVALE, NEW JERSEY 07647

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held on December   , 2000


To the Stockholders of Video Services Corporation:


     A special meeting of stockholders of Video Services Corporation will be held at our offices at 240 Pegasus Avenue, Northvale, New Jersey 07647 on
December   , 2000 at 10:00 a.m. local time, for the following purposes.


     1. To consider and vote upon:

          (a) a proposal to approve and adopt an Agreement and Plan of Merger, dated as of July 25, 2000, among Liberty Media Corporation, AT&T Corp., E-Group Merger Corp., and Video, under which:

             - E-Group MergerCorp. will be merged with Video, with Video continuing as the surviving corporation and becoming a member of the Liberty Media Group;

             - each issued and outstanding share of Video common stock will be converted into and represent the right to receive 0.104 of a share of Class A Liberty Media Group tracking stock and $2.75 in cash; and

          (b) a proposal to approve the merger of E-Group Merger Corp. with Video as described in clause (a) above;

     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Our board of directors has approved the merger agreement and the merger and recommends that you vote FOR approval of the merger agreement and the merger. These proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.


     Only stockholders of record at the close of business on November 17, 2000 are entitled to notice of the special meeting, and to vote at the special meeting and at any adjournments thereof. For ten days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be available for examination by any stockholder for any purpose germane to the special meeting during ordinary business hours at the principal executive offices of Video Service Corporation located in Northvale, New Jersey.


     Holders of Video common stock are entitled to appraisal rights under
Section 262 of the Delaware General Corporation Law if the conditions set forth in Section 262 are complied with. We have included a copy of Section 262 as Annex D to the accompanying proxy statement/prospectus.

     All Video stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be a vote against the proposal to approve the merger agreement and the merger.

                                          By order of the board of directors,

                                          Michael E. Fairbourne

                                          Secretary


Northvale, New Jersey
          , 2000

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
QUESTIONS AND ANSWERS ABOUT THE
  PROPOSALS...........................    1
SUMMARY OF PROPOSED MERGER............    4
     Overview.........................    4
     The Companies....................    4
     Recent Developments..............    4
     The Proposed Merger..............    5
     Recommendation of Video's Board
       of Directors...................    5
     Video's Reasons for the Merger...    5
     Opinion of Video's Financial
       Advisor........................    5
     The Merger Agreement and Other
       Transaction Agreements.........    5
     Conditions to Completing the
       Merger.........................    5
     Termination......................    6
     Termination Fees.................    7
     No Other Negotiations Involving
       Video..........................    7
     Regulatory Matters...............    7
     Alternative Merger...............    8
     Accounting Treatment.............    8
     New York Stock Exchange
       Listing........................    8
     Interests of Video's Officers and
       Directors in the Merger........    8
     Treatment of Video Stock
       Options........................    8
     Indemnification and Insurance....    9
     Vote Required for the Merger.....    9
     Voting Agreement.................    9
     AT&T Contribution of Video's
       Equity Acquired in the Merger
       to Liberty.....................    9
     Dividends........................    9
     Restrictions on the Ability to
       Sell Class A Liberty Media
       Group Tracking Stock...........    9
     Selected Historical Financial
       Information....................   10
     Unaudited Comparative Per Share
       Data...........................   13
     Comparative Per Share Market
       Price and Dividend
       Information....................   15
     Where You Can Find More
       Information....................   17
RISK FACTORS RELATING TO THE MERGER...   19
     The value of the Class A Liberty
       Media Group tracking stock you
       will receive in the merger may
       fluctuate......................   19



                                        PAGE
                                        ----
     The price of Class A Liberty
       Media Group tracking stock may
       be affected by factors
       different from those affecting
       the price of the Video common
       stock..........................   19
     Holders of AT&T common stock,
       AT&T Wireless Group tracking
       stock and Liberty Media Group
       tracking stock may have
       competing interests............   19
     Certain events affecting the
       Liberty Media Group could
       result in you receiving
       consideration in the merger
       other than a combination of
       shares of Class A Liberty Media
       Group tracking stock and cash
       or in the failure of the merger
       to be completed................   19
     Liberty's board of directors has
       the power to take actions that
       may not be in the best
       interests of AT&T or holders of
       Liberty Media Group tracking
       stock..........................   20
     Liberty's board of directors may
       have no fiduciary duties to
       holders of Liberty Media Group
       tracking stock.................   21
     If we do not complete the merger,
       it could negatively impact
       Video and the price of its
       common stock...................   21
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS..........................   22
THE COMPANIES INVOLVED IN THE
  MERGER..............................   23
     Video Services Corporation.......   23
     AT&T Corp........................   23
     E-Group Merger Corp..............   24
     Liberty Media Corporation........   24
     Liberty Livewire Corporation.....   25
THE PROPOSED MERGER...................   27
     Special Meeting to Vote on the
       Proposed Merger................   27
     Structure of the Merger; Merger
       Consideration..................   27
     Treatment of Video Stock Options
       in the Merger..................   27
     Background of the Merger.........   28
     Video's Reasons for the Merger...   29

                                        PAGE
                                        ----
     The Liberty Media Group's Reasons
       for the Merger.................   30
     Recommendation of Video's Board
       of Directors...................   31
     Opinion of Video's Financial
       Advisor........................   32
     Accounting Treatment.............   35
     Interests of Video's Officers and
       Directors in the Merger........   35
     Indemnification and Insurance....   36
     Material U.S. Federal Income Tax
       Consequences of the Merger.....   36
     Regulatory Matters...............   38
     Restrictions on Sales of Shares
       by Affiliates of Video or
       AT&T...........................   38
     Listing on the New York Stock
       Exchange of Class A Liberty
       Media Group Tracking Stock to
       be Issued in the Merger........   38
     Appraisal Rights.................   39
     Delisting and Deregistration of
       Video Common Stock After the
       Merger.........................   41
THE MERGER AGREEMENT..................   42
     Conditions to Completing the
       Merger.........................   42
     Termination......................   47
     Termination Fees.................   48
     No Solicitation..................   48
     Representations and Warranties...   49
     Conduct of Video's Business
       Pending the Merger.............   51
     Alternative Merger...............   53
     Amendment, Extension and
       Waiver.........................   54
     Expenses.........................   54
OTHER TRANSACTION AGREEMENTS..........   55
     Voting Agreement.................   55
     Amendment to Tax Sharing
       Agreement......................   55
     Supplement to Inter-Group
       Agreement......................   55
DESCRIPTION OF AT&T CAPITAL STOCK.....   56
     Authorized Capital Stock.........   56
     AT&T Common Stock................   56
     Dividends........................   57
     AT&T Preferred Stock.............   60
COMPARISON OF RIGHTS OF STOCKHOLDERS
  OF VIDEO AND AT&T...................   61
     Business Combinations............   61
     State Takeover Legislation.......   62



                                        PAGE
                                        ----
     Appraisal Rights.................   63
     Amendments to Charters...........   64
     Amendments to Bylaws.............   65
     No Preemptive Rights.............   65
     Redemption of Capital Stock......   65
     Dividend Sources.................   65
     Duration of Proxies..............   66
     Stockholder Action...............   66
     Nomination Procedures and
       Stockholder Proposals..........   67
     Special Stockholder Meetings.....   67
     Cumulative Voting................   67
     Size of the Board of Directors;
       Staggered Board................   67
     Removal of Directors.............   68
     Vacancies........................   69
     Indemnification of Directors and
       Officers.......................   69
     Limitation of Personal Liability
       of Directors...................   71
     Case Law and Court Systems.......   72
     Class Voting Structures; Transfer
       Limitations....................   72
OWNERSHIP OF VIDEO COMMON STOCK.......   73
THE SPECIAL MEETING...................   76
     Matters Relating to the Special
       Meeting........................   76
     Vote Necessary to Approve the
       Merger Agreement and the
       Merger.........................   77
     Proxies..........................   77
     Proxy Solicitation...............   77
     Other Business; Adjournments.....   78
SUBMISSION OF STOCKHOLDER PROPOSALS...   78
EXPERTS...............................   78
LEGAL MATTERS.........................   79
ANNEX A--Agreement and Plan of
  Merger..............................  A-1
ANNEX B--Opinion of Lazard Freres &
  Co. LLC.............................  B-1
ANNEX C--Voting Agreement.............  C-1
ANNEX D--Section 262 of the Delaware
  General Corporation Law.............  D-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If we complete the merger, you will receive 0.104 of a share of Class A
   Liberty Media Group tracking stock and $2.75 in cash in exchange for each share of Video common stock that you hold on the date of the merger. We will not issue fractional shares of Class A Liberty Media Group tracking stock in the merger. You will receive cash based on the market price of Class A Liberty Media Group tracking stock instead of any fractional shares.


   For a more complete description of what you will receive in the merger, see the section entitled "The Proposed Merger -- Structure of the Merger; Merger Consideration" on page 29.


Q: WHAT IS LIBERTY MEDIA GROUP TRACKING STOCK?

A: Liberty Media Group tracking stock is a class of common stock of AT&T that is designed to reflect the economic performance of the businesses and assets of the Liberty Media Group. All of the Liberty Media Group tracking stock to be issued in the merger consists of Class A Liberty Media Group tracking stock of AT&T.


Q:WHAT WILL HAPPEN TO MY VIDEO COMMON STOCK IF AT&T DISTRIBUTES OWNERSHIP OF THE
  LIBERTY MEDIA GROUP?



A:On November 15, 2000, AT&T announced a plan to distribute ownership of the Liberty Media Group to the holders of Liberty Media Group tracking stock in exchange for such tracking stock. AT&T has not yet determined the precise structure or the timing of this distribution. The distribution is subject to the receipt of a favorable tax ruling from the Internal Revenue Service.



  We anticipate that we will complete the merger prior to the completion of such distribution of the Liberty Media Group. In such case, the shares of Class A Liberty Media Group tracking stock received by Video stockholders in the merger would receive the same treatment in any such transaction as any other shares of Class A Liberty Media Group tracking stock.



  If a distribution of the Liberty Media Group is completed prior to the closing of the merger, the merger agreement provides for certain automatic changes to the terms of the merger, including (i) the complete release of AT&T from all of its obligations under the merger agreement and (ii) certain changes in the structure of the merger and the form of consideration to be received by Video stockholders in exchange for their Video common stock. For a more complete description of such provisions, see the section entitled 'The Merger
  Agreement -- Alternative Merger."


Q: DOES VIDEO'S BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER
   AGREEMENT AND THE MERGER?

A: Yes. After careful consideration, your board of directors has determined that the merger is fair to you and in your best interests as a stockholder of Video and has declared the merger advisable. Video's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote in favor of the merger agreement and the merger.


   For a more complete description of the recommendation of and factors considered by Video's board of directors, see the section entitled "The Proposed Merger -- Video's Reasons for the Merger" on page 29.


Q: WILL I RECOGNIZE A TAXABLE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES
   IN THE MERGER?

A: Yes. If the merger is completed, you will recognize gain or loss for United
   States federal income tax purposes equal to the difference between:

   - the sum of:

     (1) the value of the Class A Liberty Media Group tracking stock you receive in the merger;

     (2) the cash consideration you receive in the merger; and

     (3) any cash you receive instead of fractional shares in the merger; and

   - your tax basis in your Video common stock

   HOWEVER, WE STRONGLY ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE YOUR PARTICULAR TAX CONSEQUENCES.

   For a more complete description of the tax consequences of the merger and some of the related risks, see the section entitled "The Proposed Merger -- Material U.S. Federal Income Tax Consequences of the Merger" on page 34.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?


A: Yes. For example, the number of shares of Class A Liberty Media Group tracking stock that you will receive in the merger will not be adjusted based on changes in the market prices of Class A Liberty Media Group tracking stock before the completion of the merger. As a result, you will not know the value of the shares you will receive in the merger at the time you vote on the merger. Video is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based on changes in the market value of Class A Liberty Media Group tracking stock. We urge you to obtain current market quotations of Class A Liberty Media Group tracking stock (NYSE: LMG.A) and Video common stock (AMEX: VS). In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors Relating to the Merger" on page 19. You should also see the sections entitled "The Proposed Merger -- Video's Reasons for the Merger" on page 29 and "-- Recommendation of Video's Board of Directors" on page 36.


Q: WHAT DO I NEED TO DO NOW?


A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger affects you as a stockholder. You may also want to review the documents referenced under "Summary of Proposed Merger -- Where You Can Find More Information" on page 17.


Q: HOW DO I VOTE?


A: Simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and mail your proxy card but do not include instructions on how to vote your proxy, we will vote your shares "FOR" approval and adoption of the merger agreement and the merger unless your shares are held in a brokerage account. See the next Question and Answer regarding shares held by brokers in "street name." If you fail to return your proxy card or to vote in person, the effect will be the same as voting against the merger agreement and the merger. For a more complete description of voting at the meeting, see the section entitled "The Special Meeting -- Proxies" on page 77.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If you do not instruct your broker to vote your shares, the effect will be the same as voting against the merger agreement and the merger.


   For a more complete description of voting shares held in "street name," see the section entitled "The Special Meeting -- Proxies" on page 77.


Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of Video a later-dated, signed proxy card before the special meeting or attend the meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary of Video before the meeting.


   For a more complete description of how to change your vote, see the section entitled "The Special Meeting -- Proxies" on page 77.


Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After we complete the merger, we will send you written instructions for exchanging your Video stock certificates for Class A Liberty Media Group tracking stock certificates and the cash portion of the merger consideration, which will be paid by check.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: Subject to stockholder approval and the receipt of certain regulatory approvals, we expect to complete the merger promptly after the special meeting.


   For a description of the conditions to completion of the merger, see the section entitled "The Merger Agreement -- Conditions to Completing the Merger" on page 42.


Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Under Delaware law, you have the right to an appraisal of the value of your shares of Video
common stock in connection with the merger, subject to the provisions of Section 262 of the Delaware General Corporation Law. We have included a discussion of these rights and provisions on page 39 and we encourage you to read it.


Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: You should call Video's Investor Relations department at (201) 767-1000 with any questions about the merger.


   You may also obtain additional information about Video, Liberty Media Group and AT&T from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Summary of Proposed Merger -- Where You Can Find More Information" on page 17.

                           SUMMARY OF PROPOSED MERGER


     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger, which is attached as Annex A, and the other documents to which we refer you. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about Video, the Liberty Media Group and AT&T. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "--Where You Can Find More Information" on page 17.


OVERVIEW

THE COMPANIES

VIDEO SERVICES CORPORATION
240 PEGASUS AVENUE
NORTHVALE, NEW JERSEY 07647
TEL: (201) 767-1000

Video is a leading provider of value-added video services to a diverse base of customers within the television network, cable and syndicated programming markets. These services are divided into three segments:

- Satellite and Distribution Services;

- Systems and Products; and

- Production Services.

The satellite and distribution services segment integrates and distributes broadcast quality video content via a satellite and fiber optic transmission network routed through its digital/analog switching center and is an international provider of multi-format technical and distribution services to distributors of video programming. The systems and products segment designs, engineers and produces advanced video facilities for the broadcast and cable television, post-production, Internet and corporate markets. The production services segment is an international provider of technical and creative services to owners and producers of television programming, television advertising and other programming content and the emerging Internet graphics and video markets.

LIBERTY MEDIA CORPORATION
9197 SOUTH PEORIA STREET
ENGLEWOOD, COLORADO 80112
TEL: (720) 875-5400

Liberty is a leading media, entertainment and communications company with interests in a diverse group of public and private companies with well-recognized brand names, such as Encore, STARZ!, Discovery, TV Guide, Fox, USA Networks, QVC, CNN, TBS and Sprint PCS, which is held in trust. Liberty is the primary operating company of the "Liberty Media Group," which is a "tracking stock" group of AT&T.

AT&T CORP.
32 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10013
TEL: (212) 387-5400

RECENT DEVELOPMENTS


On November 15, 2000, AT&T announced a plan to distribute ownership of the Liberty Media Group to the holders of the Liberty Media Group tracking stock in exchange for such tracking stock. AT&T has not yet determined the precise structure or the timing of that transaction. The proposed distribution is subject to receipt of a favorable tax ruling from the Internal Revenue Service. There cannot be any assurance that the distribution of Liberty Media Group will be completed or that changes in the distribution plan will not be made.



Additional information is contained in AT&T's press release regarding the proposed distribution, which has been filed as an Exhibit to AT&T's Current Report on Form 8-K dated November 16, 2000. You are encouraged to read this press release in its entirety. Please see the section entitled "--Where you can find more information" on page 17 for instructions on obtaining this release.



For a more complete description of the effects of any distribution of the Liberty Media Group, please see "Risk Factors Relating to the Merger" on page 19, "The Merger Agreement--Alternative Merger" on page 53 and "Description of AT&T Capital Stock" on page 56.


On October 25, 2000 AT&T issued a press release describing a major restructuring plan. A copy of this press release is filed as an Exhibit to AT&T's Current Report on Form 8-K dated October 25, 2000. You are encouraged to read this release in its entirety. Please see the section entitled "-- Where you can find more information" on page 17 for instructions on obtaining this release.


AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services, and broadband and Internet communication transmission services. AT&T also provides billing, directory, and calling card services to support these communications services. Internet users can obtain information about AT&T and its services at http://www.att.com.


THE PROPOSED MERGER (SEE PAGE 27)


In the proposed merger, AT&T will acquire Video and contribute Video to the Liberty Media Group. Assuming all outstanding Video options are exercised, Video stockholders will be entitled to receive a total of approximately 1.5 million shares of Class A Liberty Media Group tracking stock and a total of approximately $39.7 million in cash in the merger.


RECOMMENDATION OF VIDEO'S BOARD OF DIRECTORS (SEE PAGE 31)


After careful consideration, your board of directors has determined that the merger is fair to you and in your best interests as a stockholder of Video and has declared the merger advisable. Video's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote in favor of the merger agreement and the merger.

VIDEO'S REASONS FOR THE MERGER

(SEE PAGE 29)


Video believes the merger affords its stockholders the opportunity to participate in the Liberty Media Group and to realize a significant premium for their shares over the average trading price of Video common stock at the time Video and Liberty commenced the negotiations between them that eventually resulted in the signing of the merger agreement. In determining to approve the merger, Video's board of directors also considered that Video is permitted to accept alternative acquisition proposals under limited circumstances.

OPINION OF VIDEO'S FINANCIAL ADVISOR

(SEE PAGE 32)


Video's financial advisor, Lazard Freres & Co., LLC, rendered a written opinion to Video's board of directors that, as of July 21, 2000 (the date that Video's board approved the key terms of the merger agreement), the merger consideration was fair, from a financial point of view, to Video's stockholders. The opinion is subject to the considerations, qualifications and limitations set forth in the opinion. The opinion is attached to this proxy statement/prospectus as Annex B and we urge you to read it in its entirety.


THE MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS (SEE PAGES 42 AND 55)


We have attached the merger agreement, which is the legal document that governs the merger, to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. As more fully described in this proxy statement/prospectus, Video stockholders controlling approximately 71.8% of Video's outstanding common stock have entered into a voting agreement with Liberty under which these stockholders agreed to vote in favor of the merger agreement and the merger. A copy of this voting agreement is attached to this proxy statement/prospectus as Annex C.

CONDITIONS TO COMPLETING THE MERGER

(SEE PAGE 42)


We will complete the merger only if a number of mutual conditions are satisfied or waived, including the following:

- the merger agreement and the merger must be approved and adopted by Video's stockholders at the special meeting;

- AT&T's registration statement relating to the merger must be effective and must not be the subject to any stop order or proceedings seeking a stop order;

- AT&T must receive all state securities laws or blue sky permits and authorizations necessary to issue the merger consideration;

- the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or be terminated; and

- the shares of Class A Liberty Media Group tracking stock that will be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.

AT&T's obligation to complete the merger is conditioned on the satisfaction or waiver of a number of conditions that are for Liberty's benefit. These conditions may only be waived by Liberty and include the following:

- Video must have performed and complied in all material respects with all its obligations under the merger agreement;

- no law may be in effect that:

(1) prohibits us from completing the merger;

(2) imposes material damages or penalties in connection with the merger;

(3) as a result of completing the merger, requires either Video or Liberty to divest a material portion of its business or assets, or prohibits Liberty or Video from engaging in any material business; or

(4) imposes material limitations on Liberty's ability to own the Video common stock acquired in the merger; and

- no person shall have any contractual or other registration rights with respect to any shares of Class A Liberty Media Group tracking stock to be issued in the merger.

AT&T's obligation to complete the merger is also conditioned on the satisfaction or waiver of a number of conditions that are for AT&T's benefit. These conditions may only be waived by AT&T and include the following:

- each of Video and Liberty must have performed and complied in all material respects with its obligations under the merger agreement;

- no law may be in effect that:

(1) prohibits us from completing the merger;

(2) imposes material damages or penalties in connection with the merger;

(3) as a result of completing the merger, requires AT&T to divest any portion of its business or assets or imposes any restrictions or conditions on AT&T's conduct of its business;

(4) imposes material limitations on AT&T's or Liberty's ability to own the Video common stock acquired in the merger;

(5) as a result of completing the merger, prohibits AT&T or any of its material subsidiaries from engaging in any business; or

(6) materially increases AT&T's liabilities or obligations arising out of the merger agreement;

- Video must hold, and be in compliance with the terms of, all licenses, permits and governmental authorizations necessary to the ownership of its property or to the conduct of its business; and

- we must have obtained all required consents and approvals from government authorities.

Video's obligation to complete the merger is conditioned on the satisfaction or waiver of a number of conditions, including the following:

- each of Liberty, AT&T and E-Group Merger Corp. must have performed and complied in all material respects with its obligations under the merger agreement; and

- no law may be in effect that has or is reasonably likely to have a material adverse effect on Video, Liberty or makes the merger agreement or the merger illegal.


TERMINATION (SEE PAGE 47)


Video, Liberty and AT&T can mutually agree to terminate the merger agreement at any time before the merger is completed.

In addition, any of Video, Liberty or AT&T may terminate the merger agreement if any of the following occurs:

- we do not complete the merger by December 31, 2000; however, if the failure to complete the merger by such date is solely a result of the failure of certain specified conditions set forth in the merger agreement to be satisfied or waived, any party may extend such date up to February 28, 2001;

- any other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable and would prevent the satisfaction of the applicable conditions to completing the merger;

- a court or other governmental body permanently prohibits the merger; or

- Video's stockholders do not approve and adopt the merger agreement and the merger, except that AT&T may not terminate the merger agreement under this circumstance without Liberty's consent.

Liberty may terminate the merger agreement if Video's board of directors withdraws or modifies, in a manner adverse to Liberty or AT&T, its approval or recommendation of the merger or authorizes Video to enter into an agreement with respect to certain types of extraordinary transactions.

Video may terminate the merger agreement if, after it receives an unsolicited proposal for an alternative transaction and it complies with the applicable provisions relating thereto in the merger agreement, Video's board of directors withdraws or modifies its approval or recommendation of the merger, and authorizes Video to enter into an agreement with respect to that alternative transactions.


TERMINATION FEES (SEE PAGE 48)


Video may be obligated to pay Liberty a termination fee of $3.5 million if the merger agreement is terminated under specified circumstances set forth in the merger agreement.

NO OTHER NEGOTIATIONS INVOLVING VIDEO

(SEE PAGE 48)


Until we complete the merger or terminate the merger agreement, Video has agreed not to take any of the following actions:

- initiate, solicit, encourage or facilitate the making of any offer or proposal that is or is reasonably likely to lead to an alternative transaction;

- enter into any agreement regarding any alternative transaction; or

- in the event of an unsolicited proposal for an alternative transaction, engage in negotiations or discussions with, or provide any non-public information to anyone other than Liberty, AT&T, E-Group Merger Corp. or any of their affiliates or representatives.

However, Video may take any of these actions, other than solicitation or initiation, if, following the date of the merger agreement, it receives an unsolicited proposal for an alternative transaction and both of the following occur:

- Video's board of directors reasonably determines in good faith, after consulting with a nationally recognized financial advisor, that the terms of the proposed alternative transaction are more favorable to Video and its stockholders than the merger, and financing for the transaction, to the extent required, is either committed or, in the good faith judgment of Video's board of directors, reasonably capable of being obtained; and

- Video's board of directors reasonably determines in good faith that the board is, or is reasonably likely to be, required to take the action in order to properly discharge its fiduciary duties under applicable law.

Video's board of directors has also agreed to include in this proxy statement/prospectus its recommendation in favor of approving the merger agreement and the merger. However, Video's board may withdraw or modify its recommendation if:

- Video receives a proposal for an alternative transaction that was not solicited or initiated by Video;

- Video's board of directors makes the determination described above that the proposal is more favorable than the merger; and

- Video's board of directors reasonably determines in good faith that the withdrawal or modification is, or is reasonably likely to be, required in order for it to properly discharge its fiduciary duties under applicable law.


REGULATORY MATTERS (SEE PAGE 38)


We have made or will make filings, and have taken or will take other actions necessary to obtain required approvals from governmental authorities in connection with the proposed merger, including U.S. antitrust authorities, with a view to completing the merger as soon as possible.

On August 25, 2000, we filed the requisite Pre-Merger Notification and Report Forms under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Department of Justice and the Federal Trade Commission. The waiting period expired on September 24, 2000. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion; however, we do not currently expect any legal objection to the merger on antitrust grounds. AT&T is not required to close the merger if any governmental approval for the merger contains conditions that, in its reasonable judgment, would be adverse to or burdensome on AT&T or its subsidiaries or their relationships with federal or state governmental authorities.


ALTERNATIVE MERGER (SEE PAGE 53)



In the event of a distribution by AT&T of all of the assets comprising the Liberty Media Group to holders of Liberty Media Group tracking stock, a redemption of the Liberty Media Group tracking stock for such assets or a similar transaction, Video and Liberty will amend the merger agreement to provide for an alternative structure. In such an alternative merger, stockholders of Video may be entitled to receive a combination of cash and shares of common stock of Liberty or another publicly-traded corporation holding, directly or indirectly, the assets of the Liberty Media Group, or all cash. However, if such a distribution, redemption or other transaction is completed, there is no assurance that such an alternative merger will be consummated. See "Risk Factors Relating to the Merger -- Certain events affecting the Liberty Media Group could result in you receiving consideration in the merger other than a combination of shares of Class A Liberty Media Group tracking stock and cash or in the failure of the merger to be completed" on page 19 and "The Merger Agreement -- Alternative Merger" on page 53.



ACCOUNTING TREATMENT (SEE PAGE 35)


The merger will be accounted for as a purchase in accordance with generally accepted accounting principles.

NEW YORK STOCK EXCHANGE LISTING

We will use reasonable efforts to cause the shares of Class A Liberty Media Group tracking stock that will be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before we complete the merger. It is a condition to the closing of the merger that this listing authorization be obtained.


INTERESTS OF VIDEO'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 35)


When considering the recommendation of Video's board of directors, you should be aware that members of Video's management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, yours as a stockholder of Video. A significant number of Video's directors and executive officers hold Video common stock and options under Video's stock option plans.


As of November 17, 2000, directors and executive officers of Video beneficially owned 4,711,864 shares of Video Class A Common Stock, representing approximately 35.4% of the total number of votes. If all Video common stock held by Video's directors and executive officers were converted under the terms of the merger agreement, those directors and executive officers would receive a total of approximately 490,033 shares of Class A Liberty Media Group tracking stock and $12,957,626 in cash.


Each of Video's directors and executive officers has indicated an intention to vote in favor of the merger agreement and the merger. In addition, certain directors and executive officers have entered into the voting agreement described below.


TREATMENT OF VIDEO STOCK OPTIONS (SEE PAGE 27)


Each option to purchase shares of Video common stock issued pursuant to Video's 1993 stock plan, Video's 1997 stock plan and an agreement with a former executive of Video will, at the effective time of the merger, become exercisable for 0.208 of a share of Class A Liberty Media Group tracking stock. Each option to purchase shares of Video common stock issued pursuant to Video's 1997 stock plan will terminate immediately following the effective time of the merger.

For a more complete description of how Video stock options will be treated in the merger, see the section entitled "The Proposed

Merger--Treatment of Video Stock Options in the Merger" on page 27.


INDEMNIFICATION AND INSURANCE

(SEE PAGE 36)


The merger agreement provides for the indemnification of Video's officers, directors and employees and for the continuation of directors and officers liability insurance.

VOTE REQUIRED FOR THE MERGER

The affirmative vote of the holders of a majority of the outstanding shares of Video common stock is required to approve the merger agreement and the merger.


VOTING AGREEMENT (SEE PAGE 55)



Several of Video's principal stockholders, including Louis H. Siracusano, Arnold
P. Ferolito, Donald H. Buck, Terrence A. Elkes, Kenneth Gorman and affiliates of Sandler Capital Management, have entered into a voting agreement with Liberty. Under the voting agreement, these stockholders have agreed to vote the shares of Video common stock under their control in favor of the merger agreement and the merger. As of November 17, 2000, the shares of Video common stock subject to this voting agreement represented approximately 71.8% of the total voting power of the outstanding Video common stock.



For a more complete description of this voting agreement, see "Other Transaction Agreements--Voting Agreement" on page 55.


AT&T CONTRIBUTION OF VIDEO'S EQUITY ACQUIRED IN THE MERGER TO LIBERTY

The merger agreement provides that Liberty and AT&T will complete various transactions following the merger. As a result of these transactions, the equity of Video, which will be the surviving entity in the merger, acquired by AT&T in the merger will be contributed to Liberty and Video will effectively become a member of the Liberty Media Group. Immediately following this contribution, Liberty will transfer all of the equity of Video to Liberty Livewire Corporation, a majority owned subsidiary of Liberty.

DIVIDENDS

AT&T does not expect to pay any dividends on the Class A Liberty Media Group tracking stock for the foreseeable future.

RESTRICTIONS ON THE ABILITY TO SELL CLASS A LIBERTY MEDIA GROUP TRACKING STOCK

All shares of Class A Liberty Media Group tracking stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of Video or AT&T under the Securities Act of 1933. If you are an affiliate of Video or AT&T, then prior to the first anniversary of the merger, sales may be made only under a registration statement or an exemption under the Securities Act.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

AT&T


     In the table below, we provide you with selected historical consolidated financial data of AT&T. AT&T prepared this information using its consolidated financial statements at and for each of the fiscal years in the five-year period ended December 31, 1999 and at and for the nine months ended September 30, 2000 and September 30, 1999. AT&T derived the consolidated income statement data below for each of the three years ended December 31, 1999, and the consolidated balance sheet data at December 31, 1999 and 1998 from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. AT&T derived the remaining data from unaudited consolidated financial statements. This information is only a summary and you should read it together with the financial information we incorporate by reference in this proxy statement/prospectus. For copies of the information we incorporate by reference, see "--Where You Can Find More Information" on page 17.



     Income from continuing operations for the nine months ended September 30, 2000, includes $0.7 billion of a net pre-tax expense consisting primarily of restructuring and other charges, equity losses associated with investments in Cablevision Systems Corporation (Cablevision) and Time Warner Entertainment
(TWE), and net gains on the sale of businesses. Income from continuing operations for the nine months ended September 30, 1999, includes $0.6 billion of a net pre-tax expense consisting primarily of an in-process research and development charge associated with AT&T's merger with Tele-Communications, Inc.
(TCI), equity losses associated with investments in Cablevision, restructuring and other charges, and gains on the sale of businesses. Income from continuing operations for the year ended December 31, 1999 includes $1.5 billion of a net pre-tax expense consisting primarily of an in-process research and development charge associated with AT&T's merger with TCI, equity losses associated with investments in Cablevision, an asset impairment charge associated with the planned disposal of certain wireless network equipment, other restructuring charges and gains on the sale of businesses. Income from continuing operations for the year ended December 31, 1998 includes $1.1 billion of a net pre-tax expense consisting of restructuring and other charges as well as benefits from gains on the sales of businesses. Income from continuing operations for 1995 includes $2.0 billion of a net pre-tax expense consisting of restructuring and other charges. The number of shares of Liberty Media Group tracking stock outstanding and per share data reflect the two-for-one split paid on June 9, 2000. Certain 1999 amounts have been reclassified to conform with the 2000 presentation.


                AT&T--SELECTED HISTORICAL FINANCIAL INFORMATION

                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                       AT OR FOR THE
                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                    --------------------   ------------------------------------------------
                                                    2000(1)       1999     1999(2)     1998      1997      1996      1995
                                                    --------    --------   --------   -------   -------   -------   -------
INCOME STATEMENT DATA:
Revenue...........................................  $ 49,097    $ 46,202   $ 62,600   $53,223   $51,577   $50,688   $48,449
Operating income..................................     8,623       8,418     10,859     7,487     6,836     8,709     5,169
Income from continuing operations.................     7,789       3,479      3,428     5,235     4,249     5,458     2,981
AT&T Common Stock Group:
Income from continuing operations.................     4,805       4,297      5,450     5,235     4,249     5,458     2,981
Weighted average common shares and potential
  common shares...................................     3,471       3,114      3,152     2,700     2,683     2,651     2,612

                                                       AT OR FOR THE
                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,            AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                    --------------------   ------------------------------------------------
                                                    2000(1)       1999     1999(2)     1998      1997      1996      1995
                                                    --------    --------   --------   -------   -------   -------   -------
Income from continuing operations per share:
  Basic...........................................  $   1.41    $   1.41   $   1.77   $  1.96   $  1.59   $  2.07   $  1.15
  Diluted.........................................  $   1.40    $   1.39   $   1.74   $  1.94   $  1.59   $  2.07   $  1.14
Dividends Declared................................  $   0.66    $   0.66   $   0.88   $  0.88   $  0.88   $  0.88   $  0.88
AT&T Wireless Group:
Income from continuing operations.................        19          --         --        --        --        --        --
Weighted average common shares and potential
  common shares...................................       360          --         --        --        --        --        --
Income from continuing operations per share:
  Basic...........................................  $   0.05          --         --        --        --        --        --
  Diluted.........................................  $   0.05          --         --        --        --        --        --
Dividends Declared................................        --          --         --        --        --        --        --
Liberty Media Group:
Income (loss) from continuing operations..........     2,965        (818)    (2,022)       --        --        --        --
Weighted average common shares and potential
  common shares...................................     2,573       2,514      2,518        --        --        --        --
Income (loss) from continuing operations per
  share:
  Basic (3).......................................  $   1.15    $  (0.33)  $  (0.80)       --        --        --        --
  Diluted(3)......................................  $   1.15    $  (0.33)  $  (0.80)       --        --        --        --
Dividends Declared................................        --          --         --        --        --        --        --
BALANCE SHEET DATA:
Total assets......................................  $252,352    $161,806   $169,406   $59,550   $61,095   $57,348   $62,864
Long-term debt....................................    29,443      23,722     23,217     5,556     7,857     8,878     8,913
Shareowners' equity...............................   110,108      74,763     78,927    25,522    23,678    21,092    17,400


---------------
(1) On June 15, 2000, the MediaOne Group, Inc. merger closed. The MediaOne merger was recorded as a purchase. Accordingly, the results of operations of MediaOne have been included in AT&T's consolidated results since the date the merger closed.

(2) On March 9, 1999, the TCI merger closed. The TCI merger was recorded as a purchase. Accordingly, the results of operations of TCI and Liberty Media Group have been included in AT&T's consolidated results since the date the merger closed. In conjunction with the TCI merger, AT&T issued Liberty Media Group tracking stock to reflect the separate economic performance of the Liberty Media Group. AT&T does not have a "controlling financial interest" for financial accounting purposes in the Liberty Media Group, therefore AT&T accounts for the Liberty Media Group as an equity investment. Because the Liberty Media Group is reflected by separate tracking stock, AT&T excludes all of the earnings or losses related to the Liberty Media Group from the earnings available to the holders of AT&T common stock.


(3) Basic and diluted losses per share from continuing operations of Liberty Media Group tracking stock prior to the two-for-one stock split, for the nine-months ended September 30, 1999 and for the year ended December 31, 1999, respectively were $0.65 and $1.61.

Video


     In the table below, we provide you with selected historical data of Video. Video derived the following selected financial data for the five years ended June 30, 2000 from its audited consolidated financial statements and three months ended September 30, 2000 and 1999 (unaudited). This information is only a summary and you should read it together with the consolidated financial statements, related notes, and other financial information we incorporate by reference, see "-- Where You Can Find More Information" on page 17.


                VIDEO--SELECTED HISTORICAL FINANCIAL INFORMATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                               AT OR FOR THE THREE
                                                  MONTHS ENDED                      AT OR FOR THE FISCAL YEARS ENDED
                                          -----------------------------   ----------------------------------------------------
                                          SEPTEMBER 30,   SEPTEMBER 30,   JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                              2000            1999          2000       1999       1998       1997       1996
                                          -------------   -------------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues................................     $22,216         $20,804      $96,148    $89,411    $72,995    $27,610    $29,740
Income/(loss) from continuing
  operations............................     $  (302)        $   (42)     $(1,111)   $(1,900)   $ 1,699    $ 1,638    $ 1,212
Weighted average common shares
  outstanding --
  Basic.................................      13,311          13,265       13,292     13,264     12,276      7,011      6,961
Income/(loss) from continuing operations
  per common share -- Basic.............     $  (.02)        $  (.02)     $  (.08)   $  (.14)   $   .14    $   .23    $   .17
Income/(loss) from continuing operations
  per common share -- Diluted...........     $  (.02)        $  (.02)     $  (.08)   $  (.14)   $   .14    $   .23    $   .17
Cash dividends declared --
  Common shares.........................     $    --         $    --      $    --    $    --    $    --    $    --    $    --
Non-Cash dividend --
  Common shares.........................     $    --         $    --      $    --    $    --    $  0.22    $    --    $    --
BALANCE SHEET DATA:
Total assets............................     $81,021         $86,180      $86,032    $85,318    $81,860    $20,801    $17,672
Long-term debt--net of current
  portion...............................      39,657          38,305       40,752     36,760     30,968      5,330      2,140
Subordinated debt -- net of current
  portion...............................       2,893           5,718        2,924      5,652      5,442         --         --
Total stockholders' equity..............      17,936          18,574       18,251     18,847     20,725      2,733      2,655

UNAUDITED COMPARATIVE PER SHARE DATA


     In the first table below, we provide you with AT&T's consolidated book value per share information as of September 30, 2000 and December 31, 1999. AT&T's historical book value per share was calculated based on AT&T Common Stock, Liberty Media Group Class A Common Stock, Liberty Media Group Class B Common Stock and AT&T Wireless Common Stock outstanding and 1.95 billion assumed shares, which represents AT&T Common Stock Group's retained interest in AT&T Wireless Group. In the row labeled AT&T Pro Forma we have assumed that the merger with Video described in this proxy statement/ prospectus and the merger with MediaOne were completed on December 31, 1999 for balance sheet purposes. There is no pro forma impact for the MediaOne merger to the September 30, 2000 book value, since MediaOne is included in AT&T historical balances. The row labeled Video Pro Forma Equivalent represents the AT&T Pro Forma per share information multiplied by 0.104.



     In the second table below, we provide you with AT&T's and AT&T Wireless Group's historical per share information for the nine months ended September 30, 2000 and the year ended December 31, 1999. Following the merger described in this proxy statement/prospectus, Video will be a member of the Liberty Media Group. Therefore, the merger will have no impact on the earnings or dividends per share of AT&T common stock or AT&T Wireless Group.



     In the third table below, we provide you with historical per share information for the Liberty Media Group for the nine months ended September 30, 2000 and for the ten months ended December 31, 1999 and we provide pro forma per share information for the Liberty Media Group for the nine months ended September 30, 2000 and for the year ended December 31, 1999. In addition, we provide historical per share information for Video for the year ended September 30, 2000 as well as conformed historical per share and equivalent per share information for the nine months ended September 30, 2000 and the year ended December 31, 1999. In the column labeled "Liberty Media Group Pro Forma" we have assumed that AT&T had completed its merger with TCI and the merger of Video on January 1, 1999 for income statement purposes. Upon completion of the Video merger, the total consideration will be allocated to the specific identifiable tangible and intangible assets and liabilities of Video based on final determination of their fair values. For purposes of this presentation, the preliminary excess of the consideration over the net assets acquired is amortized over 20 years. The column labeled "Video Pro Forma Equivalent" presents the per share data set forth in the column labeled "Liberty Media Group Pro Forma" multiplied by 0.104.


     It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of AT&T (including the Liberty Media Group), MediaOne Group and Video, as well as the selected pro forma condensed financial information of AT&T, included in the documents that are described under "-- Where You Can Find More Information" and which are incorporated in this proxy statement/prospectus by reference. You should not rely on the unaudited comparative per share data as an indication of the results of operations or the financial position that would have been achieved if the AT&T/MediaOne Group merger and the TCI merger had taken place earlier or the results of operations or financial position of AT&T after completion of those transactions.

Consolidated Book Value Per Share Information


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2000            1999
                                                              -------------   ------------
AT&T Historical.............................................     $12.74          $13.78
AT&T Pro Forma..............................................      12.75           15.85
Video Historical............................................       1.35            1.40
Video Pro Forma Equivalent..................................       1.33            1.65


AT&T


                                                                 AT&T
                                                              HISTORICAL
                                                              ----------
AT&T Common Stock Group:
Income from continuing operations
Per common share -- basic:
  For the nine months ended September 30, 2000..............      1.41
  For the year ended December 31, 1999......................      1.77
Per common share -- diluted:
  For the nine months ended September 30, 2000..............      1.40
  For the year ended December 31, 1999......................      1.74
Cash dividends per common share:
  For the nine months ended September 30, 2000..............      0.66
  For the year ended December 31, 1999......................      0.88
AT&T Wireless Group:
Income from continuing operations
Per common share -- basic and diluted:
  For the nine months ended September 30, 2000..............      0.05
Cash dividends per common share:
  For the nine months ended September 30, 2000..............        --


Liberty Media Group


                                                               LIBERTY MEDIA                        VIDEO
                                                LIBERTY         MEDIAGROUP                        PRO FORMA
                                            GROUP HISTORICAL     PRO FORMA     VIDEO HISTORICAL   EQUIVALENT
                                            ----------------   -------------   ----------------   ----------
Income (loss) from continuing operations
Per common share -- basic:
  For the nine months ended September 30,
     2000.................................         1.15             1.15                --           0.12
  For the ten months ended December 31,
     1999.................................        (0.80)              --                --             --
  For the year ended December 31,
     1999(1)..............................           --            (0.90)               --          (0.09)
  For the year ended June 30, 2000........           --               --             (0.08)            --
  For the three months ended September 30,
     2000.................................           --               --             (0.02)            --
Per common share -- diluted:
  For the nine months ended June 30,
     2000.................................         1.15             1.15                --           0.12
  For the ten months ended December 31,
     1999.................................        (0.80)              --                --             --
  For the year ended December 31,
     1999(1)..............................           --            (0.90)               --          (0.09)
  For the year ended June 30, 2000........           --               --             (0.08)            --
  For the three months ended September 30,
     2000.................................           --               --             (0.02)            --


---------------
(1) Since Video's fiscal year end differs from Liberty Media's fiscal year end, Video's results have been conformed to reflect results as of and for the year ended December 31, 1999.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Shares of Video common stock are listed on the American Stock Exchange. Shares of Class A and Class B Liberty Media Group tracking stock, AT&T common stock and AT&T Wireless Group tracking stock are listed on the New York Stock Exchange. Public trading of Class A and Class B Liberty Media Group tracking stock commenced on March 9, 1999, the date of the closing of AT&T's acquisition of TCI. Public trading of AT&T Wireless Group tracking stock commenced on April 27, 2000. Public trading of Video common stock commenced on February 8, 1994 on the Nasdaq National Market under the symbol "POST." From August 27, 1997 to February 11, 1998, Video common stock traded on the Nasdaq National Market under the symbol "VSCX."

     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for a share of:

     - Video Common Stock, as reported on Nasdaq, through February 11, 1998 and thereafter as reported on the American Stock Exchange;

     - Class A and Class B Liberty Media Group tracking stock and AT&T Wireless Group tracking stock, as reported on the New York Stock Exchange Composite Transaction Tape; and

     - AT&T common stock, as reported on the New York Stock Exchange Composite Transaction Tape, as well as dividends declared on AT&T common stock.

     AT&T's fiscal year ends on December 31 of each year and Video's fiscal year ends on June 30 of each year. In order to facilitate comparisons, the information on Video in the following table is provided on a calendar-year basis (as opposed to using Video's fiscal year). Prices for Class A and Class B Liberty Media Group tracking stock have been adjusted to reflect the two-for-one split of Class A and Class B Liberty Media Group tracking stock on June 11, 1999 and the two-for-one split on June 9, 2000. Prices and cash dividends per share for AT&T common stock have been adjusted to reflect the three-for-two split of AT&T common stock on April 15, 1999. Cash dividends have never been paid with respect to Video common stock, either class of Liberty Media Group tracking stock or AT&T Wireless Group tracking stock.

                                                 CLASS A                 CLASS B
                                              LIBERTY MEDIA           LIBERTY MEDIA
                              VIDEO               GROUP                   GROUP                        AT&T COMMON STOCK
                             COMMON             TRACKING                TRACKING             -------------------------------------
                              STOCK               STOCK                   STOCK                                            CASH
                          -------------      ---------------        -----------------                                    DIVIDENDS
                          HIGH      LOW      HIGH        LOW        HIGH          LOW        HIGH            LOW         PER SHARE
                          ----      ---      ----        ---        ----          ---        ----            ---         ---------
1998
First Quarter...........   $3 1/2   $2 13/16  --         --          --           --         $45 171/256     $38 1/4       $0.22
Second Quarter..........    4 3/8    2 7/8    --         --          --           --          44 235/256     37 107/256     0.22
Third Quarter...........    3 15/16  2 5/8    --         --          --           --          40 235/256     32 1/4         0.22
Fourth Quarter..........    3 11/16  1 7/8    --         --          --           --          52 171/256     37 117/256     0.22
1999
First Quarter...........   $3 1/2   $2 1/4   $14 17/32   $10 61/64  $14 9/16      $11 1/8    $64 21/256      $50 149/256   $0.22
Second Quarter..........    2 5/8    1 5/8    18 33/64   13 1/8      18 5/8       13 11/16    63             50 149/256     0.22
Third Quarter...........    3 1/4    1 7/8    19 27/32   15 7/16     19 7/8       16          59             41 13/16       0.22
Fourth Quarter..........    4 1/2    1 5/8    28 11/32   17 15/16    34 3/8       19 5/16     61             41 1/2         0.22
2000
First Quarter...........   $5 13/16 $2 3/8   $30 23/32   $24 7/16   $36 9/16      $27        $61             $44 5/16       0.22
Second Quarter..........    6        3        29 15/16   19 3/16     32 11/16     22 1/8      58 13/16       31 3/4         0.22
Third Quarter...........    5 15/16  4 1/8    26 9/16    17 7/16     32 5/8       18 3/4      35 3/16        27 1/4         0.22
Fourth Quarter (through
  November 16, 2000)....    4 5/8    3 7/8    19 1/4     13 1/2      20 5/8       15 1/2      30             20 1/16

                              AT&T
                            WIRELESS
                             GROUP
                            TRACKING
                             STOCK
                          ------------
                          HIGH     LOW
                          ----     ---
1998
First Quarter...........   --       --
Second Quarter..........   --       --
Third Quarter...........   --       --
Fourth Quarter..........   --       --
1999
First Quarter...........   --       --
Second Quarter..........   --       --
Third Quarter...........
Fourth Quarter..........   --       --
2000
First Quarter...........   --       --
Second Quarter..........  $36      $23 9/16
Third Quarter...........   29 9/16  20 1/2
Fourth Quarter (through
  November 16, 2000)....   24 15/16  18 1/16

     The following table sets forth the closing prices per share of Video common stock as reported on American Stock Exchange, and the closing prices per share of Class A Liberty Media Group tracking stock as reported on the New York Stock Exchange, on:

     - July 25, 2000, the last full trading day prior to the public announcement of the execution of the merger agreement, and

     - , 2000, the last full trading day for which closing prices were available prior to the printing of this proxy statement/prospectus.

     The following table also sets forth the equivalent prices per share of Class A Liberty Media Group tracking stock of shares of Video common stock on those dates. The equivalent price per share of Class A Liberty Media Group tracking stock of Video common stock is equal to the closing price of a share of Class A Liberty Media Group tracking stock on the applicable date multiplied by 0.104, the number of shares of Class A Liberty Media Group tracking stock to be issued in the merger from each share of Video common stock. The final column of this table sets forth the equivalent price per share of Class A Liberty Media Group tracking stock of shares of Video common stock plus the cash portion of the merger consideration, which is $2.75 per share of Video common stock. These equivalent per share prices reflect the market value of the Class A Liberty Media Group tracking stock you would receive for each of your shares of Video common stock if the merger were completed on the specified dates. Because the market price of Class A Liberty Media Group tracking stock may increase or decrease before the merger is completed, you are urged to obtain current market quotations.

                                                                                         EQUIVALENT PRICE PER
                                                                                           SHARE OF CLASS A
                                                                                            LIBERTY MEDIA
                                                                  EQUIVALENT PRICE PER          GROUP
                                                                    SHARE OF CLASS A        TRACKING STOCK
                                                     CLASS A         LIBERTY MEDIA        PLUS CASH PORTION
                                      VIDEO       LIBERTY MEDIA          GROUP                OF MERGER
              DATES                COMMON STOCK       STOCK          TRACKING STOCK         CONSIDERATION
              -----                ------------   -------------   --------------------   --------------------
July 25, 2000....................     $4.75          $23.813             $2.48                  $5.23
          , 2000.................                                        $

WHERE YOU CAN FIND MORE INFORMATION

     WE URGE YOU TO READ ALL DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED BY AT&T AND VIDEO WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THIS SECTION DESCRIBES HOW TO OBTAIN DOCUMENTS FOR FREE AT THE SEC'S WEB SITE AND A DESCRIPTION OF THE DOCUMENTS THAT ARE AVAILABLE FREE FROM VIDEO OR AT&T.

     Video and AT&T file annual, quarterly and special reports, proxy statements and other information with the SEC, and information relating to the Liberty Media Group is included in reports and information filed by AT&T. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at the following locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Video's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.


     AT&T has filed a registration statement on Form S-4 to register with the SEC the Class A Liberty Media Group tracking stock to be issued to Video stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of AT&T, as well as a proxy statement of Video for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.


     The rules of the SEC allow us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.


VIDEO SEC FILINGS (FILE NO. 0-23388)                              PERIOD
------------------------------------                              ------
Annual Report on Form 10-K             Year ended June 30, 2000. Filed on August 31, 2000
Quarterly Report on Form 10-Q          Quarter ended September 30, 2000
Current Reports on Form 8-K            Filed August 4, 2000
AT&T SEC FILINGS (FILE NO. 1-1105)
-------------------------------------

Annual Report on Form 10-K             Year ended December 31, 1999. Filed on March 27, 2000
Quarterly Reports on Form 10-Q         Quarters ended March 31, 2000, June 30, 2000 and September
                                       30, 2000.
Current Reports on Form 8-K            Filed on January 6, 2000, January 14, 2000, March 13, 2000,
                                       March 17, 2000, March 27, 2000, April 4, 2000, April 24,
                                       2000, May 5, 2000, June 15, 2000, August 29, 2000, October
                                       25, 2000 and November 16, 2000
Proxy Statements                       Filed on January 7, 2000, January 26, 2000, February 8,
                                       2000, March 27, 2000, April 4, 2000, April 24, 2000, May 5,
                                       2000, and June 15, 2000


     Video and AT&T also incorporate by reference into this proxy statement/prospectus any and all additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Video has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Video, AT&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to AT&T and Liberty has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to the Liberty Media Group.

     You may have previously received some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

         Video Services Corporation                             AT&T Corp.
             240 Pegasus Avenue                          32 Avenue of the Americas
         Northvale, New Jersey 07647                   New York, New York 10013-2412
             Tel: (201) 767-1000                            Tel: (212) 387-5400
          Attn: Corporate Secretary               Attn: Corporate Secretary's Department


     If you would like to request documents from us, please do so by November , 2000 to receive them before the special meeting.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS WHEN DECIDING HOW TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER   ,
2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO VIDEO STOCKHOLDERS NOR THE ISSUANCE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                      RISK FACTORS RELATING TO THE MERGER

     The merger, and your investment in Class A Liberty Media Group tracking stock, involve numerous risks. In addition to the other information we include in or incorporate by reference into this proxy statement/prospectus, you should consider the following risk factors in deciding whether to vote for the merger.

THE VALUE OF THE CLASS A LIBERTY MEDIA GROUP TRACKING STOCK YOU WILL RECEIVE IN THE MERGER MAY FLUCTUATE.

     The number of shares of Class A Liberty Media Group tracking stock you will receive in the merger will not be adjusted based on changes in the market price of Class A Liberty Media Group tracking stock. Accordingly, because the market price of Class A Liberty Media Group tracking stock may fluctuate, the value of the consideration you receive when we complete the merger will depend on the market price of Class A Liberty Media Group tracking stock at that time. We cannot assure you as to the market value of the stock consideration you will receive when the merger is completed. Video is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based on changes in the market value of Class A Liberty Media Group tracking stock before completion of the merger. For historical and current market prices of Class A Liberty Media Group tracking stock, see "Summary of Proposed Merger -- Comparative Per Share Market Price and Dividend Information."

THE PRICE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF THE VIDEO COMMON STOCK.

     When we complete the merger, you will become a holder of Class A Liberty Media Group tracking stock. The businesses of the Liberty Media Group differ from the businesses of Video, and the results of operations of the Liberty Media Group, as well as the market price of Class A Liberty Media Group tracking stock, may be affected by factors different from those affecting Video's results of operations and the market price of the Video common stock. As a result, factors that had little or no effect on the price of the Video common stock may adversely affect the price of Class A Liberty Media Group tracking stock.

HOLDERS OF AT&T COMMON STOCK, AT&T WIRELESS GROUP TRACKING STOCK AND LIBERTY MEDIA GROUP TRACKING STOCK MAY HAVE COMPETING INTERESTS.

     After the merger is completed, you will hold shares of Class A Liberty Media Group tracking stock, which is a separate class of common stock of AT&T. The existence of separate classes of common stock of AT&T could result in occasions when the interests of holders of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock diverge or appear to diverge. For example, AT&T's board of directors may determine to:

     - pay or omit the payment of dividends on Liberty Media Group tracking stock, AT&T common stock and/or AT&T Wireless Group tracking stock;

     - approve dispositions of assets attributed to AT&T and its subsidiaries (excluding Liberty and its subsidiaries); and

     - make operational and financial decisions with respect to AT&T and its subsidiaries (excluding Liberty and its subsidiaries) that could be considered detrimental to Liberty and its subsidiaries.

CERTAIN EVENTS AFFECTING THE LIBERTY MEDIA GROUP COULD RESULT IN YOU RECEIVING CONSIDERATION IN THE MERGER OTHER THAN A COMBINATION OF SHARES OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK AND CASH OR IN THE FAILURE OF THE MERGER TO BE COMPLETED.

     The merger agreement provides that, if AT&T effects a distribution to holders of Liberty Media Group tracking stock of all of its interest in the assets comprising the Liberty Media Group at such time, a redemption of the Liberty Media Group tracking stock in exchange for such assets or a similar transaction, the merger agreement will be amended to provide for the release of AT&T from its obligations under the merger agreement and the acquisition of Video by Liberty or another publicly-traded corporation holding, directly or indirectly, the assets previously comprising the Liberty Media Group. In addition, in certain circumstances, Liberty or such other publicly-traded corporation may have the ability to elect to acquire Video for cash. The merger agreement does not limit in any way AT&T's ability to effect such a distribution, redemption or other transaction. For a more detailed description of these provisions of the merger agreement, see "The Merger
Agreement -- Alternative Merger."

     If AT&T effects such a distribution, redemption or similar transaction, the parties will be unable to complete a merger in which shares of Class A Liberty Media Group tracking stock would be issued. Although the receipt of an opinion from an investment bank of nationally recognized standing would be a condition to a merger involving any securities other than Class A Liberty Media Group tracking stock, there can be no assurance that this condition can be satisfied or that the consideration to be received pursuant to any alternative merger transaction for the acquisition of Video would be equivalent to the merger consideration. In addition, unless such an opinion is received, the acquisition of Video may be completed for cash or may not be completed at all.


     On November 15, 2000, AT&T announced a plan to distribute ownership of the Liberty Media Group to the holders of the Liberty Media Group tracking stock in exchange for such tracking stock. AT&T has not yet determined the precise structure or the timing of such distribution. The distribution is subject to the receipt of a favorable tax ruling from the Internal Revenue Service. There cannot be any assurance that the distribution of Liberty Media Group will be completed or that changes in the distribution plan will not be made.



     We anticipate that the merger will be completed prior to the completion of any such distribution of the Liberty Media Group. If we complete the merger prior to such distribution, the shares of Class A Liberty Media Group tracking stock issued to Video stockholders in the merger would be treated in the same manner as any other shares of Class A Liberty Media Group tracking stock outstanding at the time of any such distribution. If the distribution of the Liberty Media Group is completed prior to the closing of the merger, AT&T will be automatically released from all obligations under the merger agreement and the provisions for an alternative merger described in this risk factor will apply.


LIBERTY'S BOARD OF DIRECTORS HAS THE POWER TO TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF AT&T OR HOLDERS OF LIBERTY MEDIA GROUP TRACKING STOCK.

     A majority of Liberty's board of directors are individuals that were designated by Tele-Communications, Inc. (TCI) before its merger with AT&T. If these individuals or their designated successors cease to constitute a majority of Liberty's board of directors, a new entity controlled by officers of Liberty has the power to require Liberty to transfer all of Liberty's assets to that new entity.

     Subject to its fiduciary duties to AT&T and to the obligations under an inter-group agreement between Liberty and AT&T, Liberty's board of directors has the power under Delaware law to manage the business and affairs of Liberty. This includes, among other things, the power to:

     - set management compensation;

     - issue shares of stock of Liberty, including preferred shares;

     - repurchase securities, including securities owned by officers or directors of Liberty;

     - cause Liberty to engage in businesses and activities that compete directly with AT&T; or

     - cause Liberty to pursue business opportunities that may also be of interest to AT&T.

     This creates the risk that Liberty's board of directors could take actions that AT&T's board of directors does not believe are in the best interests of AT&T or holders of Liberty Media Group tracking stock. If Liberty's board were to take any of these actions, AT&T's recourse would be limited to making a claim for breach of the fiduciary duties owed by Liberty's board of directors to AT&T in its capacity as a stockholder of Liberty, or a claim under an inter-group agreement between AT&T and Liberty, if that agreement applies. We cannot assure you, however, that AT&T would be able to obtain effective relief by making a breach of fiduciary duty claim.

LIBERTY'S BOARD OF DIRECTORS MAY HAVE NO FIDUCIARY DUTIES TO HOLDERS OF LIBERTY MEDIA GROUP TRACKING STOCK.

     We are not aware of any legal precedent under Delaware law that would impose on Liberty's board of directors any fiduciary duties directly to holders of Liberty Media Group tracking stock. For this reason, we cannot assure you that holders of Liberty Media Group tracking stock would be able to pursue a claim for breach of fiduciary duty against Liberty's board of directors for actions taken by that board, even if those actions were not in the best interests of the holders of Liberty Media Group tracking stock. If AT&T is unwilling to pursue its own claim regarding these actions, the only recourse available to a holder of Liberty Media Group tracking stock may be to claim a breach of fiduciary duty against AT&T's board of directors for failing to make a claim on behalf of AT&T against Liberty's board of directors. We cannot assure you that any holder of Liberty Media Group tracking stock would be able to obtain effective relief by making a breach of fiduciary duty claim against AT&T's board.

IF WE DO NOT COMPLETE THE MERGER, IT COULD NEGATIVELY IMPACT VIDEO AND THE PRICE OF ITS COMMON STOCK.

     If the merger is not completed, Video may be subject to a number of material risks, including the following:

     - the market price of Video common stock may decline to the extent that the current market price of Video common stock reflects a market assumption that the merger will be completed;

     - Video may be required to pay Liberty a termination fee of up to $3.5 million; and

     - costs related to the merger, such as legal and accounting fees and expenses and financial advisor expenses, must be paid even if the merger is not completed.

     Further, if the merger agreement is terminated and Video's board of directors seeks another merger or business combination, we cannot assure you that it will be able to find a party willing to pay an equivalent or more attractive price than that which will be paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions, Video is prohibited from soliciting, cooperating with, or furnishing non-public information regarding Video to, or negotiating or entering into an agreement with, any party other than Liberty or AT&T regarding any proposal for an alternative transaction. For additional information regarding Video's ability to enter into an alternative transaction, see "The Merger Agreement -- No Solicitation."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for Video's and AT&T's stock, including the Liberty Media Group tracking stock, and other matters. Statements in this document that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

     These forward-looking statements, including statements relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income wherever they occur in this proxy statement/prospectus, are estimates reflecting the best judgment of the senior management of Liberty, AT&T and Video, respectively. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the effects of vigorous competition in the markets in which the Liberty Media Group and Video operate, including the potential for additional competition from major motion picture studios, television networks and the content producers that are currently customers of Video;

     - requirements imposed on these entities or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

     - changes in technology that may increase the number of competitors the Liberty Media Group or Video faces or require significant capital expenditures to provide competitive services;

     - general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

     - costs or difficulties related to the integration of the businesses of Video may be greater than expected;

     - legislative or regulatory changes may adversely affect the businesses in which the Liberty Media Group and Video are engaged;

     - the rate of customer bankruptcies and other defaults may increase;

     - adverse changes may occur in the securities markets; and

     - other factors, including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors, which may affect the Liberty Media Group or Video.

     When we use the words "estimate," "project," "intend," "expect," "believe" and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents we incorporate by reference in this proxy statement/prospectus. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                      THE COMPANIES INVOLVED IN THE MERGER

VIDEO SERVICES CORPORATION

     Video is a leading provider of value-added video services to a diverse base of customers within the television network, cable and syndicated programming markets. These services are divided into three segments:

     - Satellite and Distribution Services,

     - Systems and Products; and

     - Production Services.

     The satellite and distribution services segment integrates and distributes broadcast quality video content via a satellite and fiber optic transmission network routed through its digital/analog switching center and is an international provider of multi-format technical and distribution services to distributors of video programming. The systems and products segment designs, engineers and produces advanced video facilities for the broadcast and cable television, post-production, Internet and corporate markets. This segment also develops, manufactures and markets advanced color correcting and manipulation systems for the film, post-production and multimedia industries and rents professional video equipment to the sports, entertainment and other segments of the broadcast and cable television and corporate markets. The production services segment is an international provider of technical and creative services to owners and producers of television programming, television advertising and other programming content and the emerging Internet graphics and video markets.

AT&T CORP.

RECENT DEVELOPMENTS


     On October 25, 2000 AT&T issued a press release describing a major restructuring plan. A copy of this press release is filed as an Exhibit to AT&T's Current Report on Form 8-K dated October 25, 2000. You are encouraged to read this release in its entirety. Please see the section entitled "-- Where you can find more information" on page 17 for instructions on obtaining this release.


     AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services and broadband and Internet communications services. AT&T also provides billing, directory and calling card services to support these communications services.

     AT&T's common shares are currently divided into three classes:

     - AT&T common stock, which is intended to reflect the economic performance of the AT&T Common Stock Group. The AT&T Common Stock Group has attributed to it all of the assets of AT&T, excluding that portion of the economic interest in the AT&T Wireless Group represented by the outstanding shares of AT&T Wireless Group tracking stock and the assets of the Liberty Media Group.

     - AT&T Wireless Group tracking stock, which is intended to reflect a portion of the economic performance of the AT&T Wireless Group. The AT&T Wireless Group has attributed to it substantially all of AT&T's current wireless services businesses.

     - Liberty Media Group tracking stock, which is intended to reflect the economic performance of the Liberty Media Group. The Liberty Media Group has attributed to it the programming assets, principal international assets and businesses and substantially all of the non-cable and non-programming assets of TCI, as well as additional assets and businesses acquired by the Liberty Media Group since the merger of TCI into AT&T.

     The terms of the AT&T Wireless Group tracking stock are described under "The Charter Amendment Proposal -- Tracking Stock Amendment" in the proxy statement AT&T filed with the SEC on January 26, 2000, which we incorporate by reference into this proxy statement/prospectus. To obtain a copy of AT&T's proxy statement, see "Summary -- Where You Can Find More Information."


     On November 15, 2000, AT&T announced a plan to distribute ownership of the Liberty Media Group to the holders of the Liberty Media Group tracking stock in exchange for such tracking stock. AT&T has not yet determined the precise structure or the timing of such transaction. The proposed distribution is subject to receipt of a favorable tax ruling from the Internal Revenue Service. There cannot be any assurance that the distribution of the Liberty Media Group tracking stock will be completed or that changes in the distribution plan will not be made.



     Additional information is contained in AT&T's press release regarding the proposed distribution, which has been filed as an Exhibit to AT&T's Current Report on Form 8-K dated November 16, 2000. You are encouraged to read this press release in its entirety. Please see the section entitled "-- Where you can find more information" on page 17 for instructions on obtaining this release.



     For a more complete description of the effects of any distribution of the Liberty Media Group, please see "Risk Factors Relating to the Merger" on page 19, "The Merger Agreement -- Alternative Merger" on page 53 and "Description of AT&T Capital Stock" on page 56.


     AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412, telephone number (212) 387-5400. Internet users can obtain information about AT&T and its services at http://www.att.com.

E-GROUP MERGER CORP.

     E-Group Merger Corp. is a Delaware corporation formed by AT&T in July 2000 solely for the purpose of being merged with and into Video and is wholly owned by AT&T. The mailing address of E-Group Merger Corp.'s principal executive offices is c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412 and its telephone number is (212) 387-5400.

LIBERTY MEDIA CORPORATION

     Liberty has been an indirect wholly owned subsidiary of AT&T since March 9, 1999. On that date, AT&T acquired by merger Liberty's former parent, TCI. Liberty is included in the Liberty Media Group, and the businesses and assets of Liberty and its subsidiaries constitute substantially all of the businesses and assets of the Liberty Media Group. Liberty is a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Liberty's subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses and have some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA Networks, QVC, CNN, TBS and Sprint PCS, which is held in trust.


     The following table lists, as of September 30, 2000, Liberty's principal subsidiaries and business affiliates and Liberty's direct equity interests or indirect attributed equity interests based on ownership of capital stock. Liberty's direct or attributed equity interest in a particular company does not necessarily represent a voting interest in that company. Liberty's indirect attributed interest is determined by multiplying Liberty's ownership interest in the holder of an equity interest by that equity holder's ownership interest in the listed subsidiary or business affiliate. The ownership percentages are approximate, calculated as of September 30, 2000 and, in the case of convertible securities Liberty holds, assume conversion to common stock by Liberty and, to the extent known by us, other holders. In some cases Liberty's interest is subject to buy/sell procedures, rights of first refusal or other obligations. All of

Liberty's direct and indirect interests in the following companies are attributed to the Liberty Media Group.


                                                              ATTRIBUTED
                                                              OWNERSHIP
               SUBSIDIARY/BUSINESS AFFILIATE                  PERCENTAGE
               -----------------------------                  ----------
Starz Encore Group..........................................     100%
Liberty Digital, Inc........................................      95%
Liberty Livewire Corporation................................      88%
Discovery Communications, Inc...............................      49%
Liberty Satellite & Technology, Inc.........................      34%
Gemstar TV Guide International, Inc.........................      21%
QVC Inc.....................................................      43%
Sprint PCS Group............................................      24%*
Telewest Communications plc.................................      25%
USA Networks, Inc...........................................      20%
UnitedGlobalCom, Inc........................................      11%
Time Warner, Inc............................................       9%
The News Corporation Limited................................       8%
Cendant Corporation.........................................       7%
Motorola, Inc...............................................       3%


---------------
* Equity interest held in trust

     Although Liberty is an indirect subsidiary of AT&T, it enjoys a substantial degree of managerial autonomy from AT&T as a result of the corporate governance provisions of its charter and bylaws and contractual arrangements with AT&T. Liberty's board of directors is controlled by persons designated by TCI prior to its acquisition by AT&T, and that board will continue to be controlled by those persons, or others chosen by them, for at least the next six years. Liberty's management consists of individuals who managed Liberty's businesses while it was a subsidiary of TCI prior to its acquisition by AT&T. Liberty has entered into agreements with AT&T which provide it with a level of financial and operational separation from AT&T, define its tax sharing rights and obligations as a member of AT&T's consolidated tax group, enable Liberty to finance its operations separately from those of AT&T and provide Liberty with programming rights relating to AT&T's cable systems. The other members of the Liberty Media Group have similar arrangements in place that govern their relationship with AT&T.

LIBERTY LIVEWIRE CORPORATION

     Liberty Livewire Corporation provides a wide range of services to clients in the feature film, television and advertising industries worldwide. Service offerings include traditional audio and video post-production, transmission and distribution services via satellite and fiber, library services and Internet hosting. Livewire also provides interactive television services under the brand name HyperTV(R) with Livewire. Livewire has locations in Los Angeles, New York, Atlanta, London, San Francisco, Singapore, and Barcelona.

     Livewire's sound services include music recording, sound editing, and the mixing of dialogue, music, and sound effects; video services include film-to-video transfer, visual effects and graphics, videotape editing, and mastering and duplication of videotape and DVD formats. Livewire and its employees have won 12 Academy Awards(R) for Best Sound and eight more Oscars(R) for technical achievement.

     Liberty Media Corporation owns approximately 31.3 million shares of Liberty Livewire Corporation Class B Common Stock, representing an 87% equity interest and a 99% voting interest in Livewire, on a fully diluted basis. Each share of Liberty Livewire Class B Common Stock is convertible into one share of Liberty Livewire Class A Common Stock, which is traded on the National Market tier of The Nasdaq

Stock Market under the symbol LWIRA. Liberty acquired its interest in Livewire through the following transactions:

     - On April 10, 2000, Liberty acquired all of the outstanding common stock of Four Media Company in exchange for $123 million in cash, 6.4 million shares of Class A Liberty Media Group tracking stock and a warrant to purchase 0.7 million shares of Class A Liberty Media Group tracking stock.

     - On June 9, 2000 Liberty acquired a controlling interest in The Todd-AO Corporation, consisting of 6.5 million shares of Class B Common Stock of Todd-AO, representing 60% of the equity and approximately 94% of the voting power of Todd-AO, in exchange for 5.4 million shares of Class A Liberty Media Group tracking stock. The stock of Four Media was then contributed to Todd-AO in exchange for 16.6 million Todd-AO Class B shares. Concurrently, Todd-AO changed its name to Liberty Livewire Corporation.

     - On July 19, 2000, Liberty acquired 100% of SounDelux Entertainment Group's post-production and sound related businesses for $90 million in cash. Liberty contributed its interest in these assets to Livewire for
       8.2 million additional shares of Livewire Class B shares.

     On July 25, 2000, Livewire acquired privately held Triumph Communications Group for $29 million in Livewire Class A shares and cash.

                              THE PROPOSED MERGER

SPECIAL MEETING TO VOTE ON THE PROPOSED MERGER

     We are furnishing this proxy statement/prospectus to you in connection with the solicitation of proxies by Video for use at the special meeting.


     The special meeting will be held at our offices at 235 Pegasus Avenue,
Northvale, New Jersey 07647, on           , 2000 at 10:00 a.m., local time. At
the special meeting, you will be asked to vote on a proposal to approve the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the merger.


STRUCTURE OF THE MERGER; MERGER CONSIDERATION

     - The Merger. In accordance with the merger agreement and Delaware law, E-Group Merger Corp. will be merged with and into Video. As a result of the merger, the separate corporate existence of E-Group Merger Corp. will cease and Video will survive the merger as a wholly owned subsidiary of AT&T and a member of the Liberty Media Group.

     - Merger Consideration. In the merger, Video stockholders will receive, for each share of Video common stock held, approximately 0.104 shares of Class A Liberty Media Group tracking stock and $2.75 in cash. The number of shares of Class A Liberty Media Group tracking stock stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger. We will not issue fractional shares of Class A Liberty Media Group tracking stock in the merger. Instead, each Video stockholder otherwise entitled to a fractional share will receive cash, without interest, in lieu of a fraction of a share of Class A Liberty Media Group tracking stock. Specifically, the exchange agent in the merger will sell in the open market a number of shares of Class A Liberty Media Group tracking stock, equal to the aggregate number of fractional shares that would otherwise be issuable in the merger and will remit to the Video stockholders otherwise entitled to a fractional share an amount equal to that stockholder's pro rata portion of the net proceeds of those sales. Unless the context otherwise requires, references in this proxy statement/prospectus to "Liberty Media Group tracking stock" refer to the Class A Liberty Media Group tracking stock only and not to Class B Liberty Media Group tracking stock, and do not take into effect any automatic adjustment as a result of the proposed two-for-one stock split.

     - Effective Time of the Merger. The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State or at a later time as may be specified in the certificate of merger. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur in the fourth quarter of 2000. However, because the merger is subject to governmental approvals and other customary conditions, we cannot predict the exact timing.

TREATMENT OF VIDEO STOCK OPTIONS IN THE MERGER

     Each option to purchase shares of Video common stock granted pursuant to Video's 1993 Long Term Incentive Plan, Video's 1997 Long Term Incentive Plan and an option agreement with a former executive of Video shall, at the effective time of the merger, be deemed to constitute an option to purchase 0.208 shares of Class A Liberty Media Group tracking stock, with an appropriate adjustment made to the exercise price. Each option granted pursuant to Video's 1997 Long Term Incentive Plan will be terminated immediately following the effective time of the merger. Each option granted pursuant to Video's 1993 Long Term Incentive Plan and the option agreement with such former executive will continue to be exercisable following the effective time of the merger in accordance with its terms.

BACKGROUND OF THE MERGER

     Video has sought to provide services to producers and distributors of programming content and advertising. During the past two years, Video's management has recognized trends affecting two of its business segments, satellite and distribution service and production services. Management has noted that large organizations have been acquiring competitors of Video causing Video and its subsidiaries to compete with larger global companies with greater resources, both in terms of facilities and capital resources. An acceleration of the trend to digital and high definition platforms was causing Video to experience an increasing demand for capital investment, which Video was finding increasingly difficult to meet.

     Recognizing these trends and their effects, Video's board of directors met via telephone on July 28, 1999 and authorized the engagement of Lazard Freres & Co. LLC ("Lazard") to identify and open discussions with potential strategic partners or candidates for a merger or a sale of assets or equity or other interest in Video or its subsidiaries.

     Lazard contacted a total of 26 potential strategic and financial buyers and a total of 20 companies entered into non-disclosure agreements with Video and received materials from Lazard regarding Video and its business. Management received four non-binding indications of interest to purchase certain assets or stock of Video.

     On January 11, 2000 Louis H. Siracusano, President and Chief Executive Officer of Video, met with Larry Romrell, a consultant to Liberty and David Beddow, then a Vice President of Liberty and currently the Chief Executive Officer of Liberty Livewire, at Liberty's offices in Denver, Colorado. Mr. Beddow explained Liberty's strategy of investing in companies involved in the confluence of video, Internet and motion picture technology and expressed interest in a potential transaction with Video. Mr. Beddow and William Aisney of Liberty visited Video's subsidiaries, Manhattan Transfer and Waterfront Communications, in New York City on January 13, 2000.

     On January 25, 2000 Mr. Siracusano met with Jeffrey Marcketta, then the Chief Operating Officer of Four Media Company and currently the Chief Financial Officer of Liberty Livewire, to discuss concepts for the possible partnering or merging of Video and the company (now known as Liberty Livewire) to be formed by the consolidation of The Todd-AO Corporation, Four Media Company and SounDelux Entertainment Group, Inc. Discussions continued between the principals during the month of February, 2000 and at the regular meeting of Video's Board held on February 23, 2000 Mr. Siracusano briefed the Board on his preliminary discussions with Liberty.

     On March 10, 2000, Mr. Siracusano met with Robert Walston, then Chief Executive Officer of Four Media Company and currently Chief Operating Officer of Liberty Livewire, and Mr. Marcketta at Four Media Company's offices in Los Angeles for further discussions regarding Liberty's possible offer of a merger with Video.

     On March 14, 2000, Liberty delivered to Mr. Siracusano a memorandum setting forth for discussion purposes the possible principal elements of a merger. Copies of the memorandum were distributed to Video's board, legal advisors, Lazard, and certain members of management. Video executives met on March 14, 2000 with its legal advisors and Lazard to discuss Liberty's memorandum.

     During the morning of March 15, 2000, Video's board of directors held a telephonic board meeting. The Liberty memorandum was discussed and the board authorized the Company to enter a "stand still" agreement, as requested by Liberty, so that definitive terms could be negotiated. Between March 15, 2000 and March 30, 2000, Video's management and legal advisors and Liberty's management and legal advisors continued to negotiate by telephone the structure of a potential merger and the tax consequences of that structure.

     On March 30, 2000, Messrs. Beddow, Marcketta and Siracusano met with their respective legal advisors at the offices of Liberty's legal advisors to negotiate the terms of the proposed merger. A first draft of the merger agreement was received from Liberty's legal advisors on April 7, 2000 and distributed to certain members of Video's senior management and the board of directors. Subsequently, Video's management and legal advisors and Liberty's management and legal advisors negotiated the draft merger agreement and related transaction documents. These negotiations were conducted principally by telephone. The discussions and negotiations between Video and Liberty concerning the terms of the merger agreement and related documents included discussions and negotiations regarding the following:

     - Video's ability to accept alternative acquisition proposals;

     - the treatment of stock options in the merger;

     - the amount of the breakup fee; and

     - the representations, warranties and covenants to be made by each party.

     A meeting of Video's board of directors was held on May 5, 2000 at Video's offices. Mr. Siracusano advised the board of the progress of the merger and that a second draft of the merger agreement was expected shortly. A second draft of the merger agreement was received from Liberty's attorneys on May 16, 2000 and distributed to certain members of Video's senior management and the board of directors.

     On June 13, 2000, a meeting was held at the offices of Liberty's legal advisors with among Mssrs. Marcketta, Beddow and Siracusano and their respective legal advisors. The terms of the merger agreement were confirmed and the parties established a schedule for finalizing and executing the merger agreement, preparing and filing necessary documents with the Securities and Exchange Commission and obtaining all of the necessary approvals for the boards of Video, Liberty and AT&T, and the stockholders of Video.

     On July 21, 2000, Video's Board of Directors unanimously approved the merger agreement and the merger. Lazard rendered its oral opinion that as of that date, based upon and subject to the considerations, guidelines and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to Video's stockholders.

     On July 25, 2000, Video, Liberty, AT&T and E-Group Merger Corp. executed the merger agreement and certain of Video's principal stockholders entered into a voting agreement with Liberty. Video and Liberty Livewire issued press releases announcing the merger agreement.

VIDEO'S REASONS FOR THE MERGER

     In arriving at its decision to approve, and to recommend that the Video stockholders approve, the merger agreement and the merger, Video's board of directors considered several affirmative and negative factors. Video's board of directors considered, among others, the following affirmative factors:

     - the business combination concept was consistent with Video's own vision of the possibilities for creation of a global provider of a wide range of post-production and distribution services to television producers, motion picture studios, cable and broadcast networks and advertising agencies;

     - Video's stockholders would have the opportunity to participate in part in any increase in value of the Liberty Media Group. Video believes that Liberty's technological expertise, investments, business reputation, and its financial resources and access to capital markets, provided with the ability of the combined entity to grow and position, would enhance the value of Video's assets;

     - the value of the stock consideration in connection with the merger implied a premium of 15% over Video's share price of $4.625 on July 20, 2000, the day before Video's board of directors meeting to approve the merger agreement and the merger;

     - Video's management has, from time to time, solicited, and engaged in discussions with a number of significant participants in the communications industry regarding a possible business combination involving Video;

     - the regulatory approvals required for the merger and the process and timing associated with the approvals; and

     - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations are reasonable.

     In the course of its deliberations, Video's board of directors reviewed with Video's management and outside advisors a number of additional factors relevant to the merger, including:

     - current market conditions and historical market prices, volatility, liquidity and trading information with respect to Liberty Media Group tracking stock and Video common stock;

     - historical information concerning Liberty's and Video's respective businesses, financial performance and condition, operations and competitive position, including public reports concerning results of operations during the most recent fiscal year filed with the SEC;

     - detailed financial analyses and other information with respect to the Liberty Media Group and Video presented by Lazard in a presentation to Video's board of directors, including Lazard's oral opinion, subsequently confirmed in writing as of July 21, 2000, that as of that date, based upon and subject to the considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to Video's stockholders;

     Video's board of directors also considered, in particular, the terms of the merger agreement restricting Video's rights to solicit, consider, negotiate and accept other acquisition proposals, and to terminate the merger agreement, as well as the possible effects of the provisions regarding termination fees and the effect of the voting agreement. Video's board of directors also reviewed with its management and outside advisors various alternatives to the merger, including remaining as an independent company.

     Video's board of directors believes that these factors, including the board of directors' review of the terms of the merger agreement, support the board's recommendation of the merger agreement and the merger when viewed together with the risks and potential benefits of the merger. Video's board of directors also identified and considered some potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the potentially lengthy period of time that may be required to complete the merger, particularly in light of the fact that the merger agreement does not prohibit Liberty and AT&T from engaging in transactions that could impede or prevent completion of the merger;

     - the risk of a decline in the market value of Class A Liberty Media Group tracking stock during the period between signing the merger agreement and completing the merger;

     - the restrictions on Video imposed by the merger agreement and the potential business opportunities that might be foregone due to these restrictions or the pendency of the merger generally;

     - the possibility that the merger might not be completed and the impact that might have on Video's businesses and assets and its ability to complete an alternative transaction on similar or equally advantageous terms; and

     - the other risks described under "Risk Factors Relating to the Merger."

     Video's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all factors considered by Video's board of directors. Each member of Video's board of directors may have considered different factors, and Video's board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered.

THE LIBERTY MEDIA GROUP'S REASONS FOR THE MERGER

     At the request of the Liberty Media Group, AT&T entered into the merger agreement on behalf of the Liberty Media Group to acquire 100% of the business and assets of Video. The following factors were considered by the Liberty Media Group in connection with its decision to acquire Video.

     Strategic Business Opportunity. The acquisition of a controlling interest in Video is part of the Liberty Media Group's strategy to bring together a group of companies, including Video, Four Media Company, The Todd-AO Corporation, and SounDelux Entertainment Group, Inc., that provide a wide range of post-production and distribution services to television producers, motion picture studios, cable and broadcast networks and advertising agencies. The Liberty Media Group hopes to capitalize on the potential operating synergies within that group of companies, as well as the financial strength of such companies' core businesses, and to grow such companies' combined client base. The Liberty Media Group also hopes to position the acquired companies to become major providers of new digital production, post-production, distribution and archiving services, including interactive enablement, to the creative community and diverse retail media outlets throughout the world. The Liberty Media Group believes that its capital, expertise and reputation in the media industry will strengthen such companies' consolidated product offerings and marketing efforts and assist the Liberty Media Group and such companies in implementing their global strategy.

     The assets and operations formerly owned and operated by Four Media and Todd-AO and the post-production and sound related businesses of SounDelux have been consolidated within Todd-AO, which changed its name to Liberty Livewire Corporation. A brief description of Livewire is set forth above under the heading "The Companies Involved in the Merger -- Liberty Livewire Corporation". Following the acquisition of Video by the Liberty Media Group, through the merger of Video and E-Group Merger Corp., Liberty intends to transfer 100% of the capital stock of Video to Livewire, on terms to be agreed upon by Liberty and Livewire. Liberty believes that the acquisition of Video by Livewire will enhance Livewire's ability to achieve several of its strategic goals by, among other things:

     - expanding Livewire's business to the East Coast with Video's considerable business presence there;

     - increasing presence in satellite and distribution services, complementing Livewire's existing broadcast services operations;

     - consolidating opportunities in the broadcast and mastering and duplication divisions;

     - entering into a new business segment with Video's subsidiary, A.F. Associates, which specializes in the design and engineering of advanced video systems for the broadcast and cable television industries;

     - utilizing A.F. Associates' and A.F. Products' expertise for guidance on certain consolidation projects contemplated by Livewire;

     - providing an established operations infrastructure from which to continue acquisitions in the New York area;

     - entering into Miami as a portal to Latin American business opportunities and exploiting any synergies from the recently acquired Mexico City facility; and

     - realizing modest cost savings from the consolidation of administrative and other back-office operations.

RECOMMENDATION OF VIDEO'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTEREST AND HAS DECLARED THE MERGER ADVISABLE. THE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

     In considering the recommendation of Video's board of directors relating to the merger agreement and the merger, you should be aware that some of its directors and officers have interests in the merger that are different from, or are in addition to, the interests of Video's stockholders generally. Please see the section entitled "-- Interests of Video's Officers and Directors in the Merger" below for additional information regarding these interests.

OPINION OF VIDEO'S FINANCIAL ADVISOR

     The Board of Directors of Video retained Lazard to act as its financial advisor in connection with the possible sale of Video. Lazard was selected by the Video board based on Lazard's qualifications, expertise and reputation in transactions similar to the merger and its knowledge of the media and technology industries and business and affairs of Video. As part of its engagement, Lazard conducted the auction of Video described in "Background of the Merger."

     At the meeting of the Video board on July 21, 2000, Lazard rendered its oral opinion that as of such date, based upon and subject to the various considerations, guidelines and limitations set forth therein, the merger consideration was fair to Video and its stockholders from a financial point of view. Lazard subsequently confirmed its oral opinion by delivery of its written opinion, dated July 21, 2000.

     THE FULL TEXT OF THE LAZARD OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY LAZARD IN RENDERING SUCH OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE LAZARD OPINION ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE LAZARD OPINION, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF VIDEO COMMON STOCK AS TO HOW TO VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE LAZARD OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LAZARD OPINION. VIDEO'S STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE LAZARD OPINION CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT/PROSPECTUS.

     In connection with rendering the Lazard opinion, Lazard:

     - reviewed the draft, dated July 19, 2000, of the merger agreement and the forms of the ancillary agreements to be entered into in connection therewith;

     - reviewed certain publicly available business and financial information relating to Video, AT&T and Liberty that Lazard deemed to be relevant;

     - held discussions with members of the senior management of Video with respect to the operations, financial condition, future prospects and projected operations and business performance of Video;

     - visited certain facilities and business offices of Video;

     - reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the businesses of Video;

     - reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of Video, and in other industries generally;

     - reviewed the historical stock prices and trading volumes of the Video common stock and the Class A Liberty Group tracking stock; and

     - conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

     Lazard noted that it had neither held discussions with members of the senior management of Liberty, nor been provided with any materials by Liberty with respect to the operations, financial condition, future prospects and projected operations and business performance of Liberty.

     Lazard noted that under the merger agreement the exchange ratio and the use of Class A Liberty Group tracking stock as merger consideration would be subject to adjustment in the event that specified transactions were to occur prior to the effective time and that the Lazard opinion is based on the merger consideration and exchange ratio as in effect on the date of the Lazard opinion and not as it may be so adjusted.

     Lazard relied, with Video's consent, upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information, nor did Lazard make any independent valuation or appraisal of any of the assets or liabilities of Video, AT&T or Liberty, or concerning the solvency or fair value of Video, AT&T or Liberty. With respect to the information received by Lazard concerning the prospects of Video, Lazard assumed that this information reflected the best currently available estimates and judgments of the management of Video. Lazard assumed no responsibility for and expressed no view as to such information or the assumptions on which they are based. Further, the Lazard opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion.

     In rendering the Lazard opinion, Lazard assumed that the merger would be consummated on the terms described in the draft merger agreement provided to it, without any waiver of any material term or condition by Video and that obtaining the necessary regulatory approvals for the merger will not have a material adverse effect on Video, AT&T or Liberty.

     The following is a brief summary of the analyses performed by Lazard in connection with the Lazard opinion. For purposes of certain of the analyses described below, Lazard assumed the merger consideration per share of Video common stock to be $5.48, based on the cash component of $2.75 per share and an assumed value of the 0.104 of a share of Class A Liberty Group tracking stock to be issued per share of Video common stock based on the closing sale price for the Class A Liberty Group tracking stock on July 14, 2000 of $26.25. The actual value of the merger consideration per share will depend on the trading price of the Class A Liberty Group tracking stock at the time that the merger is completed.

     Comparable Precedent Transactions. Lazard noted that the post-production industry is continuing to consolidate, with Liberty as one of the acquirers. Five of the eight transactions Lazard examined (Liberty/ Four Media, Liberty/Todd-AO, Warburg Pincus Equity Partners/Four Media, VDI Media/Dubs and Four Media/MSCL ) involved pure play post-production companies. Those transactions were priced in the range of 0.7x to 2.3x revenues reported during the last twelve months ("LTM") prior to announcement of the transaction with an average of 1.7x, multiples of earnings before interest and taxes ("EBIT") over the LTM in the range of 16.0x to 24.5x with an average of 20.5x (with the multiples in two cases being not meaningful) and multiples of earnings before interest, taxes, depreciation, amortization ("EBITDA") over the LTM in the range of 7.7x to 9.9x with an average of 8.8x. The other three transactions examined involved the acquisition of companies that provided services that are generally related to video and music production services (Allied Digital Technologies/Vaughn Communications, Westport Group/MediaOne International Holdings and Kingfisher/VCI). Revenue multiples over the LTM in these transactions ranged from 0.5x to 3.9x with an average of 1.8x, multiples of EBIT over the LTM in the range of 10.4x to 12.1x with an average of 11.0x and EBITDA multiples over the LTM ranged from 5.7x to 10.7x with an average of 8.3x.

     Lazard noted that, using an enterprise value for Video based on an assumed merger consideration per share of $5.48, the multiples over the LTM implied by the merger were 1.3x, 33.8x and 8.3x, respectively, for revenues, EBIT and EBITDA.

     Publicly Traded Comparable Companies Analysis. Lazard compared the trading multiples implied by the merger with those of Laser Pacific Media and VDI Media, the two publicly traded post-production companies believed by Lazard to be most comparable to Video. The comparison was made by determining the total enterprise values of the companies being compared based on the closing sale prices of Laser Pacific Media and VDI Media on July 14, 2000 and on an assumed merger consideration per share of $5.48 for Video.

     The average LTM revenue, EBIT and EBITDA multiples for Laser Pacific Media and VDI Media were 1.2x, 8.4x and 5.0x, respectively as compared to 1.3x, 33.8x and 8.3x implied by the merger.

     Discounted Cash Flow Analysis. Based upon forecasts provided by Video's management, Lazard estimated the net present value of the future cash flows of Video. Lazard utilized discount rates ranging from 14.0% to 18.0% and a terminal multiple of 2005 EBITDA ranging from 7.5 to 9.5, which resulted in an implied price per share ranging from $2.88 to $5.32.

     Stock Price Trading History. Lazard analyzed the stock price trading history of the Video common stock since the reverse merger with International Post Limited on August 27, 1997. During this time the price per share reached a high of $6.00 on April 10, 2000 and a low of $1.63 on October 18, 1999. Lazard noted that approximately 89% of the shares of Video common stock traded during the period from August 27, 1997 through July 14, 2000 had traded below the assumed per share of merger consideration of $5.48.

     Purchase Price Premium Analysis. Lazard computed the following premiums implied by the assumed merger consideration of $5.48 per share to the trading prices of Video common stock at specified dates over the year preceding July 14, 2000:

    PERIOD             DATE         VIDEO CLOSING PRICE   PREMIUM
    ------             ----         -------------------   -------
1 Year Prior     July 14, 1999             $2.00           174.0%
6 Months Prior   January 14, 2000          $3.50            56.6%
1 Month Prior    June 14, 2000             $5.06             8.2%
1 Week Prior     July 7, 2000              $4.75            15.4%
Current          July 14, 2000             $4.94            11.0%

     Volume Comparison Analysis. Lazard's examination included the average trading volumes for Video common stock and Class A Liberty Media Group tracking stock over the six months ended June 30, 2000. Lazard noted that the Class A Liberty Media Group tracking stock was significantly more liquid than the Video common stock, with the average daily trading volume during this period being 5,095,373 shares of Class A Liberty Media Group tracking stock as compared to 7,178 shares of Video common stock.

     Certain Other Analyses. Lazard noted that in Lazard's judgment it was either not practicable or not relevant to perform certain analyses that are frequently used as part of a valuation analysis. Specifically, Lazard determined that it was impracticable to prepare a "sum-of-the-parts" analysis for Video because, although Video operates in three separate segments, there is an absence of publicly traded companies providing satellite uplink/downlink services, video switching services or video systems integration. Lazard also noted that it did not perform either a contribution analysis or a pro-forma merger analysis due to the size of Video relative to Liberty and the limited impact Video's operations will have on the valuation of the combined entity. In that regard, Lazard noted that the dollar value of stock to be received by Video shareholders represents approximately 0.2% of Liberty's market capitalization and the average daily trading value of Class A Liberty Media Group tracking stock is more than three times the amount of stock that will be issued by Liberty in the merger.

     Special Considerations. In connection with the review of the merger by the Video board, Lazard performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. While the foregoing summary describes the analyses and factors reviewed by Lazard in connection with its opinion, it does not purport to be a complete description of all the analyses performed by Lazard in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth in this proxy statement/prospectus, without considering the analyses as a whole, could create an incomplete or a misleading view of the process underlying the Lazard opinion. Lazard did not attribute any particular weight to any analysis or factor considered by them. No company or transaction used in the analyses as a comparison is identical to Video or Liberty or the transaction contemplated by the merger agreement. The analyses were prepared solely for the purpose of Lazard in providing its opinion to the Video board in connection with its consideration of the merger and do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in the analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual results, which may be significantly more or less favorable than suggested by such analyses. In performing its analyses,

Lazard assumed that Video would perform substantially in accordance with earnings forecasts provided to Lazard by the management of Video or their representatives.

     The forecasts and other projections furnished to Lazard were prepared by the management of Video and constitute forward-looking statements within the meaning of the federal securities laws. As a matter of policy, neither Video nor Liberty publicly discloses internal management forecasts, projections or estimates of the type Video furnished to Lazard in connection with its analysis of the merger terms, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be in the control of the management of either Video or Liberty, including, without limitation, general economic, regulatory and competitive conditions.

     In performing these analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of Video or Liberty or their respective advisors, none of Video, Liberty or Lazard or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses. Although, in connection with the delivery of its opinion, Lazard also analyzed Liberty, the opinion is not a valuation of Liberty and does not represent Lazard's view as to what the value of the Class A Liberty Media Group Common Stock would be before or after the completion of the merger. In addition, Lazard noted that, notwithstanding the fact that holders of Video common stock will receive Class A Liberty Media Group tracking stock in the merger, the trading prices for Class A Liberty Media Group tracking stock will be significantly affected by Liberty's results of operations following the merger and other factors. The opinion of Lazard was one of many factors taken into consideration by the Video board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Lazard.

     Lazard is an internationally recognized investment banking and advisory firm. Lazard, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes. In the ordinary course of its business, Lazard and its affiliates may actively trade in the securities of Video, Liberty or AT&T for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Video has agreed to pay Lazard for its financial advisory services in connection with the merger, including among other things, a fee for rendering the opinion of Lazard discussed above, and a transaction fee based on the outcome of the merger. Video also has agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including attorneys' fees, and indemnify Lazard and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Lazard or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to Lazard's engagement.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting, with AT&T treated as the acquiror. As a result, AT&T will record the assets and liabilities of Video at their estimated fair values and will record as goodwill the excess of the purchase price over the estimated fair values. From the date of the merger, the operating results of Video will be combined with the results of AT&T as part of the Liberty Media Group, which is accounted for as an equity investment by AT&T since AT&T does not possess a "controlling financial interest" in the Liberty Media Group for financial accounting purposes.

INTERESTS OF VIDEO'S OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of Video's board regarding the merger, you should be aware that several members of Video's management and board of directors and some of its principal stockholders may be deemed to have interests in the merger that are different from, or in addition to, the interests of Video stockholders generally. Video's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Ownership of Stock


     A significant number of Video's directors and executive officers hold Video common stock. See "Ownership of Video Common Stock" on page 73. In connection with the merger, all holders of Video common stock (including the directors and executive officers) will receive a combination of Class A Liberty Media Group tracking stock and cash.


Stock Options


     Video's directors and executive officers hold options to purchase Video common stock. See "Ownership of Video Common Stock" on page 73. As described above under "The Proposed Merger -- Treatment of Video Stock Options in the Merger," at the effective time of the merger, each outstanding Video option will become exercisable for 0.208 shares of Class A Liberty Media Group tracking stock. Each outstanding option issued under the 1997 plan will terminate immediately following the merger.


Voting Agreement

     As of July 25, 2000, certain of Video's principal stockholders, including Louis H. Siracusano, Arnold P. Ferolito, Donald H. Buck, Terrence A. Elkes, Kenneth Gorman and affiliates of Sandler Capital Management, collectively controlled approximately 71.8% of the equity of Video. Under the voting agreement, which is described in the section entitled "Other Transaction Agreement -- Voting Agreement" below, these stockholders have agreed to vote shares of Video common stock under their control in favor of the merger agreement and the merger. As a result of the voting agreement, the votes represented by these shares will be sufficient to constitute a quorum and to approve the merger agreement and the merger at the special meeting, irrespective of the votes cast by any other stockholder.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, following the merger:

     - Liberty and the surviving entity in the merger will, jointly and severally, indemnify and advance expenses to Video's present and former officers, directors and employees against all liabilities for acts or omissions in those capacities occurring prior to the completion of the merger or pertaining to the merger agreement or the merger, to the fullest extent permitted under the Delaware General Corporation Law. This indemnity will be provided to the extent insurance of the type mentioned below does not provide coverage and actual payment.

     - For at least three years after the merger is completed, Liberty is required to cause the surviving corporation in the merger to maintain in effect Video's existing officers' and directors' liability insurance, or to provide equivalent insurance covering acts or omissions occurring prior to completion of the merger. However, the surviving corporation in the merger is not required to pay an annual premium for this insurance in excess of 1.5 times the last annual premium paid by Video prior to the date of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General.

     The following discussion summarizes the material United States federal income tax consequences of the merger. It is based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to you either in light of your particular circumstances or because you are subject to special rules, such as rules relating to:

     - stockholders who are not citizens or residents of the United States;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their shares of Video common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or through a tax-qualified retirement plan; or

     - stockholders who hold their shares of Video common stock as part of a hedge, constructive sale, straddle or conversion transaction.

     This discussion assumes you hold your shares of Video common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

  Tax Consequences to Video Stockholders

     The receipt of Class A Liberty Media Group tracking stock and cash in the merger, including any cash received instead of fractional shares of Class A Liberty Media Group tracking stock, will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between:

     - the sum of:

          (1) the value of the Class A Liberty Media Group tracking stock you receive in the merger;

          (2) the cash consideration you receive in the merger; and

          (3) any cash you receive instead of fractional shares of Class A Liberty Media Group tracking stock in the merger; and

     - your tax basis in your Video common stock.

     Your tax basis in the Class A Liberty Media Group tracking stock will be equal to the fair market value of your stock on the date of the merger. Your holding period for the Class A Liberty Media Group tracking stock will begin on the day after the merger is completed.

     If you exercise appraisal rights and receive cash consideration in exchange for your shares of Video common stock, you will generally recognize capital gain or loss equal to the difference between the cash you receive and your tax basis in the Video common stock as to which you exercised your appraisal rights.

     Capital gains of non-corporate stockholders are generally taxable at a maximum U.S. federal income tax rate of 20% if the stockholder's holding period in its shares is more than one year at the time the merger is completed. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations.

     Backup withholding at a rate of 31% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a stockholder who:

     - furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Video stockholders following completion of the merger;

     - provides a certification of foreign status on Form W-8 or successor form; or

     - is otherwise exempt from backup withholding.

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF YOUR STATUS AND ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO YOU. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER TAX LAWS.

REGULATORY MATTERS

HSR Act and Antitrust

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods are terminated or expire. On August 25, 2000, we filed the requisite Pre-Merger Notification and Report Forms under that Act with the U.S. Federal Trade Commission and the U.S. Department of Justice. The waiting period initiated by these filings expired on September 24, 2000. The Antitrust Division of the Department of Justice, the Federal Trade Commission and others may challenge the merger on antitrust grounds either before or after expiration or termination of the applicable waiting periods. Accordingly, at any time before or after the completion of the merger, any of the Antitrust Division of the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF VIDEO OR AT&T

     The shares of Class A Liberty Media Group tracking stock that will be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Class A Liberty Media Group tracking stock issued to any person who is deemed to be an "affiliate" of either Video or AT&T at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control with, Video or AT&T and may include some of their officers and directors, as well as their principal stockholders. Any person deemed to be an affiliate of Video or AT&T at the time of the special meeting may not sell their shares of Class A Liberty Media Group tracking stock acquired in the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

     AT&T's registration statement, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Class A Liberty Media Group tracking stock to be received by affiliates of Video in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK TO BE ISSUED IN THE MERGER

     We will use reasonable efforts to cause the shares of Class A Liberty Media Group tracking stock that will be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before completing the merger. It is a condition to the closing of the merger that this listing authorization be obtained.

APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation law, any record holder of Video common stock who does not wish to accept the merger consideration for his, her or its shares of Video common stock as provided in the merger agreement, has the right to seek an appraisal of, and to be paid the fair value for, his, her or its shares of Video common stock if the stockholder complies with Section 262.

     Record holders of shares of Video common stock who do not vote in favor of the merger agreement and the merger at the special meeting and who otherwise comply with the applicable statutory procedures of Section 262 summarized in this proxy statement/prospectus, will be entitled to appraisal rights under
Section 262. If you are the record holder of shares of Video common stock, you must follow the steps summarized below properly and in a timely manner in order to exercise and perfect your appraisal rights. If you have a beneficial interest in shares of Video common stock held of record in the name of another person, such as broker or nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW OF APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF SHARES OF VIDEO COMMON STOCK.

     Under Section 262, holders of Video common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.


     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting to which this proxy statement/prospectus relates, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who held stock on the record date for the special meeting that appraisal rights are available and must include a copy of Section 262 in the notice. We have scheduled a special meeting of stockholders to consider and vote upon approval of the merger agreement and
the merger for 10:00 a.m. local time in Northvale, New Jersey on           ,
2000. Please see the section entitled "The Special Meeting" for additional information regarding the special meeting. This proxy statement/prospectus constitutes the requisite notice to holders of Video common stock and the text of Section 262 is attached to this proxy statement/prospectus as Annex D. If you wish to exercise your appraisal rights or wish to preserve your right to do so, you should review the following discussion and Annex D carefully. If you fail to comply with the procedures specified in a timely and proper manner, it will result in the loss of your appraisal rights.


     If you wish to exercise appraisal rights you must:

     - not vote in favor of the merger agreement and the merger; and

     - deliver to Video, before the vote at the special meeting, a written demand for appraisal of your shares of Video common stock.

     If you sign and return a proxy card without expressly directing that your shares of Video common stock be voted against the merger agreement and the merger, you will effectively waive your appraisal rights because your shares represented by the proxy card will be voted in favor of the merger agreement and the merger. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of Video common stock, you must either:

     - refrain from executing and returning the enclosed proxy card and from voting in person in favor of approval and adoption of the merger agreement and the merger; or

     - check either the box entitled "Against" or "Abstain" next to the proposal to approve and adopt the merger agreement and the merger on your proxy card or affirmatively vote in person against the proposal or register in person your abstention with respect to the proposal.

     A vote or proxy against the merger agreement and the merger will not, in and of itself, constitute a demand for appraisal.

     A demand for appraisal will be sufficient if it reasonably informs us of the stockholders' identity and that the stockholder intends to demand appraisal of its shares of Video common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement and the merger. If you wish to exercise appraisal rights, you must be the record holder of the shares of Video common stock on the date the written demand for appraisal is made and must continue to hold your shares through the effective time of the merger. Accordingly, if you are the record holder of shares of Video common stock on the date the written demand for appraisal is made, but thereafter transfer shares prior to the effective time of the merger, you will lose any right to appraisal with respect to those shares. Beneficial holders of shares of Video common stock are not entitled to directly assert appraisal rights.

     A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates and must state that the holder intends to demand appraisal of his, her or its shares. If the shares are owned in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the owner or owners.

     A record holder, such as a broker who holds shares as nominee for several beneficial owners, may exercise appraisal rights for the shares of Video common stock held on behalf of one or more beneficial owners while not exercising such rights for the shares held on behalf of other beneficial owners. Under these circumstances, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of Video common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee form and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for making a demand for appraisal by your nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE DELIVERED TO VIDEO SERVICES CORPORATION, 240 PEGASUS AVENUE, NORTHVALE, NEW JERSEY 07647 ATTENTION:
CORPORATE SECRETARY, OR SHOULD BE DELIVERED TO VIDEO'S SECRETARY AT THE SPECIAL MEETING PRIOR TO THE VOTE.

     Within 10 days after the completion of the merger, we will notify each holder of Video common stock who properly asserted appraisal rights under
Section 262 and did not vote in favor of the merger agreement and the merger that the merger has been completed.

     Within 120 days after the effective time of the merger, but not thereafter, Video or any holder of Video common stock who complied with the statutory requirements summarized above, may file a petition with the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such holders of Video common stock. If a petition is not filed, all holders of Video common stock who had previously demanded appraisal of their shares will lose their appraisal rights. Video is not under any obligation, and has no present intention, to file a petition for appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262.

     Within 120 days after the effective time of merger, any holder of Video common stock who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from Video a statement setting forth the aggregate number of shares of Video common stock not voted in favor of the merger agreement and the merger and for which demands for appraisal were received, and the number of persons holding those shares. Video must mail this statement within 10 days after it receives any written request of this type.

     If a petition for a appraisal is timely filed and we are served a copy thereof, we will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the holders of Video common stock who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Thereafter, the Delaware court is empowered to conduct a hearing on the petition to determine those holders of Video common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware court may require the holders who demanded appraisal rights to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any holder of Video common stock fails to comply with this direction, the Delaware court may dismiss the proceedings as to that holder.

     After determining which holders of Video common stock are entitled to appraisal, the Delaware court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

     The costs of the action may be determined by the Delaware court and taxed upon the parties as the Delaware court deems equitable. The Delaware court may also order that all or a portion of the expenses incurred by any holder of Video common stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. If a determination or assessment is not made, each party bears its own expenses.

     At any time within 60 days after the effective time of the merger, any holder of Video common stock will have the right to withdraw his or her demand for appraisal and to accept the merger consideration. After this period, a holder may withdraw a demand only with Video's written consent. If a petition for appraisal is not filed with the Delaware court within 120 days after the effective time of the merger, a holder's right to appraisal will cease and the holder will be entitled to receive the merger consideration, without interest, as if the holder had not demanded appraisal of his or her shares. A petition demanding appraisal that is timely filed in the Delaware court, may not be dismissed as to any holder of Video common stock without the approval of the Delaware court, and the court may condition the approval on any terms as it deems just.

     If any holder of Video common stock who properly demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the Delaware General Corporation Law, the holder's shares of Video common stock will be converted into the right to receive the merger consideration in accordance with the terms of the merger agreement.

     IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.

     IF YOU FAIL TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS, IT WILL RESULT IN THE TERMINATION OR WAIVER OF THESE RIGHTS.

DELISTING AND DEREGISTRATION OF VIDEO COMMON STOCK AFTER THE MERGER

     If the merger is completed, Video common stock will be delisted from the American Stock Exchange and will be deregistered under the Exchange Act.

                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We urge you to read the merger agreement carefully.


     Please note that the terms Material Adverse Effect, Liberty Material Adverse Effect and Parent Adverse Effect used in this section are defined on pages 46 and 47.


CONDITIONS TO COMPLETING THE MERGER

     Conditions to the obligations of each party. Our respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the closing date of the merger, of each of the following conditions:

     - the merger agreement and the merger must be approved and adopted by the holders of a majority of the shares of Video common stock entitled to vote at the special meeting;

     - AT&T's registration statement relating to the merger must be effective and must not be the subject of any stop order or proceedings seeking a stop order;

     - AT&T must receive all state securities law or blue sky permits and authorizations necessary to issue the merger consideration;

     - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or be terminated; and

     - the shares of Class A Liberty Media Group tracking stock that will be issued in the merger must be approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

     Conditions to the obligations of AT&T for the benefit of Liberty. AT&T's obligation to complete the merger is subject to the satisfaction of each of the following additional conditions, which are for the benefit of Liberty and may be asserted or waived solely by Liberty acting alone:

     - Video's representations and warranties must, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, as of July 25, 2000 and, except to the extent the representations and warranties relate to an earlier date, on the date the merger is completed, except for changes permitted or contemplated by the merger agreement;

     - Video must have performed or complied in all material respects with all of its obligations, agreements, covenants and conditions contained in the merger agreement;

     - Video must have delivered to AT&T and Liberty a compliance certificate signed by an appropriate officer certifying that Video has fulfilled several specified conditions;

     - there must not be any permanent or preliminary injunction, restraining order or other order in effect or pending that would have the effect of:

          (1) preventing us from completing the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to a condition or restriction that has had or would have a Liberty Material Adverse Effect;

          (2) requiring Liberty to divest, as a result of completing the merger, a material portion of its business or assets or a material portion of the business and assets of its subsidiaries and affiliates taken as a whole;

          (3) imposing material limitations on Liberty's ability to effectively exercise full rights of ownership of shares of capital stock or other ownership interests in the surviving corporation in the merger, or making that ownership illegal or subject to any materially burdensome requirement or condition; or

          (4) requiring Liberty, its subsidiaries, Video or any of its subsidiaries, to cease or refrain from engaging in any of their lines of business as a result of completing the merger.

     - there must not be in effect any applicable statute, rule, regulation, law, order, judgment or decree of any foreign or United States federal, state or local governmental entity of competent jurisdiction that:

          (1) makes the merger agreement, the merger or any transaction contemplated in the merger agreement illegal or imposes or is reasonably likely to impose material damages or penalties in connection with the merger agreement, the merger or any transaction contemplated in the merger agreement;

          (2) requires or is reasonably likely to require, as a result of completing the merger, the divestiture of, or any restrictions or conditions on the conduct of:

             - a portion of the business or assets of Video and its
               subsidiaries, taken as a whole, which would have a Material Adverse Effect; or

             - a material portion of the business or assets of Liberty and its subsidiaries and any of Liberty's affiliates, taken as a whole;

          (3) imposes or is reasonably likely to impose material limitations on Liberty's ability to effectively exercise full rights of ownership of shares of capital stock or other ownership interests in the surviving corporation in the merger or makes that ownership illegal or subject to any materially burdensome requirement or condition; or

          (4) requires or is reasonably likely to require Liberty, its subsidiaries or affiliates, or Video or any of its material subsidiaries, to cease or refrain from engaging in any material business, including, in the case of Liberty, any material business conducted by Video or any of its subsidiaries prior to the merger, as a result of the completing of the merger;

     - Video must have delivered to Liberty the opinion of Video's counsel, Piper Marbury Rudnick & Wolfe LLP, dated as of closing date, covering the matters specified in the merger agreement;

     - no person shall have any contractual or other registration rights with respect to any shares of Class A Liberty Media Group tracking stock to be issued in the merger; and

     - other than filing the certificate of merger and filings due after the merger is completed, certain governmental consents specified in the merger agreement and approvals and governmental consents and filings which if not obtained, made or in force or effect, would not, either individually or in the aggregate, have a Material Adverse Effect (or an effect on Liberty and its subsidiaries and affiliates that, were Video and its subsidiaries subjected to the same (or a materially similar) effect, would constitute a Material Adverse Effect):

          (1) all approvals and governmental consents required in connection with completing the merger must have been obtained and must be in full force and effect without any condition, limitation or restriction;

          (2) all governmental filings required in connection with completing the merger must have been made; and

          (3) all waiting periods applicable to completing the merger imposed by any governmental entity shall have expired.

     Conditions to the obligations of AT&T and Merger Sub for the benefit of AT&T. AT&T's and Merger Sub's obligation to complete the merger is subject to the satisfaction of each of the following additional conditions, which are for AT&T's benefit and may be waived by AT&T acting alone:

     - all of Video's representations and warranties in the merger agreement must, if specifically qualified by materiality, be true and correct, and if not so qualified, be true and correct in all material respects, in each case as of July 25, 2000 and, except to the extent the representations and warranties speak as of a specified earlier date, on the date the merger is completed, except for changes permitted or contemplated by the merger agreement;

     - Video must have performed or complied in all material respects with all of its obligations, agreements, covenants and conditions contained in the merger agreement;

     - Video must have delivered to AT&T a compliance certificate signed by an appropriate officer of Video certifying that Video has complied with several specified conditions and identifying the following:

          (1) any pending action or preceding by any governmental entity seeking a permanent or preliminary injunction or restraining order or other order by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition that, if determined in a manner adverse to Video, Liberty or AT&T, could have the effect of preventing us from completing the transactions contemplated by the merger agreement, or permitting completion only subject to any condition or restriction;

          (2) any contract, agreement or understanding to which Video or any of its subsidiaries is a party that would, at the effective time of the merger, be legally enforceable against AT&T or any of its subsidiaries (other than Liberty, the Liberty Media Affiliates, Video and their respective subsidiaries); and

          (3) any license that is required for the ownership and operation of the assets and facilities of the respective businesses of Video and its subsidiaries which, as of the date the merger is completed, Video and its subsidiaries no longer hold, or are not in compliance with the terms of, or have not duly and currently filed all reports and other information required to be filed by them in connection therewith.

     - there must not be in effect any applicable statute, rule, regulation, law, order, judgment or decree of any foreign or United States federal, state or local governmental entity of competent jurisdiction that:

          (1) makes the merger agreement, the merger, the post-merger restructuring transactions or any other transaction contemplated by the merger agreement illegal or imposes material damages or penalties in connection with these transactions or otherwise prohibits or unreasonably delays any of these transactions;

          (2) requires AT&T or any of its subsidiaries to divest or hold separate any portion of their respective businesses or assets, in any case as a result of completing the merger, or would require AT&T or any of its subsidiaries to take or refrain from, or would prohibit AT&T or any of its subsidiaries from taking or refraining from, any action, other than actions required to be taken or refrained from (or prohibited to be taken or refrained from, as the case may be) by AT&T or its subsidiaries under the merger agreement or otherwise specifically agreed to by AT&T or one of its subsidiaries in the merger agreement;

          (3) imposes any material limitations on AT&T's or Liberty's ability to effectively exercise full rights of ownership of shares of capital stock or other ownership interests in the surviving corporation or makes that ownership illegal or subject to any materially burdensome requirement or condition;

          (4) requires AT&T or any of its subsidiaries, excluding Liberty and its subsidiaries, to cease or refrain from engaging in any material business, whether or not the business is conducted by Video or any of its subsidiaries, as result of completing the merger; or

          (5) materially increases AT&T's liabilities or obligations arising out of the merger agreement or, in AT&T's reasonable judgment, otherwise would have a Parent Adverse Effect, as a result of completing the merger.

     - there must not be any permanent or preliminary injunction, restraining order or other order in effect, or pending, that, if determined in a manner adverse to Video, Liberty or AT&T, could prevent us from completing the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to any condition or restriction that:

          (1) has had or would have a Parent Adverse Effect or a Material Adverse Effect; or

          (2) would require AT&T or any of its subsidiaries to take or refrain from, or would prohibit AT&T or any of its subsidiaries from taking or refraining from, any action (other than actions required to be taken by AT&T or its subsidiaries under the merger agreement or otherwise specifically agreed to by AT&T or one of its subsidiaries in the merger agreement).

     - other than filing the certificate of merger and filings due after the merger is completed, certain governmental consents specified in the merger agreement and approvals and governmental consents and filings which if not obtained, made or in force or effect, would not, in AT&T's reasonable judgment, either individually or in the aggregate, have a Parent Adverse Effect:

          (1) all approvals and governmental consents required in connection with completing the merger must have been obtained and must be in full force and effect without any condition, limitation or restriction;

          (2) all governmental filings required in connection with completing the merger must have been made; and

          (3) all waiting periods applicable to completing the merger imposed by any governmental entity shall have expired.

     - neither Video nor any of its subsidiaries may be a party to any contract, agreement or understanding that, at the time the merger is completed, would be legally enforceable against AT&T or any of its subsidiaries (other than Liberty, the Liberty Media Affiliates, Video and any of their subsidiaries), except those which would not have a Parent Adverse Effect;

     - Video and its subsidiaries must hold, and be in compliance with the terms of, and shall have duly and currently filed all reports and other information required to be filed by them in connection with, all licenses, permits, rights of way, easements, franchises, ordinances, certificates, variances, exemptions, concessions, leases, instruments, orders and approvals, governmental authorizations, domestic and foreign, necessary to the ownership of Video's and its subsidiaries' property or to the conduct of their respective businesses;

     - AT&T must not have been notified by Liberty that any of the conditions, except for those conditions to Video's obligations listed below, to complete the merger remain unsatisfied;

     - Liberty must have performed or complied in all material respects with all of its obligations, agreements, covenants and conditions contained in the merger agreement, and Liberty must have delivered to AT&T a certificate signed by an appropriate officer to that effect;

     - the applicable waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated without receipt of any objections or commencement of litigation or threat by the appropriate governmental entity to restrain the transactions contemplated in the merger agreement; and

     - no person shall have any contractual or other registration rights with respect to any shares of Class A Liverty Media Group tracking stock to be issued in the merger.

     Conditions to the obligations of Video. Video's obligation to complete the merger is subject to the satisfaction or waiver of each of the following conditions:

     - AT&T's and Liberty's representations and warranties contained in the merger agreement must, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of July 25, 2000 and, except to the extent the representations and warranties relate to a specified earlier date, on the date the merger is completed, except for changes permitted or contemplated by the merger agreement;

     - each of E-Group Merger Corp., Liberty and AT&T must have performed or complied in all material respects with all of their obligations, agreements, covenants and conditions contained in the merger agreement;

     - each of Liberty and AT&T must have delivered to Video a compliance certificate signed by an appropriate officer certifying that its conditions under the merger agreement have been satisfied;

     - there must not be in effect any permanent or preliminary injunction, restraining order or other order by any court or other governmental entity of competent jurisdiction preventing the completion of the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to any condition or restriction that would have a Liberty Material Adverse Effect;

     - there must not be in effect any statute, rule or regulation enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local governmental entity of competent jurisdiction, and no action, suit or proceeding brought by any governmental entity may be pending, that makes the merger agreement or the merger illegal or has or is reasonably likely to have a Liberty Material Adverse Effect; and

     - other than filing the certificate of merger and filings due after the merger is completed, certain governmental consents specified in the merger agreement and approvals and governmental consents and filings which if not obtained, made or in force or effect, would not, either individually or in the aggregate, be reasonably likely to have a Liberty Material Adverse Effect:

          (1) all approvals and governmental consents required in connection with completing the merger must have been obtained and must be in full force and effect; and

          (2) all waiting periods applicable to completing the merger imposed by any governmental entity shall have expired.

     Defined terms. As used in the discussion of the conditions to completing the merger, the following terms have the indicated meanings:

     - a "Material Adverse Effect" means:

          (1) a material adverse effect on the transactions contemplated by the merger agreement, including a material adverse effect on the ability of any party to the agreement to complete the transactions or perform its material obligations under the merger agreement; or

          (2) a material adverse effect on the business, assets, or financial condition of Video and its subsidiaries, taken as a whole.

     - a "Liberty Material Adverse Effect" means:

          (1) a material adverse effect on the transactions contemplated by the merger agreement, including a material adverse effect on the ability of Liberty to perform its obligations under the merger agreement; or

          (2) a material adverse effect on the business, assets or financial condition of Liberty and its subsidiaries, taken as a whole.

     - a "Parent Adverse Effect" means:

          (1) an effect which is adverse to, or burdensome on the business, assets, liabilities, condition (financial or otherwise), results of operations, operations or prospects of any business of AT&T or its subsidiaries, excluding Liberty and its subsidiaries, being conducted on July 25, 2000 other than, in each case, any effect which is insignificant in nature or consequence; or

          (2) an adverse effect on the relationship between AT&T or any of its subsidiaries, excluding Liberty and its subsidiaries, and any federal or state governmental entity having jurisdiction over any business of AT&T or its subsidiaries, excluding Liberty and its subsidiaries, or their respective operations or assets, other than such an effect which is insignificant in nature or consequence.

     - the term "subsidiary" or "subsidiaries," when used with respect to AT&T, excludes Liberty, any affiliate of Liberty or any entity that is a member of the Liberty Media Group or any of their respective affiliates, whether or not they otherwise would be subsidiaries of AT&T.

TERMINATION

     The merger agreement and the transactions contemplated in the merger agreement, may be terminated at any time prior to completing the merger, whether before or after approval and adoption of the merger agreement and the merger by Video's stockholders, in the following situations:

     - by mutual consent of AT&T, Liberty and Video;

     - by any of Video, AT&T or Liberty:

          (1) if the merger has not been completed on or before December 31, 2000; however, if the failure to complete the merger is due to any party's failure to perform any of its obligations under the merger agreement, this termination right will not be available to the nonperforming party, and further, if the failure to complete the merger on or before December 31, 2000 is solely a result of the failure of certain conditions specified in the merger agreement to be satisfied or waived, any party may extend such date up to February 28, 2001 by providing written notice to the other parties to the merger agreement;

          (2) if there has been a material breach of any representation, warranty, covenant or agreement on the part of any other party contained in the merger agreement, in each case that is not curable, and which would prevent the satisfaction of the applicable conditions to closing requiring that the party's representations and warranties be accurate and its covenants and agreements be performed;

          (3) if any court of competent jurisdiction or other competent governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action has become final and nonappealable; or

          (4) Video's stockholders fail to approve and adopt the merger agreement and the merger by the requisite vote:

             (a) at the special meeting called for that purpose; or

             (b) by the date one day prior to the applicable termination date referred to in clause (1) above,

but only if AT&T's registration statement relating to the merger became and remained effective (unless the failure of the registration statement to become effective is the result of Video's material breach of its agreement to cooperate with the filing of the registration statement) so that this proxy statement could be mailed to Video's stockholders and the special meeting could be held prior to that date. AT&T may not terminate the merger agreement under the circumstance described in clause (4) above without Liberty's agreement;

     - by Liberty, if Video's board of directors withdraws or modifies, in a manner adverse to AT&T or Liberty, its approval or recommendation of the merger, or Video's board of directors approves or recommends, or authorizes Video to enter into any agreement with respect to, an Extraordinary Transaction; or

     - by Video, if after receipt of an unsolicited Superior Proposal and complying with the applicable provisions relating thereto in the merger agreement, Video's board of directors withdraws or modifies its approval or recommendation of the merger, and authorizes Video to enter into an agreement with respect to this Superior Proposal.

     As used in this section and below under "--No Solicitation" the following terms have the indicated meanings:

     - an "Extraordinary Transaction" means any tender or exchange offer involving Video, any proposal for a merger, consolidation or other business combination involving Video, any proposal or offer to acquire in any manner a greater than 15% equity interest in, or a significant portion of the business or assets of, Video (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring regarding Video or any proposal or offer regarding any other transaction similar to any of these types of transactions regarding Video, other than pursuant to the transactions to be completed under the merger agreement.

     - a "Superior Proposal" means any unsolicited proposal regarding an Extraordinary Transaction, the terms of which Video's board of directors determines in good faith, after consulting with a nationally recognized financial advisor, are more favorable to Video and Video's stockholders than the merger and the transactions under the merger agreement, and for which financing, to the extent required, is either committed or, in the good faith judgment of Video's board of directors, is reasonably capable of being obtained, and with respect to which, Video's board of directors determined in good faith that the failure to provide this information or access or to engage in discussions or negotiations regarding this Extraordinary Transaction would cause Video's board of directors to breach its fiduciary duties to Video's stockholders under applicable law.

TERMINATION FEES

     Video will pay Liberty a termination fee of $3.5 million if:

     - during the term of the merger agreement, Video's board of directors withdraws or modifies, in a manner adverse to AT&T or Liberty, its approval or recommendation of the merger, or Video's board of directors approves, recommends or authorizes Video to enter into an agreement with respect to, an Extraordinary Transaction; and

     - the merger agreement is thereafter terminated under the provisions described above in the second, third or fourth "bullet points" under "--Termination"; and

     - in the cases of any termination under the provisions described above in the second "bullet point" under "-- Termination" only, Video thereafter enters into a definitive agreement with respect to or completes an Extraordinary Transaction with any person other than Liberty, AT&T or an affiliate of either of them prior to the expiration of six months after the termination of the merger agreement.

NO SOLICITATION

     Video has agreed that, except as described below, it will not, and will use its best efforts to ensure that its officers, directors, employees and other agents or affiliates do not, directly or indirectly, take any of the following actions:

     - initiate, solicit or encourage, or take any action to facilitate (including by the furnishing of information) the making, of any offer or proposal which constitutes or is reasonably likely to lead to any Extraordinary Transaction;

     - enter into an agreement or understanding with any other person with respect to any Extraordinary Transaction; or

     - in the event of an unsolicited Extraordinary Transaction for Video, engage in negotiations or discussions with, or provide any information or data to, any person (other than Liberty, AT&T, E-Group Merger Corp. or any of their affiliates or representatives, and except for information that Video previously disseminated publicly) relating to any Extraordinary Transaction.

     Video will immediately notify Liberty and AT&T if a third party:

     - submits any proposals, inquires or expresses interest in acquiring Video;

     - requests information from Video regarding a possible Extraordinary Transaction; or

     - seeks to initiate or continue negotiations with Video or its representatives regarding a proposed Extraordinary Transaction,

and will provide Liberty with information regarding the inquiry or proposal, including the name of the person making such inquiry or proposal, the terms and conditions of any proposals or offers and the nature of any inquiries or expressions of interest.

     However, if, prior to approval of the merger and the merger agreement by Video's stockholders, (i) Video receives an unsolicited Superior Proposal and
(ii) in the good faith opinion of Video's board of directors the failure to provide this information or access or to engage in discussions or negotiations would cause the board of directors to breach its fiduciary duties to Video's stockholders under applicable law, Video may:

     - engage in any of the activities described in the third bullet point in the first paragraph of this section;

     - in connection with those activities, enter into a customary confidentiality agreement with the person making the unsolicited Superior Proposal;

     - in connection with those activities, not agree to any exclusive right to negotiate with Video;

     - withdraw or modify its recommendation of the merger and the merger agreement, provided that the merger and the merger agreement must still be submitted to a vote by Video's stockholders at the special meeting; and

     - after providing written notice of such Superior Proposal to Liberty and AT&T and complying with the other applicable provisions relating thereto under the merger agreement, terminate the merger agreement and enter into an agreement with respect to this Superior Proposal as described in the fourth "bullet point" under "-- Termination"; however, concurrently with terminating the merger agreement for this reason, Video will be required to pay Liberty the termination fee as described in the second "bullet point" under "-- Termination Fees".

     Nothing in the merger agreement will prevent Video from complying with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934, as amended, or making any disclosures to Video's stockholders that Video's board of directors determines, in good faith and upon exercise of its reasonable judgment after consultation with its financial advisors and legal counsel, that the failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

REPRESENTATIONS AND WARRANTIES

     Video, Liberty and AT&T each made a number of representations and warranties in the merger agreement, including representations and warranties relating to, among other things:

     - corporate organization, qualification to do business and similar corporate matters of AT&T, Video and Liberty;

     - Video's subsidiaries and their corporate organization, qualification to do business and similar corporate matters;

     - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters of AT&T, Video and Liberty;

     - AT&T's, Liberty's and Video's capital structure;

     - AT&T's formation and ownership of E-Group Merger Corp.;

     - ownership of capital stock of Video by Liberty and AT&T;

     - Video's and Liberty's SEC filings, the accuracy of the information contained in those filings and the absence of undisclosed liabilities in those filings;

     - required consents, approvals, orders and authorizations of governmental authorities and of other parties to Video's and Liberty's contracts and relating to execution and delivery of the merger agreement and related matters;

     - material conflicts and violations of Video's and Liberty's organizational documents and laws, rules, regulations, orders, judgments or decrees applicable to Video or Liberty or any of their respective subsidiaries or any of their respective properties or assets;

     - absence of material adverse changes or events concerning Video's and Liberty's respective businesses since June 30, 1999 and December 31, 1999, respectively;

     - the accuracy of the information supplied by Video, Liberty and AT&T in connection with this proxy statement/prospectus and the related registration statement;

     - material litigation involving Video;

     - possession of and compliance with all licenses required to conduct Video's business and compliance with applicable regulatory requirements by Video;

     - engagement and payment of fees of brokers, investment bankers and financial advisors by Video and Liberty;

     - filing of tax returns and payment of taxes by Video;

     - Video's labor matters and employee benefits;

     - receipt by Video of a fairness opinion of Lazard Freres & Co. LLC regarding the merger consideration;

     - approval and recommendation of the merger agreement and the merger by Video's board of directors;

     - required vote of Video stockholders;

     - Video's real property and intangible property and the condition of its personal and real property;

     - transactions and contracts with affiliates of Video;

     - Video not being subject to regulation as an investment company;

     - exemption of Liberty and AT&T from Section 203 of the Delaware General Corporation Law as applied to Video;

     - absence of excise tax obligations on behalf of Video;

     - accurate disclosure by Video to AT&T, Liberty and E-Group Merger Corp.;
       and

     - absence of any interest of Video in British Telecommunications plc.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the articles of the merger agreement entitled "Representations and Warranties of the Company," "Representations and Warranties of Parent" and "Representations and Warranties of Liberty Media."

CONDUCT OF VIDEO'S BUSINESS PENDING THE MERGER

     Video agreed in the merger agreement that, except as specifically contemplated by the merger agreement and the other transaction documents, until the merger is completed or unless AT&T and Liberty consent in writing, Video and its subsidiaries will operate their businesses in the ordinary and usual course of business consistent with past practices and use their reasonable best efforts to:

     - preserve intact their present business organizations;

     - preserve their respective licenses;

     - keep available the services of their present officers and employees; and

     - preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the effective time of the merger.

     Video also agreed that, except as specifically contemplated or expressly permitted by the merger agreement and the other transaction documents, until the merger is completed or unless Liberty and AT&T consent in writing, Video will not propose to or take any of the following actions:

     - sell, grant, pledge or transfer or agree to sell, grant, pledge or transfer any of its or its subsidiaries' capital stock or other equity interests(other than Video common stock issuable pursuant to Video's warrants or stock options);

     - amend any of its organizational documents;

     - split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in exchange for shares of the capital stock;

     - declare, set aside or pay any dividend or other distribution payable in cash, stock or property;

     - redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or that of its subsidiaries;

     - take any action that would cause any of the representations and warranties to be untrue as of the closing date of the merger (except for changes expressly permitted by the merger agreement);

     - take any action that would cause any of the conditions to the completion of the merger not to be fulfilled;

     - issue, deliver, sell or encumber or agree to issue, deliver, sell or encumber any additional shares of, or stock or appreciation rights or rights of any kind to acquire shares of, its capital stock, or any options, rights or warrants to acquire shares of capital stock or convertible securities or any phantom shares or phantom equity, other than issuances of Video common stock pursuant to the exercise of warrants or stock options outstanding as of the date of the merger agreement;

     - amend or modify any outstanding options, warrants, convertible securities or other rights to acquire shares of its capital stock or other equity interests, or establish, amend or modify any stock option plan or other benefit plan;

     - make any changes in its equity capital structure;

     - acquire, lease or agree to acquire or lease any capital assets or any other assets, except capital assets or other assets the value of which, in the aggregate, does not exceed a specified amount set forth in the merger agreement;

     - dispose of or agree to dispose of any capital assets or other assets except in the ordinary course of business consistent with past practice;

     - incur additional debt, guarantee any debt, issue or sell any debt securities or warrants or rights to acquire any debt securities of Video or any of its subsidiaries, or guarantee any debt security of any other person, other than in the ordinary course of business consistent with past practice;

     - secure any of its outstanding unsecured debt, provide additional security for any of its outstanding secured debt or create or suffer to exist any lien on or with respect to any of its property, assets or rights, except for permitted encumbrances specified in the merger agreement;

     - sell, lease, encumber, grant a security interest in, or otherwise dispose of any assets which are material, individually or in the aggregate, to Video and its subsidiaries as a whole, other than in the ordinary course of business;

     - incur any liability or obligation, or contribute any asset, to a subsidiary of Video that is material to Video and its subsidiaries, other than in the ordinary course of business;

     - acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership or other business organization or division thereof, in each case which are material, individually or in the aggregate, to Video and its subsidiaries taken as a whole and except as set forth in a schedule to the merger agreement; or

     - adopt, enter into, amend or terminate any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing that is not otherwise permitted by the exceptions applicable to the foregoing.

     Video also agreed that, except as specifically contemplated or expressly permitted by the merger agreement and the other transaction documents, until the merger is completed or unless AT&T and Liberty consents in writing, neither Video nor any of its subsidiaries will:

     - adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, stock option, retirement, employment or other agreement or arrangement for the benefit or welfare of any director, officer or current or former employee, except with respect to the agreements described in a schedule to the merger agreement;

     - increase compensation of any director, officer or employee, except for normal increases in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to Video and its subsidiaries relative to the level in effect prior to such increase;

     - pay any benefit not provided under any existing plan or arrangement;

     - except for benefits already earned or vested, grant any awards under any bonus or other compensation plan except for matching contributions to 401(k) plans and the grant of employee stock options;

     - take any action to fund or in any way secure the payment of compensation or benefits under any plan, agreement or contract, other than in the ordinary course of business consistent with past practice;

     - make, or cause any of its subsidiaries to make, any investment in non-investment grade securities;

     - make, or cause any of its subsidiaries to make, any change in its accounting policies or procedures except as required by GAAP, or any material tax election, adopt or change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, without in any such case, the prior written consent of AT&T and Liberty, which consent shall not be unreasonably withheld or delayed;

     - modify or change any material license or contract, except in the ordinary course of business consistent with past practice;

     - pay, discharge or satisfy claims, liabilities or obligations other than in the ordinary course of business consistent with past practice and as otherwise expressly permitted by the merger agreement;

     - cancel any debts or waive any claims or rights, except in the ordinary course of business and consistent with past practice and as described on a schedule to the merger agreement;

     - accelerate the payment of, or prepay, any existing outstanding indebtedness, except in the ordinary course of business consistent with past practice;

     - other than as contemplated or otherwise permitted by the merger agreement and other than their normal cash management practices conducted in the ordinary and usual course of their businesses and consistent with past practice, make any advance or loan to or engage in any material transaction with any director, officer, partner or affiliate not required by the terms of an existing contract;

     - guarantee or otherwise become responsible for any indebtedness of any other person;

     - acquire or agree to acquire beneficial ownership of any shares of any class of capital stock of British Telecommunications plc; or

     - enter into or assume any contract or obligation, commitment or arrangement to perform any of the actions prohibited by the foregoing and not otherwise permitted by the exceptions contained therein.

     Video has agreed to use its reasonable best efforts to persuade each person holding stock options issued under its 1993 option plan to exercise such stock options prior to the effective time of the merger.

     Video's agreement regarding the conduct of its and its subsidiaries' businesses until the merger is completed is complicated and not easily summarized. You are urged to read carefully the section of the merger agreement entitled "Conduct of the Company's Business Pending the Effective Time."

ALTERNATIVE MERGER

     The merger agreement provides that if, prior to the consummation of the merger, AT&T effects a distribution to holders of Liberty Media Group tracking stock of all of its interest in the assets comprising the Liberty Media Group at such time, a redemption of the Liberty Media Group tracking stock in exchange for such assets, or a similar transaction, AT&T will be fully released and discharged from all of its obligations under the merger agreement and Video and Liberty will amend the merger agreement to provide that Video will be acquired by Liberty, or such other publicly-traded corporation that holds, directly or indirectly, the assets formerly comprising the Liberty Media Group. Such an alternative transaction would be effected, if at all, by means of a merger of a direct wholly-owned subsidiary of Liberty or such other publicly-traded corporation in which Video would be the surviving corporation in such merger. As a result of this alternative merger, the stockholders of Video would be entitled to receive a combination of cash and shares of the common stock of Liberty or such other publicly-traded corporation which is intended to be equivalent in value to the consideration to be received in the merger. The merger agreement does not limit in any way AT&T's ability to effect such a distribution, redemption or other transaction.

     It is a condition to any such alternative transaction that Video receive the opinion of an investment bank of nationally recognized standing to the effect that the stock consideration to be received by Video stockholders in such alternative transaction is equivalent in value to the stock consideration which would have been received had AT&T not effected such distribution, redemption or other similar transaction. If Video is unable to obtain such an opinion, Liberty or the applicable publicly-traded corporation, may, but will not be required to, acquire Video for $5.50 per share in cash.


     On November 15, 2000, AT&T announced a plan to distribute ownership of the Liberty Media Group to the holders of the Liberty Media Group tracking stock in exchange for such tracking stock. AT&T has not yet determined the precise structure or the timing of such distribution. The distribution is subject to the receipt of a favorable tax ruling from the Internal Revenue Service. There cannot be any assurance that the distribution of Liberty Media Group will be completed or that changes in the distribution plan will not be made.



     We anticipate that the merger will be completed prior to the completion of any such distribution of the Liberty Media Group. If we complete the merger prior to such distribution, the shares of Class A Liberty Media Group tracking stock issued to Video stockholders in the merger would be treated in the same manner as any other shares of Class A Liberty Media Group tracking stock outstanding at the time of any such distribution. If the distribution of the Liberty Media Group is completed prior to the closing of the merger, AT&T will be automatically released from all obligations under the merger agreement and the provisions for an alternative merger described in this section will apply.


AMENDMENT, EXTENSION AND WAIVER

     We may amend the merger agreement, in writing by all of the parties to the merger agreement, by action taken by our respective boards of directors, at any time before or after the merger agreement and the merger are approved by Video's stockholders. We may not amend the merger agreement if the amendment would require further approval by Video's stockholders, unless that further approval has been obtained. Several provisions of the merger agreement may be amended by written consent of Video and Liberty only, without any action on the part of AT&T or E-Group Merger Corp.

     At any time before the merger is completed, we may, by written instrument signed by the waiving party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement, waive compliance by any other party with any agreements or covenants in the merger agreement, or waive any condition to the waiving party's obligation to complete the transactions contemplated in the merger agreement or to any of the waiving party's other obligations under the merger agreement.

EXPENSES

     Except as set forth below, whether or not the merger is completed, as between Video, on the one hand, and Liberty, on the other hand, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the cost or expense, except as otherwise provided in the merger agreement and except that Video and Liberty will share equally the costs and expenses incurred in connection with printing and mailing this proxy statement/prospectus, AT&T's registration statement of which this proxy statement/prospectus forms a part (and any amendment or supplement to the registration statement) and any prospectus included in the registration statement and the costs of filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The merger agreement specifically provides that the filing fee payable to the Securities and Exchange Commission in connection with the filing of AT&T's registration statement will be borne by Liberty.

     If the merger agreement is terminated by a party because another party to the merger agreement has willfully breached its covenants, agreements or representations and warranties contained in the merger agreement, the breaching party will pay the costs and expenses incurred by the non-breaching party in connection with the merger agreement and the transactions contemplated in the merger agreement.

     Approximately $          has been spent to date in connection with this
proxy statement/prospectus. We estimate that we will spend approximately
$          to $          in connection with this proxy statement/prospectus.

                          OTHER TRANSACTION AGREEMENTS

VOTING AGREEMENT

     As inducement for it to enter into the merger agreement, Liberty required certain of Video's principal stockholders, including Louis H. Siracusano, Arnold
P. Ferolito, Donald H. Buck, Terrence A. Elkes, Kenneth Gorman and affiliates of Sandler Capital Management to enter into a voting agreement. Mr. Siracusano is the President and Chief Executive Officer of Video and Mr. Elkes is the Chairman of the Board of Directors of Video.

     In the voting agreement, these stockholders agreed with Liberty to vote their shares of Video common stock in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement for which a stockholder vote is required and against any alternative acquisition of Video. Their shares consist of shares personally owned by them and shares contained in certain trusts over which they act as trustees. However, these stockholders do not have to vote their shares in favor of the merger agreement, the merger and the other transactions contemplated by the merger agreement (x) if without the consent of the stockholder, the merger agreement is amended and such amendment materially changes the consideration to be received by Video stockholders in the merger or imposes any material obligations on such stockholder following the merger or (y) following 90 days after any termination of the merger agreement.


     As of November 17, 2000, these stockholders collectively controlled 9,534,269 shares of Video common stock (representing approximately 71.8% of the total number of votes entitled to be cast at the special meeting by holders of Video common stock). These stockholders were not paid additional consideration in connection with the voting agreement.


     Each of these stockholders agreed not to sell, transfer, pledge, encumber, assign or otherwise dispose of the shares of Video common stock directly or indirectly controlled or owned by the stockholder that are covered by the voting agreement, except for a transfer to any person who has agreed in writing to be bound by the voting agreement. Each of these stockholders also agreed not to grant any proxy or power of attorney with respect to the shares of Video common stock directly or indirectly controlled or owned by the stockholder that are covered by the voting agreement except as contemplated by the voting agreement and the merger agreement and agreed not to take any action that would prevent the stockholder from performing his obligations under the voting agreement. The voting agreement will terminate upon the earlier of the date we complete the merger and all of the other transactions contemplated by the merger agreement or 90 days following the termination of the merger agreement in accordance with its terms. A copy of the voting agreement is attached as Annex C.

AMENDMENT TO TAX SHARING AGREEMENT

     AT&T, Liberty and other direct and indirect subsidiaries of AT&T have entered into an amendment to the existing tax sharing agreement governing the sharing, allocation and reimbursement of taxes by the members of the AT&T Common Stock Group and the Liberty Media Group. Under this amendment, all tax items of Video and all tax items arising out of the merger and the contemplated restructuring transactions are generally allocated to the Liberty Media Group.

SUPPLEMENT TO INTER-GROUP AGREEMENT

     AT&T, Liberty and other members of the Liberty Media Group have entered into a supplement to the existing inter-group agreement, which governs matters between the AT&T Common Stock Group and the Liberty Media Group. This supplement provides for, among other things, the completion of various restructuring transactions by the AT&T Common Stock Group and the Liberty Media Group and the allocation of potential liabilities arising out of the merger.

                       DESCRIPTION OF AT&T CAPITAL STOCK

RECENT DEVELOPMENTS

     On October 25, 2000 AT&T issued a press release describing a major restructuring plan. A copy of this press release is filed as an Exhibit to AT&T's Current Report on Form 8-K dated October 25, 2000. You are encouraged to read this release in its entirety. Please see the section entitled "-- Where you can find more information" on page 16 for instructions on obtaining this release.

     The following description of the terms of AT&T's capital stock does not purport to be complete and is qualified in its entirety by reference to AT&T's charter, which we incorporate by reference in this proxy statement/prospectus. For more information as to how you can obtain this document, see "Summary of Proposed Merger -- Where You Can Find More Information" on page 16.

AUTHORIZED CAPITAL STOCK

     AT&T's charter provides that AT&T is authorized to issue 16.5 billion shares of capital stock, consisting of:

     - 100 million shares of preferred stock, par value $1.00 per share; and

     - 16.4 billion shares of common stock.

     Of the 16.4 billion shares of authorized common stock:

     (1) 6 billion shares are shares of AT&T common stock, par value $1.00 per share;


     (2) 4 billion shares are shares of Class A Liberty Media Group common stock, par value $1.00 per share;


     (3) 400 million shares are shares of Class B Liberty Media Group common stock, par value $1.00 per share; and

     (4) 6 billion are shares of AT&T Wireless Group tracking stock.


     The Class A Liberty Media Group common stock and the Class B Liberty Media Group common stock are referred to in this description of AT&T capital stock as "Class A Liberty Media Group tracking stock" and "Class B Liberty Media Group tracking stock," respectively, and, collectively, as "Liberty Media Group tracking stock." As of October 31, 2000, 3,753,409,021 shares of AT&T common stock, 2,369,760,656 shares of Class A Liberty Media Group tracking stock, 206,221,288 shares of Class B Liberty Media Group tracking stock, 360,971,000 shares of AT&T Wireless Group tracking stock and no shares of AT&T preferred stock.


AT&T COMMON STOCK

Voting Rights

     After adjustments for recent stock splits:

     - holders of AT&T common stock are entitled to one vote for each share of stock held;

     - holders of Class B Liberty Media Group tracking stock are entitled to 3/8 of a vote for each share of stock held;

     - holders of Class A Liberty Media Group tracking stock are entitled to 3/80 of a vote for each share of stock held; and

     - holders of AT&T Wireless Group tracking stock are entitled to 1/2 of a vote for each share of stock held,

in each case on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by AT&T's board of directors with respect to any series of AT&T preferred stock, holders of AT&T stock possess all voting power. AT&T's charter does not provide for cumulative voting in the election of directors.

     AT&T's charter provides that, except as otherwise required by New York law, any special voting rights of AT&T preferred stock or as set forth below, the holders of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock and AT&T preferred stock, if any, entitled to vote with the common shareholders will vote together as one class. The following circumstances require the separate class approval of the Liberty Media Group tracking stock:

     - any amendment to AT&T's charter that would change the total number of authorized shares or the par value of Liberty Media Group tracking stock or that would adversely change the rights of Liberty Media Group tracking stock;

     - a Covered Disposition, as that term is defined in AT&T's charter, which generally includes a sale or transfer by AT&T of its equity interest in Liberty or Liberty Media Group LLC or a grant of a pledge or other security interest in the equity interest of AT&T in Liberty or Liberty Media Group LLC; and

     - any merger or similar transaction in which Liberty Media Group tracking stock is converted, reclassified or changed into or otherwise exchanged for any consideration, unless specified requirements are met that are generally intended to ensure that the rights of the holders are not materially altered and the composition of the holders is not changed.


Notwithstanding the foregoing, the separate approval of the holders of Liberty Media Group tracking stock is not required in the case of a redemption of Liberty Media Group tracking stock as described below under the heading
"-- Redemption of Liberty Media Group Trading Stock in Exchange for Stock of Qualifying Subsidiary".


     AT&T's charter also includes an anti-dilution adjustment provision so that the aggregate voting rights of AT&T common stock, AT&T Wireless Group tracking stock and Liberty Media Group tracking stock will not change as a result of stock splits, reverse stock splits, stock dividends or distributions.

Dividends

     General. Provided that there are sufficient assets to pay a dividend on a class of stock, AT&T's board of directors has the sole authority and discretion to declare and pay dividends on Liberty Media Group tracking stock, AT&T Wireless Group tracking stock or AT&T common stock. AT&T's charter provides that dividends on Liberty Media Group tracking stock and AT&T Wireless Group tracking stock are limited to an "available dividend amount" that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the Liberty Media Group or the AT&T Wireless Group, as applicable, were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds less the "available dividend amount" for the Liberty Media Group tracking stock and the AT&T Wireless Group tracking stock. AT&T's charter also provides that holders of Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock receive equal dividends per share. The exceptions to this are described under '-- Distributions on Liberty Media Group Tracking Stock" below.

     Discrimination between Classes of Common Stock. AT&T's charter does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described in the preceding paragraph, AT&T's board of directors has the sole authority and discretion to declare and pay dividends, in equal or unequal amounts, on Liberty Media Group tracking stock, AT&T Wireless Group tracking stock or AT&T common stock, regardless of the respective available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. As a result, AT&T's board of directors could declare dividends on AT&T common stock and/or AT&T Wireless Group tracking stock while not declaring dividends on Liberty Media Group tracking stock or vice versa.

     Dividend Policy as to Liberty Media Group Tracking Stock. The dividend policy of AT&T's board of directors as it relates to Liberty Media Group tracking stock generally provides that AT&T will distribute,

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subject to limitations in AT&T's charter, any dividends AT&T receives from an entity included in the Liberty Media Group to the holders of Liberty Media Group tracking stock. This dividend policy may be amended, modified or rescinded only by the unanimous consent of AT&T's board of directors.

Share Distributions

     AT&T may declare and pay a distribution consisting of shares of AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock or any other securities of AT&T or any other person (sometimes referred to in this section as a "share distribution") only as set forth below.

     Distributions on AT&T Common Stock or AT&T Wireless Group Tracking
Stock. AT&T may declare and pay share distributions to holders of AT&T common stock or AT&T Wireless Group tracking stock that consist of any securities of AT&T, any subsidiary of AT&T or any other person, except for shares of Liberty Media Group tracking stock, securities attributed to the Liberty Media Group, securities of any person included in the Liberty Media Group or securities convertible, exercisable or exchangeable for any of the Liberty Media Group securities described in this paragraph. However, securities attributable to a group may be distributed to holders of another group only for consideration.

     Distributions on Liberty Media Group Tracking Stock. AT&T may declare and pay share distributions to holders of Liberty Media Group tracking stock that consist of shares of:

     - Class A Liberty Media Group tracking stock on an equal per-share basis to all holders;

     - AT&T common stock on an equal per-share basis to all holders;

     - Class A Liberty Media Group tracking stock to Class A holders and Class B Liberty Media Group tracking stock to Class B holders; or

     - other AT&T securities or stock of any other person on an equal per-share basis or, to the extent practicable, on a basis that gives shares having greater relative voting rights and related differences to holders of Class B Liberty Media Group tracking stock.


Redemption of Liberty Media Group Tracking Stock in Exchange for Stock of Qualifying Subsidiary



     AT&T's charter provides that AT&T may, at any time, redeem all of the outstanding shares of Liberty Media Group tracking stock in exchange for all of the shares of common stock of one or more "qualifying subsidiaries" (as defined in AT&T's charter) that hold, in the aggregate, all of the assets and liabilities of the Liberty Media Group and hold no other material assets and liabilities. Any such redemption may only be made on a pro rata basis and must be tax free to holders of Liberty Media Group tracking stock.



     In any such redemption, AT&T shall:



-to the extent practicable, redeem shares of Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock in exchange for shares of separate classes or series of common stock of each such qualifying subsidiary with relative voting and related rights not greater than the corresponding differences in such rights between the two classes of Liberty Media Group tracking stock; and



-to the extent that such a redemption is not practicable, redeem shares of Class
 A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock in exchange for shares of a single class of common stock of each such qualifying subsidiary, without distinction between the shares distributed to the holders of the Class A Liberty Media Group tracking stock and the shares distributed to the holders of the Class B Liberty Media Group tracking stock.


Liquidation Rights

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of AT&T (collectively, "liquidation"), AT&T's board of directors will first pay or make provisions for the payment
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

of AT&T's debts and other liabilities, including the liquidation preferences of any outstanding AT&T preferred stock. Thereafter, holders of AT&T common stock, holders of AT&T Wireless Group tracking stock and holders of Liberty Media Group tracking stock will share in the funds remaining for distribution to AT&T's common shareholders in the same proportion that the aggregate market capitalization of AT&T common stock, the aggregate market capitalization of AT&T Wireless Group tracking stock, and the aggregate market capitalization of Liberty Media Group tracking stock, as applicable, bears to the aggregate market capitalization of the AT&T common stock, the AT&T Wireless Group tracking stock and the Liberty Media Group tracking stock, taken together. The market capitalizations will be calculated based on the 20-trading day period ending on the trading day prior to the public announcement of the liquidation. Holders of Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock will share equally, on a share-for-share basis.

     Neither the consolidation or merger of AT&T with another corporation nor the sale, transfer or lease of all or substantially all of the assets of AT&T will itself constitute a liquidation. In addition, any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more "qualifying subsidiaries" (as defined in AT&T's charter) included in the Liberty Media Group, and the distribution of the "qualifying subsidiary" (and no other material assets or liabilities) to the holders of Liberty Media Group tracking stock, will not constitute a liquidation, but will be subject to the provisions in AT&T's charter regarding the redemption of Liberty Media Group tracking stock. Any transaction or series of related transactions that results in all of the assets and liabilities included in the AT&T Wireless Group being held by one or more AT&T Wireless Group subsidiaries and the distribution of such AT&T Wireless Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding AT&T Wireless Group tracking stock will not constitute a liquidation, but will be subject to the provisions in AT&T's charter regarding the redemption of AT&T Wireless Group tracking stock.

Determinations by AT&T's Board of Directors

     Any determinations made by AT&T's board of directors under any provision described under this section, "Description of AT&T Capital Stock," will be final and binding on all of AT&T's stockholders, except as may otherwise be required by law. AT&T will prepare and file with its Secretary a statement of any determination by AT&T's board of directors relating to the fair market value of any properties, assets or securities.

Relationship between the Groups

     Neither the Liberty Media Group, the AT&T Wireless Group nor the AT&T Common Stock Group has any duty, responsibility or obligation to refrain from:

     - engaging in the same or similar activities or lines of business as any member of another group;

     - doing business with any potential or actual supplier or customer of any member of another group; or

     - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of another group.

     None of the directors or officers of the AT&T Common Stock Group, the AT&T Wireless Group or the Liberty Media Group will have any duty, responsibility or obligation to cause the respective groups to refrain from doing any of the foregoing.

     Neither the Liberty Media Group, the AT&T Wireless Group nor the AT&T Common Stock Group has any duty, responsibility or obligation:

     - to communicate or offer any business or other corporate opportunity to any other person, including any business or other corporate opportunity that may arise that any group may be financially able to

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

       undertake, and that is, from its nature, in the line of more than one group's business and is of practical advantage to more than one group;

     - to provide financial support to another group or any member of the group; or

     - otherwise to assist another group.

     None of the directors or officers of the AT&T Common Stock Group, the AT&T Wireless Group or the Liberty Media Group has any duty, responsibility or obligation to cause the respective groups to do any of the foregoing. In addition, none of AT&T's directors or officers will be liable to AT&T or any holder of any of its securities for any failure or alleged failure of the officer or director to offer, or to cause the Liberty Media Group, the AT&T Wireless Group or the AT&T Common Stock Group to offer, any group any corporate opportunity of any kind or nature that is pursued by the group.

     Nothing set forth in the immediately preceding paragraphs will prevent any member of the Liberty Media Group, the AT&T Wireless Group or the AT&T Common Stock Group from entering into written agreements with another group to define or restrict any aspect of the relationship between the groups.

No Preemptive Rights

     Holders of Liberty Media Group tracking stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by AT&T.

Transfer Agent and Registrar

     Boston Equiserve Trust Company, N.A. is the transfer agent and registrar for the Class A Liberty Media Group common stock.

AT&T PREFERRED STOCK

     AT&T preferred stock may be issued from time to time in one or more series. AT&T's board of directors is authorized to fix the number of shares of each series, the designation of each series, and, subject to the other provisions of AT&T's charter, the relative rights, preferences and limitations of each series and the variations in the rights, preferences and limitations as between series. There are currently no shares of AT&T preferred stock outstanding.

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

             COMPARISON OF RIGHTS OF STOCKHOLDERS OF VIDEO AND AT&T

     If the merger is completed, stockholders of Video will hold shares of Class A Liberty Media Group tracking stock and their rights as holders of Class A Liberty Media Group tracking stock will be governed by AT&T's charter and AT&T's bylaws, which differ in several material respects from Video's current charter and Video's bylaws. As holders of Class A Liberty Media Group tracking stock, the rights of Video stockholders will also be governed by the New York Business Corporation Law instead of the Delaware General Corporation Law. New York is AT&T's jurisdiction of incorporation and Delaware is Video's jurisdiction of incorporation.

     The following comparison summarizes the material differences between the New York Business Corporation Law, AT&T's charter and AT&T's bylaws, on the one hand, and the Delaware General Corporation Law, Video's current charter and Video's current bylaws, on the other hand, but is not intended to list all differences.

BUSINESS COMBINATIONS

     Generally, under the Delaware General Corporation Law, the approval by the affirmative vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock, of a corporation entitled to vote on the matter is required to complete a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets.

     Video's charter does not contain a provision related to voting on a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets.

     Under the New York Business Corporation Law, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation must be approved:

     - in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of these transactions, by two-thirds of the votes of all outstanding shares entitled to vote on the transaction; and

     - in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote on the transaction.

     AT&T's charter does not contain a provision expressly providing for majority approval of these types of transactions.

     The New York Business Corporation Law also provides that the holders of shares of a class, or series of a class, of capital stock of a corporation will be entitled to vote together and to vote as a separate class on any merger or consolidation in which:

     - the holder's shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation; and

     - the charter of the surviving or consolidated corporation or other corporation immediately after the merger or consolidation is effective:

          (1) will contain any provision that is not contained in the charter of the pre-merger corporation; and

          (2) if the provision was contained in an amendment to the pre-merger charter, the shareholders would be entitled to vote as a separate class under the procedures of the New York Business Corporation Law for class voting on charter amendments discussed under "-- Amendments to Charters" below.

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

STATE TAKEOVER LEGISLATION

Delaware Business Combination Law

     Delaware General Corporation Law Section 203, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time the stockholder became an interested stockholder, unless:

     - prior to the time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, exclusive of shares owned by directors who are also officers and by employee stock plans; or

     - at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special stockholders' meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The term "business combination" is defined to include, among other transactions between an interested stockholder and the corporation or any direct or indirect majority owned subsidiary of the corporation:

     - a merger or consolidation;

     - a sale, pledge, transfer or other disposition (including as part of a dissolution, but other than to the interested stockholder proportionately as a stockholder) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

     - transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or majority owned subsidiary; and

     - any receipt by the interested stockholder (other than proportionately as a stockholder) of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority owned subsidiary.

     In general, and subject to several exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of that person.

     The term "owner" is broadly defined to include any person that, individually or with or through that person's affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

     The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or held of record by more than 2,000 stockholders. Because Video's charter and Video's bylaws do not opt out of Section 203, Section 203 is applicable to the merger. Video's board of directors unanimously approved the merger and the transactions contemplated by the merger agreement prior to the time that either AT&T or E-Group Merger Corp. became an interested stockholder for purposes of Section 203. See "The Merger Agreement -- Representations and Warranties" on page 49.

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

New York Business Combination Law

     Section 912 of the New York Business Corporation Law prohibits any "business combination" (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any "interested shareholder" for a period of five years after the date on which the interested shareholder became an interested shareholder. "Interested shareholder" is defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation. These restrictions do not apply, however, to any business combination with an interested shareholder if the business combination, or the purchase of stock by the interested shareholder that caused the shareholder to become an interested shareholder was approved by the board of directors of the New York corporation prior to the date on which the interested shareholder became an interested shareholder. After the five-year period, a business combination between a New York corporation and the interested shareholder is prohibited unless either the "fair price" provisions set forth in
Section 912 are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder or its affiliates and associates.

     A New York corporation may adopt an amendment to its bylaws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912. The amendment will not, however, be effective until 18 months after the shareholder vote and will not apply to any business combination with a shareholder who was an interested shareholder on or prior to the effective date of the amendment. AT&T's bylaws do not contain a provision electing not to be governed by Section 912.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, except as otherwise provided by the Delaware General Corporation Law, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by the Delaware General Corporation Law, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

     - listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc.; or

     - held of record by more than 2,000 stockholders; and,

     in each case, the consideration the stockholders receive for their shares in a merger or consolidation consists solely of:

     - shares of stock of the corporation surviving or resulting from the merger or consolidation;

     - shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange, or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     - cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

     - any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

     In the merger, Video's stockholders are entitled to appraisal rights because they will receive, as a result of the merger, both shares of Class A Liberty Media Group tracking stock and cash.

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

     Except as otherwise provided by the New York Business Corporation Law, stockholders of a New York corporation whose shares are not listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD have the right to dissent and receive payment of the fair value of their shares, if the corporation:

     - amends or changes its certificate of incorporation in a manner that adversely affects their shares;

     - is involved in a merger or consolidation of a specified type; or

     - sells, leases, exchanges or otherwise disposes of all or substantially all of its assets or effects an exchange of its shares.

AMENDMENTS TO CHARTERS

     Under the Delaware General Corporation Law, unless a corporation's certificate of incorporation requires a greater vote, a proposed amendment to a corporation's certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote on the amendment and a majority of the voting power of the outstanding stock of any class entitled to vote on the amendment separately as a class.

     Except as described below, if a proposed amendment to the certificate of incorporation would change the aggregate number of authorized shares of any class of capital stock, the par value of the shares of any class of capital stock, or alter or change the powers, preferences or special rights of the shares of any class of capital stock so as to affect them adversely, the Delaware General Corporation Law requires that the amendment be approved by the holders of a majority of the outstanding shares of the affected class, voting separately as a class, whether or not the class is entitled to vote on the amendment by the certificate of incorporation. If a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not affect the remainder of the class, then only the shares of the series so affected would be entitled to vote as a separate class on the proposed amendment. The authorized number of shares of any class of stock may be increased or decreased (but may not be decreased below the number of outstanding shares in the class) without a separate vote of stockholders of the class if so provided in the original certificate of incorporation or in any amendment thereto that created the class of stock or that was adopted prior to the issuance of any shares of the class, or in an amendment authorized by a majority vote of the holders of shares of the class.

     Under the New York Business Corporation Law, proposed amendments to a certificate of incorporation must be authorized by a New York corporation's board of directors and generally must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment at a stockholder's meeting. The approval of a majority of the votes of all outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve a proposed amendment to a corporation's certificate of incorporation, whether or not the holders are otherwise entitled to vote on the amendment by the certificate of incorporation, that:

     - would decrease the par value of the shares of the class, change any shares of the class into a different number of shares of the same class or into the same or a different number of shares of a different class, alter or change the designation, relative rights, preferences or limitations of the shares of the class or provide new conversion rights or the alteration of any existing conversion rights, so as to affect them adversely;

     - would exclude or limit the voting rights of the shares of the class, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series of shares; or

     - would subordinate the rights of the shares of the class by authorizing shares having preferences superior to the rights of the existing shares.

     If a proposed amendment would have any of the effects discussed in the last sentence of the previous paragraph only on one or more series of any class so as to affect them adversely, but would not affect the
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

remainder of the class, then only the shares of the series affected by the proposed amendment would be entitled to vote as a separate class on the proposed amendment. The holders of Liberty Media Group tracking stock also have a class vote under other circumstances.

AMENDMENTS TO BYLAWS

     Under the Delaware General Corporation Law, the power to adopt, alter and repeal a corporation's bylaws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors.

     Video's current charter vests the power to make, alter or repeal the by-laws of the corporation with the board of directors.

     Under the New York Business Corporation Law, except as otherwise provided in a corporation's certificate of incorporation, a corporation's bylaws may be amended, repealed or adopted by a majority of the votes cast by the shares entitled to vote in the election of any directors. When provided in the certificate of incorporation or a bylaw adopted by the shareholders, bylaws also may be amended, repealed or adopted by the board of directors by the vote specified, which vote may be greater than the vote otherwise prescribed by the New York Business Corporation Law, but any bylaw adopted by the board of directors may be amended or repealed by the shareholders as provided by the New York Business Corporation Law. AT&T's bylaws may be amended by AT&T's shareholders at any meeting, or by AT&T's board of directors at any meeting by a majority vote of the full AT&T board or at two successive meetings by a majority vote of the board of directors present, provided that a quorum is present.

NO PREEMPTIVE RIGHTS

     Under the Delaware General Corporation Law, a stockholder does not possess preemptive rights unless preemptive rights are specifically granted in a corporation's certificate of incorporation. Video's charter does not provide for preemptive rights to stockholders.

     Under the New York Business Corporation Law, except as otherwise provided in the New York Business Corporation Law or in a corporation's certificate of incorporation, holders of equity shares of any corporation incorporated prior to February 22, 1998, like AT&T, are granted preemptive rights. AT&T's charter provides that no holder of AT&T common stock has any preemptive rights.

REDEMPTION OF CAPITAL STOCK

     Under the Delaware General Corporation Law, subject to several limitations, a corporation's capital stock may be made subject to redemption by the corporation at its option, at the option of its stockholders or otherwise.

     Under the New York Business Corporation Law, subject to several limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation, the holders of the class or series, other persons or upon the happening of specified events for cash, other property, debt or other securities of the same or another corporation, at the time or times, price or prices, or rate or rates, and with any adjustments, that are stated in the certificate of incorporation. AT&T's charter does not contain this type of provision.

DIVIDEND SOURCES

     Under the Delaware General Corporation Law, a board of directors may authorize a corporation to declare and pay dividends and other distributions to its stockholders, subject to any restrictions contained in the corporation's certificate of incorporation, either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.
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     Video's current charter does not contain any restrictions on the declaration or payment of dividends.

     Under the New York Business Corporation Law, a corporation may declare and pay dividends or make other distributions, except when it is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation. Except as otherwise provided in the New York Business Corporation Law, dividends may be declared and paid and other distributions may only be made out of surplus, so that the net assets of the corporation remaining after the declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when it is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.

     No cash dividends have ever been paid on Class A Liberty Media Group tracking stock and it is not expected that any cash dividends will be paid on Class A Liberty Media Group tracking stock in the foreseeable future.

DURATION OF PROXIES

     Under the Delaware General Corporation Law, a proxy is only valid for three years after its date unless otherwise provided in the proxy. A proxy is irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

     Under the New York Business Corporation Law, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for a:

     - pledgee;

     - person who has purchased or agreed to purchase the shares;

     - creditor of the corporation who extends credit in consideration of the proxy;

     - person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract; and

     - person designated under a voting agreement.

STOCKHOLDER ACTION

     Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote upon the action were present and voted.

     Video's charter provides that no action required or permitted to be taken at a stockholder meeting may be taken without a meeting, and the power of stockholders to consent in writing without a meeting is specifically denied.

     The New York Business Corporation Law provides that stockholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote, and also allows, if a corporation's certificate of incorporation provides, stockholder action without a meeting upon the written consent of holders of outstanding shares having at least the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote upon the action were present and voted. AT&T's charter does not contain this type of a provision.

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NOMINATION PROCEDURES AND STOCKHOLDER PROPOSALS

     Video's current bylaws provide for procedures for stockholder nominations of directors and stockholder proposals. For a shareholder to properly bring business before an annual meeting, or nominate a director, the shareholder must have delivered written notice to Video containing the information specified in Video's bylaws not less than 60 days and no more than 90 days prior to the anniversary date of the immediately preceding annual meeting. This requirement is in addition to the requirements that a shareholder must meet to have a shareholder proposal included in Video's proxy statement under SEC Rule 14a-8.

     AT&T's bylaws require that, for a shareholder to properly bring business before or nominate directors at an annual meeting, the shareholder must have delivered written notice to AT&T containing the information specified in AT&T's bylaws not less than 90 and no more than 120 days prior to the first anniversary of the preceding year's annual meeting. This requirement is in addition to the requirements that a shareholder must meet to have a shareholder proposal included in AT&T's proxy statement under SEC Rule 14a-8.

SPECIAL STOCKHOLDER MEETINGS

     The Delaware General Corporation Law provides that a special meeting of stockholders may be called by the board of directors or by any person or persons as may be authorized by a corporation's certificate of incorporation or by the bylaws.

     Under Video's current bylaws, special meetings of the stockholders may be called only by resolution of the board of directors or by the president.

     The New York Business Corporation Law provides that, if, for a period of one month after the date fixed by or under the bylaws for the annual shareholders' meeting or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the corporation's business, the board of directors must call a special meeting for the election of directors. If the board of directors does not call a special meeting within two weeks after the expiration of the 13 month period or if it is called but directors are not elected for a period of two months after the expiration of the 13 month period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors. The New York Business Corporation Law provides that a corporation's board of directors or any person authorized by a corporation's certificate of incorporation or bylaws may call a special shareholders' meeting. AT&T's bylaws provide that only the Chairman of AT&T's board of directors or AT&T's board of directors may call a special shareholders' meeting.

CUMULATIVE VOTING

     Under the Delaware General Corporation Law, a corporation's certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulative voting. Video's current charter does not contain a provision relating to cumulative voting.

     Under the New York Business Corporation Law, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulative voting. AT&T's charter does not provide for cumulative voting in the election of directors.

SIZE OF THE BOARD OF DIRECTORS; STAGGERED BOARD

     The Delaware General Corporation Law permits a corporation's certificate of incorporation or bylaws to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, the number may not be changed without amending the certificate of incorporation. The Delaware General Corporation Law also permits a corporation's certificate of incorporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The Delaware General Corporation Law further permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for the terms and have the voting powers contained in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors.

     Video's current bylaws provide for a board of directors of seven members, provided that the number of directors may be changed by a resolution of a majority of the entire board or the stockholders.

     Subject to several limitations, the New York Business Corporation Law permits the number of directors of a corporation to be fixed by its bylaws, by action of the shareholders or by action of the board of directors under the specific provision of a bylaw adopted by the shareholders. The number of directors may be increased or decreased, subject to several limitations set forth in the New York Business Corporation Law. At each annual shareholders' meeting, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. The New York Business Corporation Law also permits a corporation's certificate of incorporation, or the specific provisions of a bylaw adopted by the shareholders, to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year. Recent amendments to the New York Business Corporation Law delete the requirement of at least three directors in any class. AT&T's charter provides that the number of directors shall be as provided for in AT&T's bylaws. AT&T's bylaws provide that the number of directors shall be not less than 10 and no more than 25, the exact number of directors to be fixed and determined by the vote of a majority of AT&T's entire board of directors. AT&T does not have a classified board of directors.

REMOVAL OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that:

     - members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

     - in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part.

     Video's current charter provides that a director may be removed at any time, with or without cause, by a vote of the stockholders.

     The New York Business Corporation Law provides that any or all of a corporation's directors may be removed for cause by a vote of its shareholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by its shareholders provides, a director may be removed for cause by action of the board of directors. An action to procure a judgment removing a director for cause may be brought by the Attorney General of the State of New York or by the holders of 10% of the outstanding shares, whether or not entitled to vote. If the certificate of incorporation or bylaws provide, any or all of the directors may be removed without cause by vote of the corporation's shareholders.

     The removal of directors, with or without cause, is subject to the following:

     - in the case of a corporation having cumulative voting, no director may be removed when the votes cast against the director's removal would be sufficient to elect the director if voted cumulatively; and

     - if a director is elected by the holders of shares of any class or series, that director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class.

     Neither AT&T's charter nor AT&T's bylaws provide that its directors may be removed without cause by AT&T's common stockholders or by AT&T's board of directors.

VACANCIES

     Under the Delaware General Corporation Law, unless otherwise provided in a corporation's certificate of incorporation or bylaws, vacancies on a corporation's board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. However, in the case of a classified board of directors, vacancies and newly created directorships may be filled by a majority of the directors elected by the class or by the sole remaining director so elected. Directors elected to fill vacancies or newly created directorships on a classified board of directors hold office until the next election of the class for which the directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time any vacancy or newly created directorship is filled, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for the directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Video's current bylaws provide that any vacancies on Video's board of directors, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

     Under the New York Business Corporation Law, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors. Unless a corporation's certificate of incorporation or bylaws provide otherwise, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by the vote of the other directors elected by holders of the same class of shares. However, the certificate of incorporation or bylaws may provide that such newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next shareholders' meeting at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified. Notwithstanding the foregoing, unless otherwise provided in a corporation's certificate of incorporation or bylaws, whenever the holders of one or more classes or series of shares are entitled to elect one or more directors by the certificate of incorporation, any vacancy that may be filled by the board or a majority of the directors then in office shall be filled by a majority of the directors then in office that were elected by such class or series. AT&T's bylaws provide that any vacancy on AT&T's board of directors may be filled by a majority vote of the remaining directors, though less than a quorum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The determination must be made, in the case of an individual who is a director or officer at the time of determination, by:

     - a majority of the directors who are not parties to the action, suit or proceeding, even though less than a quorum;

     - a committee of these directors designated by a majority vote of these directors, even though less than a quorum;

     - independent legal counsel, in a written opinion; or

     - a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, an individual may not be indemnified in any claim, issue or matter in a derivative action as to which the individual is adjudged liable to the corporation. Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses incurred in the defense of any proceeding to directors and officers contingent upon an undertaking by or on behalf of the individuals to repay any advances if it is determined ultimately that the individuals are not entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     Video's current charter and bylaws provide that Video officers and directors (and the heirs, executors and administrators of such officers and directors) will be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware.

     Under the New York Business Corporation Law, a corporation may indemnify its directors and officers that are made, or are threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, against judgments, fines, amounts paid in settlement and reasonable expenses incurred as a result of the action or proceeding if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in the best interests of the corporation or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation. In criminal proceedings, in addition to the preceding conditions, the director or officer must not have had reasonable cause to believe that his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that, in either case, no indemnification may be made in respect of:

     - a threatened action, or an action that is settled or otherwise disposed of; or

     - any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the New York Business Corporation Law, any indemnification under the New York Business Corporation Law pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the applicable standard of conduct by the disinterested directors if a quorum is available, or if the quorum so directs or is unavailable, by the board of directors upon the written opinion of independent legal counsel, or the stockholders.

     A corporation may advance expenses incurred by a director or officer in defending any action or proceeding prior to its final disposition upon receipt of an undertaking by or on behalf of the officer or director to repay the advance to the extent the advance exceeds the indemnification to which the officer or director is entitled.

     The indemnification described above under the New York Business Corporation Law is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by the certificate of incorporation or bylaws contained in:

     - a resolution of shareholders;

     - a resolution of directors; or

     - an agreement providing for indemnification,

provided that indemnification may not be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     AT&T's bylaws provide that AT&T is authorized, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers by resolution of shareholders or directors or by an agreement providing for indemnification, in each case for claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any director or officer serves or served in such capacity with AT&T, or at AT&T's request, in any capacity with any other enterprise.

     AT&T has entered into indemnification agreements with some of its officers and directors in accordance with AT&T's bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AT&T under the foregoing provisions, AT&T has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting a director's personal liability to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. However, the certificate of incorporation may not contain a provision that eliminates or limits a director's liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - violation of certain provisions of the Delaware General Corporation Law;

     - any transaction from which the director derived an improper personal benefit; or

     - any act or omission that occurred before the provision limiting director liability was adopted.

     Video's current charter provides that, subject to the limitations in the preceding paragraph, no director will be personally liable to Video or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission.

     The New York Business Corporation Law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting a director's personal liability to the corporation or its shareholders for damages for any breach of duty in his or her capacity as a director. However, the certificate of incorporation may not contain a provision that eliminates or limits a director's liability:

     - if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or that the director's acts violated certain provisions of the New York Business Corporation Law; or

     - for any act or omission that occurred before the provision limiting director liability was adopted.

     AT&T's charter provides that directors will not be personally liable to AT&T or any of its shareholders for damages for any breach of duty as a director. However, a director's liability will not be eliminated or limited:

     - if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the New York Business Corporation Law (which includes declaration of dividends, purchase of capital stock, distribution of assets to shareholders after dissolution of the corporation and loans to directors to the extent contrary to New York law); or

     - for any act or omission that occurred before the provision limiting director liability was adopted by AT&T's shareholders.

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. The body of case law interpreting the corporation laws of New York is not as developed as that of Delaware. Delaware's court system includes a Chancery Court to adjudicate matters arising under Delaware corporate law. New York does not have an equivalent court system. As a result of these factors, there may be less certainty as to the outcome of some matters governed by New York corporate law, and, therefore, it may be more difficult to obtain legal guidance as to those matters than would be the case under Delaware corporate law.

CLASS VOTING STRUCTURES; TRANSFER LIMITATIONS

     Video's current charter does not provide for class voting structures, or any transfer limitations.

     Currently, pursuant to AT&T's charter, holders of AT&T common stock are entitled to one vote per share, holders of AT&T Wireless Group tracking stock are entitled to 1/2 of a vote per share, holders of Class B Liberty Media Group tracking stock are entitled to 3/8 of a vote per share and holders of Class A Liberty Media Group tracking stock are entitled to 3/80 of a vote per share. AT&T's charter does not contain any restrictions on the transfer of these shares or any provision for automatic conversion of these shares.

                        OWNERSHIP OF VIDEO COMMON STOCK


     The following table sets forth information concerning the beneficial ownership of Video's common stock as of November 17, 2000, the record date for the special meeting for each of the following:


     - each person or entity who is known by Video to own beneficially more than 5% of the outstanding shares of Video common stock;

     - each of Video's current directors;

     - some of Video's executive officers; and

     - all of Video's directors and officers as a group.


     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of November 17, 2000 through the exercise of any stock option or other right.


     As indicated below, Video's principal stockholders have entered into a voting agreement with Liberty, whereby they have agreed with Liberty to vote their shares of Video common stock in favor of the merger agreement and the merger and against any alternative acquisition of Video.

                                                                                        PERCENT
                            NAME                              COMMON STOCK              OF CLASS
                            ----                              ------------              --------
Liberty Media Corporation...................................   9,534,269(1)               71.8%
Equitable Companies Incorporated, The Equitable Life
  Assurance Society of the United States, Equitable Deal
  Flow Fund, L.P. and Equitable Capital Management
  Corporation...............................................   2,263,081(2)              17.00%
Sandler Capital Management, Sandler Associates and J.K.
  Media L.P.................................................   2,270,500(3)              17.06%
Arnold P. Ferolito..........................................   2,959,582(4)(12)          22.23%
Robert H. Alter.............................................      21,000                     *
Terrence A. Elkes...........................................     470,012(5)               3.53%
Martin Irwin................................................     276,417(6)(7)            2.08%
Louis H. Siracusano.........................................   3,152,982(4)(11)(12)      23.69%
Raymond L. Steele...........................................      25,000                     *
Frank Stillo................................................      37,000(8)                  *
Donald H. Buck..............................................     523,681(4)(12)(13)       4.12%
Michael E. Fairbourne.......................................      95,000(9)                  *
Daniel Rosen................................................     155,000(10)                 *
All directors and named executive officers as a group,
  consisting of 9 persons...................................   4,711,864                 35.40%

---------------

   * Less than 1%.

 (1) By virtue of the execution of the voting agreement described above in "Other Transaction Agreements -- Voting Agreement," Liberty Media Corporation is deemed to be the beneficial owner of each share of Video common stock controlled by Arnold P. Ferolito, Louis H. Siracusano, Sandler Capital Management, Donald H. Buck, Sandler Associates, Theresa Siracusano, Terrence A. Elkes, Kenneth Gorman, J.K. Media L.P. and Carole Buck.

 (2) Based on Amendment No. 2 dated March 6, 2000 to Schedule 13D filed on November 8, 1996, and Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 8, 1997. The business address of AXA Financial, Inc. ("AXF"), The Equitable Life Assurance Society of the United States ("ELAS"), Equitable Deal Flow Fund, L.P. ("EDFF") and ECMC,

     LLC ("ECMC") is 1290 Avenue of the Americas, New York, New York. ELAS is an indirect wholly owned subsidiary of AXF and is the general partner of the general partner of EDFF. ECMC is the investment manager of EDFF. EDFF is the holder of record of 1,443,082 shares of Common Stock and ELAS is the holder of record of 819,999 shares of Common Stock. ELAS also beneficially owns indirectly the 1,443,082 shares held by EDFF through its control of EDFF. Because of its indirect ownership of ELAS, AXF may be deemed to beneficially own indirectly the 2,263,081 shares of Common Stock held by ELAS and EDFF. Certain other persons and entities (AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Conseil Vie Assurance Mutuelle; AXA Courtage Assurance Mutuelle; Finaxa; AXA; Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre) may also be deemed to beneficially own indirectly such 2,263,081 shares because of their relationships to AXF; however, all of these parties expressly disclaim any beneficial ownership of these shares. As of March 1, 2000, 60.3% of the common stock of AXF was owned by AXA, a French holding company for an international group of insurance and related financial services companies.

 (3) Based on Form 4 filed October 15, 1999. The Reporting Persons include Sandler Capital Management, a registered investment adviser and a New York general partnership ("SCM"), and Harvey Sandler, John Kornreich, Michael Marocco, Andrew Sandler, Hannah Stone, Douglas Schimmel and David Lee (each an "Individual", and collectively, the "Individuals"). Includes 1,150,000 shares of Common Stock, in the aggregate, owned by 21st Century Communications Partners, L.P., 21st Century Communications T-E Partners, L.P. and 21st Century Communications Foreign Partners, L.P., each of which is a Delaware limited partnership (collectively, the "Partnerships"). Each Individual controls a corporation that serves as a general partner of SCM, which is a general partner of one of the general partners of each of the Partnerships. Includes 569,000 shares of Common Stock held by accounts managed by SCM, and 411,000 shares of Common Stock owned by Sandler Associates, a New York limited partnership (each Individual is a general partner of Sandler Associates). For John Kornreich, also includes 140,500 shares of Common Stock owned by J.K. Media L.P., a New York limited partnership, controlled by Mr. Kornreich. The business address of these entities is 767 Fifth Avenue, New York, New York 10153. Each Reporting Person disclaims beneficial ownership of the shares held by SCM, the Partnerships and Sandler Associates, except to the extent of the Reporting Person's pecuniary interest therein. Mr. Kornreich also disclaims beneficial ownership of the shares held by J.K. Media L.P., except to the extent of his pecuniary interest therein.

 (4) Mr. Irwin has an option to purchase 36,540, 36,540 and 1,920 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. See footnote (7). Mr. Fairbourne has an option to purchase 29,232, 29,232 and 1,536 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. See footnote (9).

 (5) Includes 10,000 shares owned by Mr. Elkes' children. Mr. Elkes disclaims beneficial ownership of all such shares.

 (6) Includes options to purchase 120,000 shares of Common Stock granted to Mr. Irwin under the 1993 Long-Term Incentive Plan (the "1993 Plan"), exercisable at prices ranging from $4.00 to $6.00 per share.

 (7) Includes options to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $0.75 per share granted by Messrs. Siracusano, Ferolito and Buck.

 (8) Includes 24,000 shares of Common Stock owned by the Frank Stillo Children's Trust, of which Mr. Stillo's wife is the trustee. Mr. Stillo disclaims beneficial ownership of such shares.

 (9) Includes options granted in June 1997 to purchase 60,000 shares of Common Stock from Messrs. Siracusano, Ferolito and Buck at an exercise price of $2.00 per share and options to purchase 35,000 shares of Common Stock granted to Mr. Fairbourne under the 1997 Plan, exercisable at prices ranging from $2.00 to $2.94 per share.

(10) Includes (i) options to purchase 75,000 shares of Common Stock granted to Mr. Rosen under the 1993 Plan, exercisable at prices ranging from $4.00 to $6.00 per share, and (ii) shares of Common

     Stock owned by Mr. Rosen's son and the Ned Rosen Trust, of which Mr. Rosen is the trustee, in the amounts of 5,000 and 5,000, respectively. Mr. Rosen disclaims beneficial ownership of all shares of Common Stock owned by his son and the Ned Rosen Trust. Also includes options to purchase 65,000 shares of Common Stock granted to Mr. Rosen under the 1997 Plan, exercisable at prices ranging from $2.625 to $3.0625 per share.

(11) Includes (i) 39,990 shares of Common Stock transferred by Mr. Siracusano to seven trusts for the benefit of his family members on September 25, 1998,
     (ii) 5,000 shares of Common Stock transferred by Mr. Siracusano to two trusts for the benefit of his family members on December 28, 1998, (iii) 300,000 shares of Common Stock transferred by Mr. Siracusano to his wife on March 2, 1999, (iv) 39,500 shares of Common Stock transferred by Mr. Siracusano to five trusts for the benefit of his family members on November 1, 1999, (v) 22,000 shares of Common Stock transferred by Mr. Siracusano to six trusts for the benefit of his family members on December 6, 1999, (vi) 32,600 shares of Common Stock transferred by Mr. Siracusano to six trusts for the benefit of his family members on February 10, 2000 and (vii) 300,000 shares of Common Stock transferred by Mr. Siracusano to the Sano Foundation on July 5, 2000. Mr. Siracusano did not retain voting power, investment power or other control of or interest in the 439,090 shares of Common Stock, but is trustee of the Sano Foundation.

(12) Includes options to various employees, directors, consultants and independent contractors to purchase 248,472, 248,472 and 13,056 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively, exercisable at prices ranging from $0.25 to $6.00 per share.

(13) Includes 85,000 shares of Common Stock transferred by Mr. Buck to his wife on March 22, 1999. Mr. Buck did not retain voting power, investment power or other control of or interest in the 85,000 shares of Common Stock. Also includes options granted in October 1999 to purchase 25,000 shares of Common Stock granted to Mr. Buck under the 1997 Long-Term Incentive Plan Exercisable at $1.625 per share.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of Video as part of the solicitation of proxies by Video's board of directors for use at the special meeting. We are first mailing this proxy statement/prospectus and
the accompanying form of proxy to Video stockholders on or about           ,
2000.

MATTERS RELATING TO THE SPECIAL MEETING

Date, Time and Place


     We will hold the special meeting at our offices at 235 Pegasus Avenue,
Northvale, New Jersey 07647, at 10:00 a.m., local time, on           , 2000.


Purpose of the Special Meeting

     At the special meeting, we are asking holders of Video common stock to approve and adopt the merger agreement and the merger. Video's board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, Video stockholders, has unanimously approved the merger agreement and the merger and declared the advisability of the Merger, and unanimously recommends that Video stockholders vote FOR approval and adoption of the merger agreement and the merger.

Record Date


     The record date for shares entitled to vote at the special meeting is November 17, 2000. As of November 17, 2000, 13,311,307 shares of Video common stock were outstanding.


List of Stockholders

     A list of Video stockholders entitled to vote at the meeting will be available for inspection by any stockholder for purposes germane to the special meeting during normal business hours at Video's executive offices. The list will also be available for inspection by stockholders present at the special meeting.

Shares Entitled to Vote

     Only shares of Video common stock held at the close of business on the record date are entitled to vote at the special meeting. Each holder of Video common stock is entitled to one vote for each share of Video common stock held by the stockholder on the record date.

Quorum Requirement

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the total number of votes entitled to be cast by holders of Video's common stock on the record date are represented in person or by proxy. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. The shares of Video common stock which are subject to the voting agreement entered into by a Video's principal stockholders are sufficient to constitute a quorum. Abstentions and broker "non-votes" count as present for establishing a quorum. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares beneficially owned by Directors and Executive Officers


     On the record date, directors and executive officers of Video beneficially owned and were entitled to vote (i) approximately 4,711,864 shares of Video common stock, representing approximately 35.4% of the total number of votes entitled to be cast at the special meeting. These directors and officers, including Louis A. Siracusano, who is a party to the voting agreement described in the section "Other Transaction Agreements -- Voting Agreement," have indicated a present intention to vote in favor of the merger agreement and the merger.

VOTE NECESSARY TO APPROVE THE MERGER AGREEMENT AND THE MERGER

     Approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of the Video common stock outstanding on the record date.

     IF A VIDEO STOCKHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE SHARES OF VIDEO COMMON STOCK THAT ARE SUBJECT TO THE VOTING AGREEMENT ENTERED INTO BY VIDEO'S PRINCIPAL STOCKHOLDERS WILL BE SUFFICIENT TO APPROVE THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

     Under the rules of the National Association of Securities Dealers, Inc., if your broker holds your shares in its name, your broker may not vote your shares on the merger proposal absent instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposal and will have the effect of a vote against approval and adoption of the merger agreement.

PROXIES

Voting Your Proxy

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     If you sign and timely return your proxy card but do not indicate how your shares are to be voted, your shares will be voted in favor of the merger agreement and the merger, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment or postponement of the meeting, including for the purpose of soliciting additional proxies.

How to Vote by Proxy

     You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other custodian, you should check the voting form used by that firm to see if it offers telephone or Internet voting.

Revoking Your Proxy

     You may revoke your proxy before it is voted by:

     - sending in a new proxy with a later date;

     - notifying the Secretary of Video in writing before the meeting that you have revoked your proxy; or

     - voting in person at the meeting.

Voting in Person


     If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your "street name" shares on November 17, 2000, the record date for voting.


PROXY SOLICITATION

     Video and Liberty will share equally the costs and expenses incurred in connection with printing and mailing this proxy statement/prospectus. Video will pay the cost of the solicitation of proxies from its stockholders.

     In addition to solicitation by mail, the directors and employees of Video and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Any director or employee of Video or its subsidiaries used to solicit proxies will not receive additional compensation for these services. Video will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Video will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     A transmittal form with instructions for the surrender of Video common stock certificates will be mailed to Video stockholders as soon as practicable after completion of the merger.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES.

OTHER BUSINESS; ADJOURNMENTS

     Under the merger agreement, no business may be conducted at the special meeting other than voting on the proposal to approve and adopt the merger agreement, the merger, and other matters agreed to by Video and Liberty.

                      SUBMISSION OF STOCKHOLDER PROPOSALS


     Due to the contemplated completion of the merger, Video does not currently expect to hold a 2000 annual meeting of stockholders to elect directors to its board because the merger agreement requires that all Video's directors resign immediately prior to the completion of the merger, which we expect to occur in the fourth quarter of this year. If an annual meeting is held, (as a result of a failure to consummate the merger or otherwise) stockholder proposals for inclusion in proxy materials for the meeting must be submitted to Video's secretary in writing and received at Video's executive offices by December 29, 2000. Any proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to the stockholder proposals.


                                    EXPERTS

     The consolidated financial statements of AT&T Corp. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined balance sheets of Liberty Media Group ("New Liberty" or "Successor") as of December 31, 1999 and of Liberty Media Group ("Old Liberty" or "Predecessor") as of December 31, 1998, and the related combined statements of operations and comprehensive earnings, combined equity, and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor period) which appear as an exhibit of the AT&T Form 10-K dated March 27, 2000, have been incorporated by reference herein in reliance upon the report, dated February 29, 2000, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The KPMG report dated February 29, 2000 refers to the fact that the financial statements should be read in conjunction with the consolidated financial statements of AT&T Corp. In addition, the report contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty, acquired TeleCommunications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

     The consolidated balance sheets of MediaOne Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1999, filed in AT&T Corp.'s Form 8-K, dated March 27, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The combined financial statements of the AT&T Wireless Group incorporated in this proxy statement/prospectus by reference to AT&T Corp.'s Current Report on Form 8-K filed on March 17, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Video Services Corporation at June 30, 2000 and 1999, and for each of the three years in the period ended June 30, 2000, incorporated by reference in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     It is expected that representatives of Ernst & Young, Video's independent auditors, and KPMG LLP, Liberty's independent certified public accountants, will be present at the special meeting where they will have an opportunity to respond to appropriate questions of Video's stockholders and to make a statement if they desire to do so.

                                 LEGAL MATTERS

     The legality of Class A Liberty Media Group tracking stock to be issued in the merger is being passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T.

     As of June 30, 2000, Mr. Feit owned approximately 4,700 shares of AT&T common stock and held options to purchase additional shares of AT&T common stock.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  AT&T CORP.,

                             E-GROUP MERGER CORP.,

                           LIBERTY MEDIA CORPORATION

                                      AND

                           VIDEO SERVICES CORPORATION

                           DATED AS OF JULY 25, 2000

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
                                ARTICLE I.
                       DEFINITIONS AND CONSTRUCTION
 1.1    Certain Definitions.........................................   A-1
 1.2    Additional Definitions......................................   A-5
 1.3    Terms Generally.............................................   A-7
                               ARTICLE II.
                      THE MERGER AND RELATED MATTERS
 2.1    The Merger..................................................   A-8
 2.2    Closing.....................................................   A-8
 2.3    Conversion of Securities....................................   A-9
 2.4    Exchange of Certificates....................................  A-10
 2.5    Changes in Class A Liberty Media Group Stock................  A-13
 2.6    Capital Contribution to Liberty Media.......................  A-13
                               ARTICLE III.
                             CERTAIN ACTIONS
 3.1    Stockholder Meeting.........................................  A-13
 3.2    Registration Statement and Other Commission Filings.........  A-14
 3.3    Identification of Rule 145 Affiliates.......................  A-14
 3.4    Reasonable Efforts..........................................  A-15
 3.5    Company Stock Option and Other Plans........................  A-17
 3.6    Expenses....................................................  A-17
                               ARTICLE IV.
              REPRESENTATIONS AND WARRANTIES OF THE COMPANY
 4.1    Corporate Organization......................................  A-17
 4.2    Subsidiaries................................................  A-18
 4.3    Capitalization..............................................  A-18
 4.4    Corporate Proceedings, etc. ................................  A-19
 4.5    Consents and Approvals......................................  A-19
 4.6    Absence of Defaults, Conflicts, etc. .......................  A-20
 4.7    Reports.....................................................  A-20
 4.8    Absence of Certain Developments.............................  A-21
 4.9    Compliance with Law.........................................  A-21
 4.10   Litigation..................................................  A-22
 4.11   Material Contracts..........................................  A-22
 4.12   Absence of Undisclosed Liabilities..........................  A-23
 4.13   Labor Relations and Employment..............................  A-23
 4.14   Employee Benefit Plans......................................  A-24
 4.15   FCC Matters.................................................  A-26
 4.16   Real Property...............................................  A-26
 4.17   Condition of Properties.....................................  A-27
 4.18   Environmental Matters.......................................  A-27
 4.19   Intellectual Property.......................................  A-29
 4.20   Tax Matters.................................................  A-30
 4.21   Insurance...................................................  A-30
 4.22   Transactions with Related Parties...........................  A-31

                                                                      PAGE
                                                                      ----
 4.23   Interest in Competitors.....................................  A-31
 4.24   Brokerage...................................................  A-31
 4.25   Disclosure..................................................  A-31
 4.26   DGCL Section 203............................................  A-32
 4.27   Company Action..............................................  A-32
 4.28   Fairness Opinion............................................  A-32
 4.29   FIRPTA......................................................  A-32
 4.30   No Investment Company.......................................  A-32
 4.31   Employment Agreements.......................................  A-32
 4.32   Negative Assurances.........................................  A-32
 4.33   Vote Required...............................................  A-32
 4.34   No Excise Tax Obligations...................................  A-32
 4.35   British Telecommunications..................................  A-32
                                ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF PARENT
 5.1    Organization and Qualification..............................  A-33
 5.2    Authorization and Validity of Agreement.....................  A-33
 5.3    Capitalization of Parent....................................  A-33
 5.4    Ownership of Merger Sub; No Prior Activities; Assets of
          Merger Sub................................................  A-33
 5.5    Information Supplied........................................  A-34
                               ARTICLE VI.
             REPRESENTATIONS AND WARRANTIES OF LIBERTY MEDIA
 6.1    Organization and Qualification..............................  A-34
 6.2    Authorization and Validity of Agreement.....................  A-35
 6.3    Ownership of Company Common Stock...........................  A-35
 6.4    Information Supplied........................................  A-35
 6.5    Liberty Media Group Information.............................  A-35
 6.6    No Approvals or Notices Required; No Conflict with
          Instruments...............................................  A-36
 6.7    Absence of Certain Changes or Events........................  A-36
 6.8    Brokers or Finders..........................................  A-37
                               ARTICLE VII.
                   ADDITIONAL COVENANTS AND AGREEMENTS
 7.1    Access to Information Concerning Properties and Records.....  A-37
 7.2    Confidentiality.............................................  A-37
 7.3    Public Announcements........................................  A-38
 7.4    Conduct of the Company's Business Pending the Effective
          Time......................................................  A-38
 7.5    No Solicitation.............................................  A-41
 7.6    Actions by Merger Sub.......................................  A-42
 7.7    Listing.....................................................  A-42
 7.8    Convertible Securities......................................  A-43
 7.9    Voting Agreement............................................  A-43
 7.10   Indemnification of Directors and Officers; Insurance........  A-43
 7.11   Certificates as to Indebtedness.............................  A-44
 7.12   Notification of Certain Matters.............................  A-44
 7.13   Defense of Litigation.......................................  A-45
 7.14   Additional Financial Statements.............................  A-45

                                                                      PAGE
                                                                      ----
                              ARTICLE VIII.
                           CONDITIONS PRECEDENT
 8.1    Conditions Precedent to the Obligations of Parent, Liberty
          Media, Merger Sub and the Company.........................  A-45
 8.2    Conditions Precedent to the Obligations of Parent and Merger
          Sub for the Benefit of Liberty Media......................  A-46
 8.3    Conditions Precedent to the Obligations of Parent and Merger
          Sub for the Benefit of Parent.............................  A-47
 8.4    Conditions Precedent to the Obligations of the Company......  A-50
                               ARTICLE IX.
                               TERMINATION
 9.1    Termination and Abandonment.................................  A-51
 9.2    Termination Fee; Effects of Termination.....................  A-51
                                ARTICLE X.
                              MISCELLANEOUS
10.1    No Waiver or Survival of Representations and Warranties.....  A-52
10.2    Notices.....................................................  A-52
10.3    Entire Agreement............................................  A-53
10.4    Assignment; Binding Effect; Benefit.........................  A-53
10.5    Amendment...................................................  A-53
10.6    Extension; Waiver...........................................  A-54
10.7    Parent Transactions.........................................  A-54
10.8    Headings....................................................  A-54
10.9    Counterparts................................................  A-54
10.10   Applicable Law..............................................  A-54
10.11   Enforcement.................................................  A-54
10.12   Company Disclosure Schedule.................................  A-55

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 25th day of July, 2000, by and among AT&T Corp., a New York corporation ("Parent"), E-Group Merger Corp., a Delaware corporation ("Merger Sub"), Liberty Media Corporation, a Delaware corporation ("Liberty Media"), and Video Services Corporation, a Delaware corporation (the "Company").

     WHEREAS, the parties are entering into this Agreement to provide for the terms and conditions upon which the Company will be acquired by Parent by means of a merger of Merger Sub, a direct wholly owned Subsidiary of Parent, with and into the Company (the "Merger").

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

     1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

          An "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to "control," be "controlled by" or be "under common control with" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Parent nor any of its Affiliates shall be deemed to be an Affiliate of Liberty Media or any of its Affiliates, and neither Liberty Media nor any entity that is a member of the Liberty Media Group nor any of the Affiliates of any of the foregoing shall be deemed to be an Affiliate of Parent or any of its Affiliates.

          "Agreement" shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

          "Class A Liberty Media Group Stock" shall mean the Class A Liberty Media Group Common Stock, par value $1.00 per share, of Parent.

          "Class B Liberty Media Group Stock" shall mean the Class B Liberty Media Group Common Stock, par value $1.00 per share, of Parent.

          "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

          "Closing Date" shall mean the date on which the Closing occurs pursuant to Section 2.2.

          "Commission" shall mean the Securities and Exchange Commission.

          "Company Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

          "Company Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to each of Parent and Liberty Media on or prior to the date hereof.

          "Company Stock Plans" shall mean (i) the Company's 1997 Long Term Incentive Plan and (ii) the Company's 1999 Non-Employee Director Stock Plan, as listed in Section 4.3(a) of the Company Disclosure Schedule.

          "Company Transaction Documents" shall mean this Agreement and all other agreements and instruments contemplated by this Agreement to which the Company is a party or otherwise is a signatory.

          "Contribution Agreement" shall mean the Amended and Restated Contribution Agreement, dated January 14, 2000, by and among Liberty Media, Liberty Media Management LLC, Liberty Media Group LLC, Liberty Ventures Group LLC, AGI LLC (formerly The Associated Group, Inc.) and Liberty AGI, Inc.

          "Covered Entity" shall have the meaning ascribed thereto in the Parent Charter.

          "DGCL" shall mean the General Corporation Law of the State of Delaware.

          "Effective Time" shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under the DGCL as provided in
     Section 2.1(a).

          "Eighth Tax Sharing Amendment" shall mean the Eighth Amendment to Tax Sharing Agreement, by and among Parent, Liberty Media, for itself and each member of the Liberty Media Group, Tele-Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc. and each Covered Entity (as defined therein), dated as of the date hereof.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

          "GECC Facility" means the Credit Agreement, dated as of June 30, 2000, among the Company and its Subsidiaries, and General Electric Capital Corporation, Key Bank National Association and the other lenders thereunder.

          "Governmental Consent" shall mean any consent, approval, order or authorization of or other action by any Governmental Entity.

          "Governmental Entity" shall mean and include any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

          "Governmental Filing" shall mean any registration, qualification, declaration or filing with or any notice to any Governmental Entity.

          "Hart-Scott Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

          "Indebtedness" shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company) (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding contingent payment obligations and accounts payable) or (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; (ii) every liability of others of the kind described in the preceding clause (i) which such Person has guaranteed or which is otherwise its legal liability, in either case to the extent required pursuant to GAAP to be set forth as a liability on a balance sheet of such Person.

          "Inter-Group Agreement" shall mean the Inter-Group Agreement, dated as of March 9, 1999, as amended and supplemented, among Parent, on the one hand, and Liberty Media, Liberty Media Group LLC and each Covered Entity (as defined therein), on the other hand.

          "Inter-Group Supplement" shall mean the Seventh Supplement to the Inter-Group Agreement between and among Parent, on the one hand, and Liberty Media, Liberty Media Group LLC and each Covered Entity (as defined therein), on the other hand, dated as of the date hereof.

          "Law" shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation promulgated, or order, judgment, writ, stipulation, award, injunction or decree promulgated or entered by a Governmental Entity.

          "Liberty Media Affiliate," "Affiliate of Liberty Media" and similar phrases shall mean Liberty Media, each member of the Liberty Media Group, each Covered Entity and each Subsidiary of Liberty Media, any member of the Liberty Media Group or a Covered Entity and, from and after the Effective Time, the Surviving Entity.

          "Liberty Media Group" shall mean the Liberty Media Group, as defined in the Parent Charter and shall include Ranger Acquisition Corp., A-Group Merger Corp., B-Group Merger Corp., C-Group Merger Corp., D-Group Merger Corp., Merger Sub and each of their respective Subsidiaries and successors.

          "Liberty Media Group Information" means the information regarding the Liberty Media Group described in Section 6.5.

          "Liberty Media Material Adverse Effect" shall mean (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of Liberty Media to perform its obligations hereunder) or (ii) a material adverse effect on the business, assets or financial condition of Liberty Media and its Subsidiaries, taken as a whole.

          "Lien" shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Material Adverse Effect" shall mean (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of any party hereto to consummate such transactions or perform its material obligations hereunder) or (ii) a material adverse effect on the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

          "Merger" shall have the meaning specified in the preamble hereto.

          "Merger Consideration" shall mean the Stock Consideration and the Cash Consideration to which holders of shares of Company Common Stock are entitled pursuant to Section 2.3(a)(i).

          "NYSE" shall mean The New York Stock Exchange.

          "Parent Adverse Effect" shall mean any of (i) an effect which is adverse to, or burdensome on the business, assets, liabilities, condition (financial or otherwise), results of operations, operations or prospects of any business of Parent or its Subsidiaries being conducted on the date hereof (other than, in each case, any such effect which is insignificant in nature or consequence) or (ii) an adverse effect on the relationship between Parent or any of its Subsidiaries and any federal or state Governmental Entity having jurisdiction over any business of Parent or its Subsidiaries or the operations or assets thereof (other than such an effect which is insignificant in nature or consequence).

          "Parent Charter" shall mean the Amended Certificate of Incorporation of Parent.

          "Parent Common Stock" shall mean the common stock, par value $1.00 per share, of Parent.

          "Parent/Liberty Media Commission Filings" means and includes all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments thereto) filed or to be filed by Parent or Liberty Media with the Commission during the period from the effectiveness of the acquisition by Parent of Tele-Communications, Inc., on March 9, 1999, through the Closing Date, to the extent (and only to the extent) that such documents include any financial statements of, or narrative description (including management's discussion and analysis) specifically regarding, the Liberty Media Group.

          "Parent Material Adverse Effect" shall mean (i) a material adverse effect on the transactions contemplated hereby (including a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations hereunder) or (ii) an adverse effect on the business, assets, liabilities, operations, results of operations, or financial condition of Parent or any of its Subsidiaries that is material to the Parent and all of its Subsidiaries taken as a whole.

          "Parent Transaction" shall mean any merger, acquisition, business combination, stock repurchase, stock issuance or other transaction or business opportunity, even if such Parent Transaction would materially interfere with the transactions contemplated by this Agreement.

          "Permitted Encumbrances" shall mean the following Liens with respect to the properties and assets of the Company: (a) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books (to the extent required thereby); (b) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books (to the extent required thereby); (c) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (d) purchase money security interests or Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, and (e) easements, restrictions and other defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the Company's use or occupancy of the property affected thereby.

          "Person" shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

          "Post-Merger Restructuring Transactions" shall mean each of the transactions described in Exhibit 2.6 hereto.

          "Restriction", with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, any Law, rule, regulation, order, judgment or decree which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Subsidiary" when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. Notwithstanding the foregoing, for purposes of this Agreement, Parent's Subsidiaries shall be deemed not to include Liberty Media, any Liberty Media Affiliate or any entity that is a member of the Liberty Media Group or any of the Affiliates of any of the foregoing, whether or not they otherwise would be Subsidiaries of Parent under the foregoing definition. Notwithstanding the foregoing, for purposes of this Agreement, the Company's Subsidiaries shall include all entities listed in Section 4.2 of the Company Disclosure Schedule.

          "Surviving Entity" shall mean the Company as the surviving entity in the Merger as provided in Section 2.1(a).

          "Voting Agreement" shall mean the Agreement, dated as of the date hereof, among Liberty Media and certain stockholders of the Company, substantially in the form of Exhibit 7.9 attached hereto.

     1.2 Additional Definitions. The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

DEFINED TERM                                                    SECTION
------------                                                  -----------
1993 Plan...................................................  2.3(b)(i)
1997 Plan...................................................  2.3(b)(i)
Alternative Consideration...................................  3.4(c)
Alternative Merger..........................................  3.4(c)
breaching party.............................................  3.6
BT..........................................................  4.35
Carryover Option............................................  2.3(b)
Cash Consideration..........................................  2.3(a)(i)
Cash Election...............................................  3.4(d)
Cash Merger.................................................  3.4(d)
Certificates................................................  2.4(b)
Certificate of Merger.......................................  2.1(a)
Claim.......................................................  7.1(a)
Code........................................................  4.14(a)
Company.....................................................  Preamble
Company Board...............................................  3.1
Company Bylaws..............................................  3.1
Company Charter.............................................  3.1
Company Plans...............................................  4.14(a)
Company Preferred Stock.....................................  4.3(a)
Company SEC Reports.........................................  4.7(a)
Company Stock Option........................................  2.3(b)

DEFINED TERM                                                    SECTION
------------                                                  -----------
Computer Software...........................................  4.20
Confidential Information....................................  7.2
Consolidated Returns........................................  4.20(a)
Contract Consent............................................  4.6(a)
Contract Notice.............................................  4.6(a)
Contract....................................................  4.6(a)(1)
Convertible Securities......................................  4.3(c)
disclosing party............................................  7.2
Employment Agreements.......................................  4.31
Environmental and Health Laws...............................  4.18
Environmental Permits.......................................  4.18
Equivalency Opinion.........................................  3.4(d)
ERISA.......................................................  4.14(a)
ERISA Affiliate.............................................  4.14(a)
Excess Shares...............................................  2.4(f)
Exchange Agent..............................................  2.4(a)
Exchange Agent Agreement....................................  2.4(a)
Exchange Pool...............................................  2.4(a)
Extraordinary Transaction...................................  7.5(a)
Extraordinary Transaction Interest..........................  7.5(a)
Fairness Opinion............................................  4.28
FCC.........................................................  4.5
FCC Licenses................................................  4.15
Fractional Fund.............................................  2.4(f)
Hazardous Material..........................................  4.18
Indemnified Liabilities.....................................  7.10(a)
Indemnified Party...........................................  7.10(a)
Injunction..................................................  3.4(a)
Intellectual Property.......................................  4.19
Interim SEC Reports.........................................  4.7(a)
IRS.........................................................  4.20(a)
Kaplan Agreement............................................  2.3(b)(i)
Lazard Freres...............................................  4.24
Leased Real Property........................................  4.16(b)
Liberty Event...............................................  3.4(c)
Liberty Interest............................................  3.4(c)
Liberty Media...............................................  Preamble
Liberty Media Disclosure Schedule...........................  Article VI
Licenses....................................................  4.9(c)
Local Approvals.............................................  4.5(iii)
Material Contracts..........................................  4.11
Merger......................................................  Preamble
Merger Proposal.............................................  3.1
Merger Sub..................................................  Preamble
Multiemployer Plan..........................................  4.14(b)
New Parent..................................................  3.4(c)
non-breaching party.........................................  3.6
Organizational Documents....................................  4.1(a)

DEFINED TERM                                                    SECTION
------------                                                  -----------
Owned Real Property.........................................  4.16(a)
Parent......................................................  Preamble
Parent Preferred Stock......................................  5.3
PCB.........................................................  4.18(a)(iv)
Proxy Statement.............................................  3.2(a)
receiving party.............................................  7.2
Registration Statement......................................  3.2(a)
Remedial Action.............................................  4.18
Representatives.............................................  7.2
Rule 145 Agreement..........................................  3.3
Special Meeting.............................................  3.1
Stock Consideration.........................................  2.3(a)(i)
Stock Exchange Ratio........................................  2.3(a)(i)
Subsequent Determination....................................  7.5(c)
Superior Proposal...........................................  7.5(c)
tax.........................................................  4.20(a)
tax return..................................................  4.20(a)
Termination Fee.............................................  9.2
Violation...................................................  4.6(a)
Voting Debt.................................................  4.3(a)

     1.3 Terms Generally. The definitions in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein," "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the term "to the Company's knowledge" or any similar term relating to the knowledge of the Company means the actual knowledge of any of the following officers and employees of the Company: Louis H. Siracusano, Michael E. Fairbourne and Edward
L. Shendell, in each case without investigation or inquiry by such officers and employees (other than any such investigation or inquiry in the ordinary course of their duties to the Company), unless the context otherwise requires. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. As applied to Parent and its Subsidiaries, the phrases "as soon as reasonably practicable," "as promptly as practicable" and similar phrases shall mean "reasonably promptly under the circumstances, in light of the other burdens on the time and attention of the directors, officers, employees and agents of Parent and the relative benefits to Parent of this Agreement and such other burdens."

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

     2.1 The Merger.

     (a) Merger; Effective Time. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the "Certificate of Merger") substantially in the form of Exhibit 2.1(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent, Liberty Media and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article IX, the parties will cause the Certificate of Merger to be filed concurrently with or immediately following the Closing.

     (b) Effects of the Merger.  The Merger shall have the effect set forth in
Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company, and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

     (c) Certificate of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended as provided by law. At the Effective Time, the bylaws of Merger Sub, shall be the bylaws of the Surviving Entity until thereafter amended as provided by law.

     (d) Directors and Officers of Surviving Entity. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

     2.2 Closing.

     (a) Closing. The Closing shall take place (i) at 10:00 a.m. (New York time) at the offices of Baker Botts L.L.P., 599 Lexington Avenue, New York, New York 10022, on the first business day following the date on which the last of the conditions set forth in Article VIII (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, to the extent permissible, waived, or (ii) on such other date and at such other time or place as is mutually agreed by the parties hereto.

     (b) Obligations of the Company.  In addition to the documents required by
Article VIII, the Company shall deliver the following documents at the Closing:

          (i) a long form certificate of good standing from the State of Delaware dated as of a date not more than two business days prior to the Closing Date and certifying that the Company is duly qualified and in good standing as of the date of such certificate;

          (ii) resolutions duly adopted by the Company Board prior to the effectiveness of the resignations described in (iii) below and continuing in effect at the Closing (as certified by the Secretary of the Company) nominating those individuals serving as the directors of Merger Sub on the Closing Date to serve on the Company Board;

          (iii) written resignations from each of the directors of the Company, effective immediately prior to the Effective Time; and

          (iv) the executed Certificate of Merger substantially in the form of
     Exhibit 2.1(a).

     2.3 Conversion of Securities.

     (a) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Liberty Media, the Company or the holders of any of their securities:

          (i) Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than such shares to be canceled in accordance with Section 2.3(a)(iii) and subject to Sections 2.4(f) and 2.4(j)) shall be converted into and represent the right to receive, and shall be exchangeable for (i) 0.104 of a share (the "Stock Exchange Ratio") of Class A Liberty Media Group Stock (the "Stock Consideration") and (ii) $2.75 in cash (the "Cash Consideration").

          (ii) All shares of Class A Liberty Media Group Stock issued pursuant to this Section 2.3(a) will be validly issued, fully paid and non-assessable. All shares of Company Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired, and, subject to Section 2.4(j), each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.3(a), including any cash in lieu of a fractional share payable pursuant to Section 2.4(f) (and any dividends or other distributions payable pursuant to Section 2.4(g)), with respect thereto upon the surrender of such certificate in accordance with Section 2.4, without interest.

          (iii) Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company as a treasury share shall be canceled and retired without payment of any consideration therefor and without any conversion thereof into the Merger Consideration.

     (b) Treatment of Company Stock Options.

     The Company shall take all actions necessary (including those actions contemplated by Section 3.5 hereof) under the Company Stock Plans and all agreements pursuant to which Company Stock Options were issued to effect the transactions contemplated by this Section 2.3(b), to provide that such Company Stock Options may be exercised pursuant to a "cashless" option exercise procedure mutually acceptable to the Company and Liberty Media and to comply with the covenant set forth in Section 7.4(j). At the Effective Time, all outstanding options to purchase shares of Company Common Stock under a Company Stock Plan or any other contract, all of which are listed in Section 2.3(b)of the Company Disclosure Schedule ("Company Stock Options"), whether or not then immediately exercisable or "in the money," shall, without any further action on the part of any holder thereof, be accelerated and become exercisable immediately prior to the Effective Time. At the Effective Time, each Company Stock Option which remains unexercised (a "Carryover Option") shall be treated as follows:

          (i) Each Carryover Option granted pursuant to the International Post Limited 1993 Long Term Incentive Plan (the "1993 Plan"), the Video Services Corporation 1997 Long Term Incentive Plan

     (the "1997 Plan") and the Stock Option Agreement, dated as of February 15, 1994, between International Post Limited (formerly International Post Group, Inc.), a Delaware corporation, and Jeffrey J. Kaplan (the "Kaplan Agreement") shall be deemed, following the Effective Time, to constitute an option to acquire that number of shares of Class A Liberty Media Group Stock equal to (x) the number of shares of Company Common Stock for which such Carryover Option was exercisable immediately prior to the Effective Time multiplied by (y) 0.208. The per share exercise price of each such Carryover Option shall be equal to the quotient obtained by dividing (A) the product of (1) the per share exercise price of such Carryover Option immediately prior to the Effective Time multiplied by (2) the number of shares of Company Common Stock subject to such Carryover Option by (B) the number of shares of Class A Liberty Media Group Stock subject to such Carryover Option immediately following the Effective Time.

          (ii) All Carryover Options, except for Carryover Options granted pursuant to the 1993 Plan or the Kaplan Agreement, shall terminate immediately following the Effective Time with no consideration being paid therefor, and shall thereafter no longer be exercisable for securities or other assets or properties of the Company, the Surviving Entity Parent, Liberty Media or any other Person.

     All other terms and conditions of the Carryover Options shall remain in effect, except as otherwise expressly provided herein. Promptly following the execution of this Agreement, Liberty Media and the Company shall agree upon the terms of a notice to be delivered to each holder of Company Stock Options describing the treatment of Carryover Options as set forth above and soliciting their consent to such treatment. The Company will use its reasonable best efforts to obtain the consent of each holder of Company Stock Options to such treatment prior to the Closing. Liberty Media represents and warrants that all shares of Class A Liberty Media Group Stock issued upon the exercise of any Carryover Option will be validly issued, fully paid and non-assessable. Parent and Liberty Media shall use commercially reasonable efforts to cause the issuance of shares of Class A Liberty Media Group Stock issuable upon exercise of any Carryover Options granted pursuant to the 1993 Plan to have been registered, at or as promptly as reasonably practicable following the Effective Time, pursuant to an effective registration statement on Form S-8 (or other comparable form) under the Securities Act, and Parent and Liberty Media shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any Carryover Options remain exercisable.

     (c) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Liberty Media, the Company or the holders of any of their securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $.01 per share, of the Surviving Entity.

     2.4 Exchange of Certificates.

     (a) Appointment of Exchange Agent; Exchange Pool. On or before the Closing Date, Parent and the Company shall enter into an agreement (the "Exchange Agent Agreement") with Boston Equiserve Trust Company, N.A. or, at Parent's option, another exchange agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Person to act as exchange agent hereunder. At the Effective Time, Liberty Media shall deposit with the Exchange Agent, for the benefit of those Persons who immediately prior to the Effective Time were the holders of Company Common Stock, cash in an amount necessary to pay the Cash Consideration pursuant to Section 2.3(a). Promptly following the Effective Time, Parent shall make available to the Exchange Agent, for the benefit of those Persons who immediately prior to the Effective Time were the holders of Company Common Stock, certificates representing a sufficient number of shares of Class A Liberty Media Group Common Stock required to effect the delivery of the Stock Consideration pursuant to Section 2.3(a) (the cash and the certificates representing Class A Liberty Media Group Common Stock delivered to the Exchange Agent pursuant to this Section 2.4(a) and comprising the Merger Consideration being hereinafter referred to as the "Exchange Pool"). The Exchange Agent shall invest any cash included in the Exchange Pool in one or more bank accounts or in high-quality, short-term investments, as directed by Liberty Media, on a daily basis. Any interest and other income resulting from such investments will be paid to Liberty Media. The Exchange Pool shall not be used for any purpose except as provided in this Agreement.

     (b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger
Consideration: (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which shall state that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender and exchange of the Certificates. Such notice, letter of transmittal and instructions shall contain such provisions and be in such form as Parent, Liberty Media and the Company reasonably specify.

     (c) Exchange Procedure. Promptly following the surrender, in accordance with such instructions, of a Certificate to the Exchange Agent (or such other agent or agents as may be appointed by the Exchange Agent or Parent pursuant to the Exchange Agent Agreement), together with such letter of transmittal (duly executed) and any other documents required by such instructions or letter of transmittal, the Exchange Agent shall, subject to Section 2.4(d), cause to be distributed to the Person in whose name such Certificate shall have been issued
(i) a certificate registered in the name of such Person representing the number of whole shares of Class A Liberty Media Group Stock constituting the Stock Consideration issuable with respect to the shares of Company Common Stock previously represented by the surrendered Certificate, (ii) payment by check of the Cash Consideration payable with respect to the shares of Company Common Stock previously represented by the surrendered Certificate, and (iii) and payment made by check of any cash payable in lieu of fractional shares of Class A Liberty Media Group Stock pursuant to Section 2.4(f). Each Certificate so surrendered shall be canceled. No interest will be paid to holders of Certificates with respect to any cash payable to such holders pursuant to the provisions of this Article II.

     (d) Unregistered Transfers of Company Common Stock. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, certificates representing the Stock Consideration may be issued to, and the Cash Consideration and any cash in lieu of fractional shares of Class A Liberty Media Group Stock may be delivered to, the transferee if the Certificate representing such Company Common Stock surrendered to the Exchange Agent in accordance with Section 2.4(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, if the Person requesting such transfer pays to the Exchange Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid and if such Person establishes to the satisfaction of Parent that such transfer would not violate applicable Federal or state securities laws.

     (e) Lost, Stolen or Destroyed Certificates. Subject to the DGCL, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, the Exchange Agent will cause to be delivered to such Person in respect of such lost, stolen or destroyed Certificate the Merger Consideration (including any cash in lieu of fractional shares of Class A Liberty Media Group Common Stock to which such Person is entitled pursuant to Section 2.4(f)) in respect thereof as determined in accordance with this Article II. Parent may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (f) No Fractional Shares. No fractional shares of Class A Liberty Media Group Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Class A Liberty Media Group Stock upon surrender of Certificates for exchange pursuant to this Section 2.4 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Class A Liberty Media Group Stock which, but for this Section 2.4(f), would be issuable in the Merger. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Class A Liberty Media Group Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Class A Liberty Media Group Stock to be distributed to former holders of Company Common Stock (such excess being herein called the "Excess Shares"). The Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE as soon as practicable after the Closing. The sales of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, if any, including the expenses and compensation, if any, of the Exchange Agent, incurred in connection with such sale of Excess Shares, shall be deducted from the proceeds otherwise distributable to the holders of Company Common Stock. Until the proceeds of such sale have been distributed to the former holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders (the "Fractional Fund"). As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

     (g) No Dividends Before Surrender of Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Class A Liberty Media Group Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Class A Liberty Media Group Stock represented thereby, until the holder of record of such Certificate shall surrender such Certificate as provided herein. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Class A Liberty Media Group Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time and payable with respect to such whole shares of Class A Liberty Media Group Stock between the Effective Time and the time of such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender and with a payment date subsequent to surrender payable with respect to such whole shares of Class A Liberty Media Group Stock.

     (h) No Further Ownership Rights in Company Common Stock. The Merger Consideration (together with cash paid in lieu of fractional shares) delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. Subject to Section 2.4(i), if, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

     (i) Termination of Exchange Pool and Fractional Fund; Abandoned Property Laws. Any portion of the Exchange Pool and the Fractional Fund (and any dividends or other distributions with respect to such portion of the Exchange
Pool) which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall, after such delivery, look only to Parent for payment of their claim for the applicable Merger Consideration including any cash in lieu of fractional shares of Class A Liberty Media Group Stock (and any such dividends or other distributions). Neither Parent, Liberty Media nor the Surviving Entity shall be liable to any holder of shares of Company Common Stock or Class A Liberty Media Group Stock for any Merger Consideration, for any dividends or distributions with respect thereto or for any cash in lieu of fractional shares, which may be delivered to any public official pursuant to any abandoned property, escheat or similar law.

     (j) Appraisal Shares. Notwithstanding Sections 2.3(a)(i) and 2.4(f), each share of Company Common Stock held of record immediately prior to the Effective Time by a stockholder of the Company that has not failed to perfect and has not effectively withdrawn, surrendered, or lost appraisal rights under Section 262 of the DGCL as to such share (to the extent, if any, that such appraisal rights are available under Section 262 of the DGCL) shall not be converted into and represent the right to receive and shall not be exchangeable for the Merger Consideration (including any payments of cash in lieu of fractional shares) as provided in this Article II, and such stockholder shall not be entitled to receive the Merger Consideration as provided in this Article II (including any payment of cash in lieu of fractional shares), and such stockholder shall be entitled only to such appraisal rights as to such share, provided, however, that if and when any such stockholder shall have failed to perfect such appraisal rights or shall have effectively withdrawn, surrendered, or lost such appraisal rights as to such share in accordance with the DGCL, then such share of Company Common Stock shall be converted into and represent the right to receive and shall be exchangeable for (to the fullest extent permitted under the DGCL, as of the Effective Time) the Merger Consideration as provided in this Article II (including any payment of cash in lieu of fractional shares), and such stockholder shall be entitled to receive the Merger Consideration as provided in this Article II (including any payment of cash in lieu of fractional shares and any dividends or other distributions pursuant to Section 2.4(g)) in exchange for and upon the surrender of the Certificate evidencing such share in accordance with this Agreement.

     2.5 Changes in Class A Liberty Media Group Stock. If, prior to the Effective Time, the Class A Liberty Media Group Stock shall be recapitalized, redeemed or reclassified or Parent shall effect any stock dividend, stock split, or reverse stock split of Class A Liberty Media Group Stock or shall otherwise effect any transaction that changes the shares of Class A Liberty Media Group Stock into any other securities (including securities of another corporation), or shall make any other dividend or distribution on the shares of Class A Liberty Media Group Stock (other than normal quarterly cash dividends as the same may be adjusted from time to time), then the Stock Exchange Ratio, the terms of the foregoing exchanges and the terms of the conversion of any Carryover Options as provided in Section 2.3(b) will, as appropriate, be adjusted to reflect such split, combination, transaction, dividend or other distribution or change.

     2.6 Capital Contribution to Liberty Media. As soon as practicable following the Effective Time, to the extent permitted by applicable law, Parent and Liberty Media shall cause the Post-Merger Restructuring Transactions described in Exhibit 2.6, as the same may be modified or amended by mutual agreement of the parties, to be consummated.

                                  ARTICLE III

                                CERTAIN ACTIONS

     3.1 Stockholder Meeting. The Company and its Board of Directors (the "Company Board") shall take all action necessary in accordance with applicable law, the requirements of the American Stock Exchange and the Company's Restated Certificate of Incorporation (the "Company Charter") and Bylaws (the "Company Bylaws") to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Company's stockholders (the "Special Meeting") for the purpose of considering and voting upon the approval and adoption of this Agreement and the Merger contemplated hereby (the "Merger Proposal"). The only matters the Company shall propose to be acted on by the Company's stockholders at the Special Meeting shall be the Merger Proposal and related matters incidental to the consummation of the Merger and, if so determined by the Company and with the consent of Liberty Media (which shall not be unreasonably withheld or delayed), such other matters as are customarily presented to stockholders at an annual meeting. Subject to Section 7.5(c), the Company Board will recommend that the Company's stockholders vote in favor of approval of the Merger Proposal and include such recommendation in the Proxy Statement, and the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of such approval and to secure the vote of stockholders of the Company required by the DGCL, the Company Charter and the Company Bylaws to effect the Merger. The

Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger Proposal.

     3.2 Registration Statement and Other Commission Filings. As soon as reasonably practicable after the execution of this Agreement, Parent, Liberty Media and the Company shall cooperate in the preparation of, and the Company shall file confidentially with the Commission, a preliminary proxy statement in form and substance reasonably satisfactory to each of Parent, Liberty Media and the Company, and, following resolution of comments, if any, of the Commission on the preliminary proxy statement, Liberty Media and Parent shall prepare and Parent shall file with the Commission a registration statement on Form S-4 (the "Registration Statement"), containing a form of prospectus that includes such proxy statement (as amended or supplemented, if applicable) registering under the Securities Act the issuance of the shares of Class A Liberty Media Group Stock issuable upon conversion of Company Common Stock pursuant to the Merger. Each of Parent, Liberty Media and the Company shall use its commercially reasonable efforts to respond to any comments of the Commission and to have the Registration Statement declared effective as promptly as practicable after such filing and the Company shall use its commercially reasonable efforts to cause the proxy statement as filed with the Commission and as thereafter amended or supplemented to be cleared by the Commission and mailed to the Company's stockholders as promptly as practicable after the Registration Statement becomes effective (such proxy statement in the definitive form mailed to the Company's stockholders, as thereafter amended or supplemented, being referred to as the "Proxy Statement"). The Company, Liberty Media and Parent will notify each other party promptly of the receipt of any comments from the Commission or its staff or any other government officials and of any request by the Commission or its staff for amendments or supplements to the Registration Statement, the Proxy Statement or any other filing or for additional information, and will supply the other parties with copies of all correspondence between it and any of its representatives, on the one hand, and the Commission or its staff or any other government officials on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing with the Commission relating thereto. Whenever any party hereto becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any other filing with the Commission in connection with this Agreement or the transactions contemplated hereby, such party shall promptly inform the other parties of such occurrence and cooperate in the prompt filing with the Commission or its staff or any other governmental officials, and/or mailing to stockholders of the Company, of such amendment or supplement, which shall comply in all material respects with the provisions of the Securities Act and the Exchange Act. The Company, Parent and Liberty Media shall each promptly provide the others (or their respective counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby.

     3.3 Identification of Rule 145 Affiliates. Within 30 days after the execution of this Agreement, the Company shall deliver to Parent and Liberty Media a letter identifying all Persons who the Company knows are or who the Company has reason to believe may be, as of the date of the Special Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will supplement such letter, if applicable, with the name and address of any other Person subsequently identified by either Parent or the Company, as the case may be, as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by the Company shall remain on such list of affiliates if the Company shall receive from Parent, on or before the date of the Special Meeting, an opinion of outside counsel reasonably satisfactory to the Company to the effect that such Person is not such an affiliate. The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above (as so supplemented) to deliver to Parent, on or prior to the Closing Date, a written agreement, in substantially the form annexed hereto as Exhibit
3.3 (each a "Rule 145 Agreement"). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Class A Liberty Media Group Stock received by such "affiliates" in the Merger.

     3.4 Reasonable Efforts.

     (a) Subject to the terms and conditions of this Agreement (including
Section 7.4 hereof) and applicable law, and (with respect to Parent) subject to the last proviso of the following sentence, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (or, with respect to ministerial actions required of Parent or its directors, officers, employees or agents, promptly), including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such party's obligation to consummate such transactions specified in Article VIII to be fully satisfied. Without limiting the generality of the foregoing, each of the parties hereto shall (and each shall cause its directors, officers and Subsidiaries, and use its reasonable efforts to cause its Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (A) the preparation and filing with the Commission of the Registration Statement, the preliminary proxy statement referred to in Section 3.2, the Proxy Statement and any necessary amendments or supplements to any of the foregoing; (B) seeking to have such Registration Statement declared effective by the Commission as soon as reasonably practicable after filing; (C) taking such actions as may reasonably be required under applicable state securities or blue sky laws in connection with the issuance of the Stock Consideration; (D) using commercially reasonable efforts to obtain all required consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and to give all required notices to and to make all required filings with and applications and submissions to, any Governmental Entity or other Person, in each case required in order to cause any of the conditions to each other party's obligation to consummate the Merger and the transactions contemplated hereby to be fully satisfied; (E) filing all pre-merger notification and report forms required under the Hart-Scott Act and responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act; (F) using commercially reasonable efforts (which in the case of Parent do not require the commencement of litigation) to cause the lifting of any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or other Governmental Entity (an "Injunction") of any type referred to in Section 8.2(d), 8.3(d) or 8.4(d); (G) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates, and making all applications and filings, as may be necessary or reasonably requested in connection with any of the foregoing; and
(H) in general, using commercially reasonable efforts to consummate and make effective the transactions contemplated hereby; provided, however, that in making any such filing and in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction referred to in this sentence, (x) the Company, Liberty Media, Parent and their respective Affiliates shall not be required to (and without the prior written consent of Liberty Media and Parent, the Company and its Affiliates shall not): (i) pay any consideration; (ii) surrender, modify or amend in any substantive respect any License or Contract (including this Agreement), (iii) hold separately (in trust or otherwise), divest itself of, or otherwise rearrange the composition of, any of its assets,
(iv) agree to any limi tations on any such Person's freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by any such Person, or (v) agree to any of the foregoing or any other conditions or requirements of any Governmental Entity or other Person that are materially adverse or burdensome; (y) Parent shall not be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 8.3(e); and (z) Liberty Media and the Company recognize that Parent may allocate resources in whatever manner it reasonably deems appropriate; and provided, further, that Parent and its Subsidiaries shall not be required to take any such action, or any other action pursuant to this Section 3.4, except to the extent that such action is required by statute, rule or regulation to be taken by or in the name of Parent or such Subsidiary (as opposed to by or in the name of Liberty Media or the Company or a Subsidiary thereof) in connection with the transactions contemplated by this Agreement and, in such event, Parent (or such Subsidiary of Parent) shall be required only to make filings and statements of fact and shall not under any circumstances be required to commit or be committed to take or refrain from taking any action or be subject to any restriction that relates to any business, asset, liability, operation or employee of Parent or any of its Subsidiaries. Prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

     (b) The Company will take all reasonable steps to (i) exempt the Merger from the requirements of any applicable state takeover law and (ii) assist in any challenge by Parent or Liberty Media to the validity or applicability to the Merger of any state takeover law.

     (c) Nothing in this Agreement shall be deemed to affect the ability of Parent at any time to effect the distribution, if any, to holders of Class A Liberty Media Group Stock and Class B Liberty Media Group Stock of all or any portion of, or any interest in, the assets comprising the Liberty Media Group, the redemption, if any, of all or any portion of the Class A Liberty Media Group Stock and Class B Liberty Media Group Stock or any similar transaction. If at any time prior to the consummation of the Merger, Parent has effected a distribution to holders of Class A Liberty Media Group Stock and Class B Liberty Media Group Stock of all of its interest in the assets comprising the Liberty Media Group at such time (the "Liberty Interest"), a redemption of all of the Class A Liberty Media Group Stock and Class B Liberty Media Group Stock in exchange for the Liberty Interest (any such action, a "Liberty Event") or a similar transaction, the parties agree that Parent shall automatically be fully released and discharged from all of its obligations hereunder and the Company and Liberty Media will amend this Agreement as appropriate to provide that (i) the Company will be acquired by Liberty Media or such other publicly-traded corporation that at such time holds, directly or indirectly, the Liberty Interest (the "New Parent") by means of the merger of a direct wholly-owned subsidiary of New Parent into the Company, with the Company as the surviving entity in such merger (an "Alternative Merger"), (ii) in lieu of the Stock Consideration issuable pursuant to this Agreement in the Merger, the stockholders of the Company will be entitled to receive, per share of Company Common Stock cancelled in the Alternative Merger, that number of shares or fraction of a share (subject to Section 2.4(f)) of the class and series of common stock of New Parent received by holders of shares of Class A Liberty Media Group Stock in the Liberty Event equal to (x) 0.104 (subject to the adjustments set forth in Section 2.5) multiplied by (y) the number of shares, or fraction of a share, of such class or series of common stock of New Parent distributed in respect of, or delivered in redemption of (as applicable), one share of Class A Liberty Media Group Stock in connection with the Liberty Event (the "Alternative Consideration"), and (iii) each Carryover Option will become exercisable for that number of shares or fraction of a share of the class and series of common stock of New Parent received by holders of shares of Class A Liberty Media Group Stock in the Liberty Event equal to (x) the number of shares of Company Common Stock for which such Carryover Option was exercisable immediately prior to the Effective Time multiplied by (y) the product of (A)
0.208 (subject to the adjustments set forth in Section 2.5) multiplied by (B) the number of shares, or fraction of a share, of such class or series of common stock of New Parent distributed in respect of, or delivered in redemption of (as applicable), one share of Class A Liberty Media Group Stock in connection with the Liberty Event (and (1) the per share exercise price of each such Carryover Option will likewise be appropriately adjusted and (2) each Carryover Option, other than Carryover Options granted pursuant to the 1993 Plan or the Kaplan Agreement, will terminate immediately following the effective time of the Alternative Merger). Liberty Media and the Company will negotiate in good faith such other revisions to the terms and conditions of this Agreement as are appropriate to provide for the Alternative Merger as set forth in the preceding sentence.

     (d) Promptly following the occurrence of a Liberty Event, the Company shall use its commercially reasonable efforts to obtain the opinion of an investment bank of nationally recognized standing to the effect that the Alternative Consideration to be received by the stockholders of the Company in the Alternative Merger is equivalent in value to the Stock Consideration that would have been received by the stockholders of the Company in the Merger had such Liberty Event not occurred (an "Equivalency Opinion"). Receipt of an Equivalency Opinion will be a condition to the Company's obligation to consummate the Alternative Merger, subject to the remaining provisions of this
Section 3.4(d). At any time on or after the tenth day following the satisfaction or waiver of all conditions to the closing of the Alternative Merger except for the receipt of an Equivalency Opinion and except for conditions to be satisfied on the Closing Date, New Parent may, but shall not be required to, elect to acquire the Company for cash (a "Cash Election"). If New Parent makes a Cash Election (i) the Company will be acquired by New Parent by means of the merger of a direct wholly-owned subsidiary of New Parent into the Company, with the Company as the surviving entity in such merger (a "Cash Merger"), (ii) receipt of an Equivalency Opinion will not be a condition to the Company's obligation to consummate a Cash Merger, (iii) in lieu of the Stock Consideration issuable pursuant to this Agreement in the Merger or the Alternative Consideration, the stockholders of the Company will be entitled to receive, per share of Company Common Stock cancelled in the Cash Merger, $2.75 in cash as additional Cash Consideration, and (iv) each Carryover Option will become exercisable for an amount of cash equal to (x) the number of shares of Company Common Stock for which such Carryover Option was exercisable immediately prior to the Effective Time multiplied by (y) $5.50 (and (1) the per share exercise price of each such Carryover Option will likewise be appropriately adjusted and (2) each Carryover Option, other than Carryover Options granted pursuant to the 1993 Plan or the Kaplan Agreement, will terminate immediately following the effective time of the Cash Merger). New Parent and the Company will negotiate in good faith such other revisions to the terms and conditions of this Agreement as are appropriate to provide for a Cash Merger as set forth in the preceding sentence.

     3.5 Company Stock Option and Other Plans. Promptly following the mailing of the Proxy Statement, the Company shall cause a notice (which shall include, without limitation, the information contained in Section 2.3(b) hereof) to be sent to each holder of Company Stock Options, whether vested or unvested, in such form as is reasonably agreed upon by the Company, Parent and Liberty Media.

     3.6 Expenses. Except as otherwise may be provided in this Agreement, whether or not the Merger is consummated, as between the Company, on one hand, and Liberty Media, on the other hand, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the costs and expenses incurred in connection with printing and mailing the Proxy Statement, the Registration Statement (and any amendment or supplement thereto) and any prospectus included in the Registration Statement (and any amendment or supplement thereto) and the costs of filing under the Hart-Scott Act shall be borne one-half by Liberty Media and one-half by the Company. The filing fee payable to the Commission in connection with the filing of the Registration Statement shall be paid by Liberty Media. Notwithstanding the foregoing, if this Agreement is terminated by a party (the "non-breaching party") as a result of a material willful breach by the other party (the "breaching party") of its covenants or agreements contained herein or the representations and warranties made by it herein, in addition to all other rights and remedies that may be available to the non-breaching party, the breaching party shall reimburse the non-breaching party for all reasonably documented out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the following representations and warranties to Parent and Liberty Media, in each case except as otherwise set forth in the appropriate section of the Company Disclosure Schedule dated as of the date of this Agreement and delivered to each of Parent and Liberty Media:

     4.1 Corporate Organization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Attached hereto as
Exhibit 4.1(a)(i) and Exhibit 4.1(a)(ii), respectively, are true and complete copies of the Company Charter and the Company Bylaws, as amended through the date hereof (together, the "Organizational Documents").

     (b) The Company has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own, operate or lease its properties and to carry on its business as now conducted. The Company has all requisite power and authority to execute and deliver the Company Transaction Documents and to perform its obligations thereunder.

     (c) The Company has filed all necessary documents to qualify to do business as a foreign corporation in, and the Company is in good standing under the laws of, each jurisdiction in which the conduct of the Company's business or the nature of the properties owned or leased by the Company requires such qualification, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.

     4.2 Subsidiaries.

     (a) Section 4.2 of the Company Disclosure Schedule sets forth (i) the name of each Subsidiary of the Company; (ii) the name of each corporation, partnership, joint venture or other entity (other than such Subsidiaries) in which the Company or any of its Subsidiaries has, or pursuant to any agreement has the right or obligation to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each of such corporations described in clauses (i) and (ii) above, (A) the jurisdiction of incorporation, (B) the percentage of each class of voting capital stock owned by the Company or any of its Subsidiaries, (C) a description of any contractual limitations on the holder's ability to vote or alienate such securities, (D) a description of any outstanding options or other rights to acquire securities of such corporation, and (E) a description of any other contractual charge or impediment which would limit or impair the Company's or any of its Subsidiaries' ownership of such entity or interest or its ability effectively to exercise the full rights of ownership of such entity or interest; and (iv) in the case of each of such unincorporated entities, information substantially equivalent to that provided pursuant to clause (iii) above with regard to corporate entities.

     (b) Each Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate power and authority to own and lease its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be so registered, qualified, authorized or in good standing would not reasonably be expected to have a Material Adverse Effect. All of the issued and outstanding equity or other participating interests of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, to the extent owned by the Company as indicated on Section 4.2 of the Company Disclosure Schedule, are owned free and clear of any Lien, Restriction or equity, except as set forth in Section 4.2 of the Company Disclosure Schedule. Except as set forth on Section 4.2 of the Company Disclosure Schedule, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of any Subsidiary.

     4.3 Capitalization.

     (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the close of business on the date one business day prior to the date hereof, (i) 13,311,307 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 1,125,000 shares of Company Common Stock were reserved for issuance under the Company's employee stock option plans and the option agreements listed in Section 4.3(a) of the Company Disclosure Schedule in the amounts stated in such section and (v) there were no bonds, debentures, notes or other evidences of indebtedness issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote ("Voting Debt").

     (b) All the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable free of all preemptive or similar rights and were issued in accordance with the registration or qualification requirements of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

     (c) Except for the Company Stock Options, which are listed on Section 2.3(b) of the Company Disclosure Schedule, and except as set forth in Section
4.3 of the Company Disclosure Schedule, there are no warrants, options, subscriptions, calls, rights, commitments, convertible securities or any other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound which, directly or indirectly, obligate the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Common Stock, Company Preferred Stock or any other capital stock, equity interest or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right (collectively, "Convertible Securities"). Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

     (d) Except as disclosed in Section 4.3(d) of the Company Disclosure Schedule, there are not, and immediately after the Effective Time, there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, (i) call for or relate to the sale, pledge, transfer or other disposition by the Company or any Subsidiary of the Company of any shares of capital stock, any partnership or other equity interests or any Voting Debt of the Company or any Subsidiary of the Company, or (ii) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt.

     (e) (i) no stockholder of the Company is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company, (ii) the Company has not agreed to register any of its securities under the Securities Act (other than pursuant to the registration rights agreement listed in Section 4.3(e) of the Company Disclosure Schedule) and (iii) there are no existing voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

     (f) No party (except the Company) to the registration rights agreements listed in Section 4.3(e) of the Company Disclosure Schedule (excluding those registration rights agreements that are mentioned in Section 8.2(g) hereof) is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act.

     4.4 Corporate Proceedings, etc. The Company has full corporate power to execute and deliver the Company Transaction Documents (including this Agreement), to perform its obligations thereunder and, subject to obtaining the approval of its stockholders specified in Section 3.1, to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the consummation by it of the Merger, to the approval of the Company's stockholders specified in the previous sentence. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company enforceable in accordance with its terms (except that insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     4.5 Consents and Approvals. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the transactions contemplated hereby will not, require any Governmental Consent or any Governmental Filing, in each case on the part of or with respect to the Company or any Subsidiary of the Company, except for (i) the approval of the Company's stockholders specified in Section 3.1, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with
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the relevant authorities of other jurisdictions in which the Company is qualified to do business, (iii) the Governmental Consents and Governmental Filings with foreign, state and local governmental authorities set forth in
Section 4.5 of the Company Disclosure Schedule (the "Local Approvals"), (iv) such Governmental Consents and Governmental Filings as may be required in connection with the issuance of the Merger Consideration as contemplated hereby pursuant to state securities and blue sky laws, (v) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (vi) the filing with the Commission of (A) the preliminary proxy statement and the definitive Proxy Statement as contemplated by Section 3.2(a) and (B) such reports under Section 13(a), 13(d), 15(d) or 1(a) of the Exchange Act as may be required in connection with this Agreement, the Voting Agreements or the transactions contemplated hereby or thereby, (vii) the Governmental Consent of the Federal Communications Commission (the "FCC"), with respect to the FCC Licenses described in Section 4.15 and (viii) such other Governmental Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a Material Adverse Effect.

     4.6 Absence of Defaults, Conflicts, etc.

     (a) Except as set forth in Section 4.6 of the Company Disclosure Schedule, and assuming the consents, approvals and filings referred to in Section 4.5 above and Section 4.5 of the Company Disclosure Schedule are obtained or made, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the fulfillment of the terms hereof will not, (i) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination, cancellation, suspension or modification of or result in any increase in any payment required by, or cause the impairment, loss or forfeiture of any material benefit, right or privilege under, or create a Lien or other encumbrance on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") or (ii) require the Company or any Subsidiary of the Company to obtain any consent by or approval or authorization of (a "Contract Consent") or notice to (a "Contract Notice") any other Person (other than a Governmental Entity), under:

          (1) any indenture, mortgage, deed of trust, credit agreement, note, bond or other evidence of indebtedness, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature to which the Company or any Subsidiary of the Company is a party, by which the Company, any Subsidiary of the Company or any of their respective assets or properties is bound or affected or pursuant to which the Company or any Subsidiary of the Company is entitled to any rights or benefits (including the Licenses) (collectively, "Contracts");

          (2) assuming the approval of the Merger Proposal by the Company's stockholders as contemplated by Section 3.1, the Organizational Documents; or

          (3) any order, judgment, law, rule or regulation of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or over their respective properties or businesses;

other than, in the case of clause (1) above, any such violations or failures to obtain any Contract Consents or to make any Contract Notices that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) No event has occurred and no condition exists that, upon notice or the passage of time (or both), would constitute a Violation under any of the items listed in clauses (1), (2) or (3) of Section 4.6(a) above, other than any such Violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.7 Reports.

     (a) The Company has made available to Parent and Liberty Media true and complete copies (including all amendments thereto) of its (i) Annual Reports on Form 10-K for all fiscal years since January 1, 1996, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for all quarters since

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

January 1, 1996, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) held since January 1, 1996 and (iv) all other reports filed with, or registration statements declared effective by, the Commission since January 1, 1996, which are all the documents (other than preliminary material) that the Company filed or was required to file with the Commission from that date through the date hereof (clauses (i) through (iv) being referred to herein collectively as the "Company SEC Reports").

     From the date hereof through the Closing Date, the Company will furnish to Parent and Liberty Media copies of any reports and registration statements to be filed with the Commission (the "Interim SEC Reports") within a reasonable amount of time prior to the filing thereof. As of their respective dates, the Company SEC Reports (or the Interim SEC Reports, as the case may be) complied or will comply, as the case may be, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such reports and registration statements. As of their respective dates, the Company SEC Reports (or the Interim SEC Reports, as the case may be) did not and will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were, or will be, made, not misleading.

     (b) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (or to be included in the Interim SEC Reports, as the case may be) comply as to form in all material respects with applicable accounting requirements of the Securities Act or the Exchange Act, as applicable, and with the published rules and regulations of the Commission with respect thereto. The financial statements and the condensed financial statements, as applicable, included in the Company SEC Reports (or to be included in the Interim SEC Reports, as the case may be) (i) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto), (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act, and (iii) are in all material respects in agreement with the books and records of the Company and its Subsidiaries.

     (c) The Company and its Subsidiaries keep proper accounting records in which all material assets and liabilities, and all material transactions, of the Company and its Subsidiaries are recorded in conformity with applicable accounting principles. No part of the Company's or any of its Subsidiaries' accounting system or records, or access thereto, is under the control of a Person who is not an employee of the Company or such Subsidiary (other than the Company's independent auditors and outside legal counsel).

     4.8 Absence of Certain Developments. Except as disclosed in the Company SEC Reports filed with the Commission prior to the date hereof or in Section 4.8 of the Company Disclosure Schedule, and except for the transactions contemplated by this Agreement, since June 30, 1999 the Company and its Subsidiaries have conducted their business only in the ordinary and usual course in accordance with past practice, and:

          (a) there have not occurred any events, changes or conditions (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had, or are reasonably likely in the future to have, individually or in the aggregate, a Material Adverse Effect; and

          (b) neither the Company nor any Subsidiary of the Company has taken any action that would have been prohibited under Section 7.4 hereof had the prohibitions imposed by such section been in effect at such time.

     4.9 Compliance with Law.

     (a) Except as set forth in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment or to occupational health and safety. No expenditures material to the Company and its Subsidiaries taken as a whole are or will be required in order to cause the current operations or properties of such entities to comply with any such laws, ordinances, governmental rules or regulations and except as set forth in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received notice of violation of any law, ordinance, governmental rule or regulation and except as set forth in Section
4.9 of the Company Disclosure Schedule, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the best of the Company's knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

     (b) Neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or
(ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

     (c) The Company and its Subsidiaries hold, and Section 4.9 of the Company Disclosure Schedule lists, all licenses, permits, rights of way, easements, franchises, ordinances, certificates, variances, exemptions, concessions, leases, instruments, orders and approvals, governmental authorizations, domestic or foreign, necessary to the ownership of their property or to the conduct of their respective businesses, which if violated or not obtained might have a Material Adverse Effect (collectively, the "Licenses"). Neither the Company nor any Subsidiary has finally been denied any application for any such Licenses. Without limiting the generality of the foregoing, the Company and its Subsidiaries, (i) have all Licenses from Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company or any of its Subsidiaries, (ii) have duly and currently filed all reports and other information required to be filed by any other Governmental Entity in connection with such Licenses and (iii) are not in violation of any of such Licenses, other than the lack of Licenses, delays in filing reports or possible violations that, individually or in the aggregate, have not had and, insofar as can reasonably be foreseen by the Company, in the future are not reasonably likely to have, a Material Adverse Effect.

     (d) The Company and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any Governmental Entity, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would subject any Licenses held by the Company to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not and would not be reasonably likely to have a Material Adverse Effect.

     4.10 Litigation.  Except as disclosed in the Company SEC Reports or in
Section 4.10 of the Company Disclosure Schedule, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any Subsidiary of the Company or any of their respective properties, assets or businesses which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement. To the best of the Company's knowledge, there are no facts which might result in or form the basis for any such action, suit, arbitration, investigation, inquiry or other proceeding. Except as set forth on Section 4.10 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is subject to any order, writ, judgment, Injunction, decree, determination or award of any Governmental Entity.

     4.11 Material Contracts. Neither the Company nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under, is in violation (or would be in violation with notice or lapse of time, or both) of, or has otherwise breached, any Contract including, without limitation, any

Material Contract (as defined below), whether or not such default has been waived, which default, alone or in the aggregate with all other such defaults, would reasonably be expected to have a Material Adverse Effect. Section 4.11 of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of each Contract of the following types, written or oral, to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound: (a) mortgages, indentures, security agreements, guarantees, pledges and other agreements and instruments relating to the borrowing of money or extension of credit, including the maximum amount of Indebtedness available to the Company and its Subsidiaries thereunder and, in each case, the amount of outstanding Indebtedness thereunder on the date of this Agreement; (b) employment, severance and consulting agreements (other than any such agreements that are terminable without liability or penalty on 30 days' or less notice); (c) licenses of patent, trademark and other rights relating to any Intellectual Property (other than standard licenses relating to commercially available software) and any other licenses, permits and authorizations relating to the businesses of the Company and its Subsidiaries (whether as licensor or licensee) that involve by their terms a per annum payment in excess of $150,000 or resulted in a payment obligation in excess of $150,000 in the fiscal year ended June 30, 1999; and (d) joint venture or partnership contracts or agreements ((a) through (d) collectively, "Material Contracts"). Prior to the date hereof, the Company has delivered to Parent and Liberty Media or their representatives complete and correct copies of all written Material Contracts together will all amendments thereto, and accurate descriptions of all non-written Material Contracts. Each Material Contract is in full force and effect and is binding upon the Company or one or more of its Subsidiaries, as the case may be, and, to the best of the Company's knowledge, is binding upon such other parties, in each case in accordance with its terms. Except as disclosed in
Section 4.11 of the Company Disclosure Schedule, there are no material unresolved disputes involving the Company or any of its Subsidiaries under any Material Contract.

     4.12 Absence of Undisclosed Liabilities.

     (a) Except as disclosed in Section 4.12 of the Company Disclosure Schedule and except for Indebtedness, obligations or liabilities that are reflected or reserved against as set forth in the Company SEC Reports (including the notes to the financial statements included therein), neither the Company nor any of its Subsidiaries has any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due and whether or not known to the Company) arising out of any transaction entered into at or prior to the Effective Time, or any act or omission at or prior to the Effective Time, or any state of facts existing at or prior to the Effective Time, except
(a) for debts, obligations or liabilities incurred in the ordinary course of business since June 30, 1999, none of which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect and (b) for liabilities and obligations arising under this Agreement.

     (b) Except as disclosed in Section 4.12 of the Company Disclosure Schedule and except for liabilities that are reflected or reserved against in the most recent financial statements included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any tax liability with respect to or based upon any transactions or events occurring at or prior to the Effective Time, including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan.

     4.13 Labor Relations and Employment.

     (a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the best of the Company's knowledge, threatened against the Company or any of its Subsidiaries, and during the past three years there has not been any such action; (ii) to the best of the Company's knowledge, there are no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company

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or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) the Company and its Subsidiaries are, and have at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, equal opportunity, collective bargaining and payment of social security and other taxes, and are not engaged in any discriminatory employment practices or unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the best of the Company's knowledge, threatened before the National Labor Relations Board or any similar Governmental Entity; (vii) no grievance has been filed, or to the best of the Company's knowledge, threatened to be filed, against the Company or any of its Subsidiaries arising out of any collective bargaining agreement or employment agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its Subsidiaries has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; (x) there are no complaints, lawsuits or other proceedings pending or, to the best of the Company's knowledge, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship; and (xi) there has been no "mass layoff" or "plant closing," each as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law, with respect to the current or former employees of the Company and its Subsidiaries.

     (b) The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing.

     4.14 Employee Benefit Plans.

     (a) Section 4.14(a) of the Company Disclosure Schedule sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit arrangements (including any trusts maintained for such arrangements), including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute thereunder for current or former employees of the Company and its Subsidiaries (the "Company Plans"). Neither the Company nor any trade or business (whether or not incorporated) which is or has ever been under control or treated as a single employer ("ERISA Affiliate") with the Company under
Section 414(b) or (c), of the Internal Revenue Code of 1986, as amended (the "Code") maintains, or has contributed or been obligated to contribute, during the last six years to "employee pension benefit plans," as defined in Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code.

     (b) Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, none of the Company Plans or Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), and neither the Company nor any ERISA Affiliate has completely or partially withdrawn from any Multiemployer Plan with respect to which the Company or any ERISA Affiliate has any unsatisfied withdrawal liability, nor has any of them incurred any unsatisfied liability due to the termination or reorganization of a Multiemployer Plan; and with respect to each Pension Plan that is a Multiemployer Plan: (i) none of the Company, any of its Subsidiaries nor any ERISA Affiliate would be subject to any withdrawal liability under Part I of Subtitle E of Title IV of ERISA if, as of the close of the most recent fiscal year of any such plan, the Company or any of its subsidiaries or any of their respective ERISA Affiliates were to experience a complete withdrawal from such plan; (ii) to the Company's knowledge, none of the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and (iii) the Company and its ERISA Affiliates have made all contributions to such Multiemployer Plan that they are required to make under the terms of such plan or under any applicable law or contract, except in the case of clauses (i), (ii) and (iii), which would not reasonably be expected to have a Material Adverse Effect.

     (c) Each Company Plan that is intended to qualify under Section 401 of the Code is the subject of a favorable determination letter from the Internal Revenue Service to the effect that such Company Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a) of the Code, and nothing has occurred with respect to the operation of any such Company Plan that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

     (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued on or prior to the Effective Time.

     (e) There has been no violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of such Company Plans which could result in a material liability to the Company.

     (f) True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been delivered to Parent and Liberty Media by the Company or are publicly available: (i) all plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last IRS determination letter; (iv) summary plan descriptions; (v) the most recent actuarial report relating to such Company Plans; and (vi) written descriptions of all non-written agreements relating to such Company Plans.

     (g) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of such Company Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have knowledge of facts which could form the basis for any such claim or lawsuit.

     (h) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.

     (i) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company, any of its Subsidiaries, nor, to the best of the Company's knowledge, any "party in interest" or "disqualified person" with respect to such Company Plans has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Plan.

     (j) None of the Company Plans provides retiree life or retiree health benefits except as may be required under Section 4980B of the Code or Section 601 of ERISA or applicable state law and at the expense of the participant or the participant's beneficiary. The Company and the ERISA Affiliates have at
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all times complied with the notice and health care continuation requirements of
Section 4980B of the Code and Sections 601 through 608 of ERISA.

     (k) Except as set forth in Section 4.14(k) of the Company Disclosure Schedule or as expressly provided under the terms of this Agreement, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or any other transactions involving the Company, Parent, Merger Sub, Liberty Media and/or any of the Company's stockholders will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any such Company Plan, (iv) qualify as a "change of control" or similar event under any such Company Plan or (v) result in any payment becoming due to any employee that may be nondeductible under
Section 162(m) or Section 280G of the Code.

     (l) Except as set forth in Section 4.14(l) of the Company Disclosure Schedule, no stock or other security issued by the Company or any Affiliate forms or has formed a material part of the assets of any Company Plan.

     4.15 FCC Matters.

     (a) A complete and accurate list of the licenses and authorizations issued by the FCC and held by the Company or any Subsidiary of the Company (the "FCC Licenses") is set forth in Section 4.15 of the Company Disclosure Schedule. The FCC Licenses are in full force and effect and unimpaired by any condition that could have a Material Adverse Effect. No application, complaint, action or proceeding is pending or, to the best of the Company's knowledge, threatened, that may result in the revocation, modification, non-renewal or suspension of any FCC License or the imposition of any administrative or judicial sanction with respect to any FCC License. Neither the Company nor any other Subsidiary of the Company has knowledge of any failure by the Company or any of its Subsidiaries to comply in all material respects with the terms and conditions of the FCC Licenses, and all applicable rules, regulations and policies of the FCC and requirements of the Communications Act of 1934, as amended.

     (b) The equipment which is operated pursuant to the FCC Licenses is operated in all material respects in compliance with the rules, regulations and policies of the FCC and requirements of the Communications Act of 1934, as amended.

     (c) Neither the Company nor any Subsidiary of the Company is aware of any facts or circumstances that are likely to prevent or delay prompt approval by the FCC of the transactions contemplated by this Agreement.

     4.16 Real Property.

     (a) Section 4.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all real property owned in whole or in part, directly or indirectly, by the Company or its Subsidiaries (the "Owned Real Property"). The Company has good and marketable title in fee simple to all of the Owned Real Property, free and clear of all liens, encumbrances, charges, mortgages, judgments and hypothecations, whether recorded or unrecorded. None of the Owned Real Property is subject to any right or option of any other Person to purchase or lease or otherwise obtain title to or an interest in such real property. No Person other than the Company or any of its Subsidiaries has any right to use, occupy or lease any of the Owned Real Property or Leased Real Property (as defined in subsection (b) of this Section 4.16). Section 4.16(a) of the Company Disclosure Schedule contains an accurate and complete list of all Owned Real Property leased in whole or in part by the Company as landlord. True and complete copies of all leases, including all modifications, and amendments thereto, listed in Section 4.16(a) of the Company Disclosure Schedule have been delivered to Parent and Liberty Media. All of the buildings, improvements, structures and appurtenances situated on the Owned Real Property are owned by the Company or one if its Subsidiaries and are in all material respects in good operating condition, normal wear and tear excepted. Except as set forth in
Section 4.16(a) of the Company Disclosure Schedule, no condemnation or similar proceeding is pending or, to the best of the Company's knowledge, threatened that would preclude or impair the use of any such property or any improvement thereon by the Company or any of its Subsidiaries for the purpose for which it is currently used. There is no material latent or patent structural, mechanical or other significant defect, soil condition or deficiency in any of the improvements located on any of the Owned Real Property or, to the best of the Company's knowledge, the Leased Real Property.

     (b) Section 4.16(b) of the Company Disclosure Schedule lists all real property leased by the Company or its Subsidiaries as well as the commencement and expiration dates of all leases relating thereto (the "Leased Real Property"). True and complete copies of all leases, including all modifications and amendments thereto, listed in Section 4.16(b) of the Company Disclosure Schedule have been delivered to Parent and Liberty Media. The Company or one of its Subsidiaries has a valid and existing lease or sublease for each property subsumed within the Leased Real Property. All leases covering any of the Leased Real Property are valid and enforceable by the Company or one of its Subsidiaries, as the case may be, in accordance with their respective terms, are in full force and effect, and have not been modified, supplemented or terminated except as set forth in Section 4.16(b) of the Company Disclosure Schedule, and there is not under any such lease any default by the Company or any of its Subsidiaries or, to the best of the Company's knowledge, by any landlord or lessor under any such lease. All third party consents required in respect of the Owned Real Property or Leased Real Property in order to consummate the transactions contemplated by this Agreement, each of which consents are described in Section 4.16(b) of the Company Disclosure Schedule, have been or will be obtained by the Closing Date. The facilities and real properties covered by the Leased Real Property and included in the Owned Real Property constitute all of the facilities and real properties presently used by the Company or its Subsidiaries.

     (c) Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, any increase in real property taxes due to the acquisition of Owned Real Property by the Company is reflected in the most recent financial statements included in the Company SEC Reports. Section 4.16(c) of the Company Disclosure Schedule accurately states the assessed values for purposes of property taxes of the Owned Real Property.

     4.17 Condition of Properties. Except as would not reasonably be expected to have a Material Adverse Effect, all facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company and its Subsidiaries are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company's or such Subsidiary's business and conform in all material respects with all applicable ordinances, regulations and laws.

     4.18 Environmental Matters.

     (a) Except as set forth in Section 4.18 of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse
Effect:

          (i) The Company and its Subsidiaries (i) are in substantial compliance with all Environmental and Health Laws; (ii) have obtained all necessary Environmental Permits, all of which are in full force and effect; and (iii) are in substantial compliance with all terms and conditions of such Environmental Permits.

          (ii) Neither the Company nor any of its Subsidiaries has violated or done any act which could give rise to liability under, or have otherwise failed to act in a manner which would expose any of them to liability under, any Environmental and Health Law.

          (iii) No Hazardous Material has been released, spilled, discharged, dumped, disposed of, or otherwise come to be located in, at, beneath or near any of the Owned Real Property or Leased Real Property including properties formerly owned, operated or otherwise controlled by the Company or any of its Subsidiaries (during the period of the Company's or such Subsidiaries' ownership, operation or control thereof) in such manner as would reasonably be expected to result in environmental liability to the Company or any of its Subsidiaries.

          (iv) There have been and are no: (i) aboveground or underground storage tanks; (ii) surface impoundments for Hazardous Materials; or (iii) friable asbestos or asbestos-containing materials or polychlorinated biphenyl ("PCB") or PCB-containing equipment, located within any portion of the Owned Real Property or Leased Real Property.

          (v) No Liens have been placed upon any Owned Real Property or Leased Real Property in connection with any actual or alleged liability under any Environmental and Health Law.

          (vi) Neither the Company nor any of its Subsidiaries has received any written notice, claim, demand, suit or request for information from any Governmental Entity or private entity with respect to any liability or alleged liability under any Environmental Law, nor has any entity previously owned, operated, or otherwise controlled by the Company or its Subsidiaries whose liability, in whole or in part, may be attributed to the Company or any of its Subsidiaries, received any such notice, claim, demand, suit or request for information; neither the Company nor any of its Subsidiaries has ongoing negotiations with or agreements with any Governmental Entity or other Person or entity relating to any Remedial Action or other claim arising under or related to any Environmental and Health Law.

          (vii) Neither the Company nor any of its Subsidiaries has disposed, or arranged for the disposal, of any Hazardous Materials at any facility that is or has ever been the subject of investigation or response action under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., or any state law of similar effect.

          (viii) The Company has provided to Parent and Liberty Media all environmental studies and reports pertaining to the Owned Real Property or Leased Real Property including properties formerly owned, operated or otherwise controlled by the Company or any of its Subsidiaries and the improvements thereon which studies and reports they are aware of, have commissioned or have in their possession. To the best of the Company's knowledge, such studies and reports do not contain any inaccuracies resulting from, in whole or in part, any material misrepresentation of the Company.

     For purposes of this Agreement, the following terms shall have the following meanings:

          "Environmental and Health Laws" shall mean all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or other regulatory authority of the United States relating to (i) discharges to surface water or ground water, (ii) solid or liquid waste disposal, (iii) the use, storage, generation, handling, transport, discharge, release or disposal of Hazardous Materials, (iv) the emission of non-ionizing electromagnetic radiation or (v) the protection of health, safety or the environment, including without limitation, all matters set forth in the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Authorization Act of 1986; the Occupational Safety and Health Act; the Resource Conservation Recovery Act of 1976; the Federal Water Pollution Control Act of 1970; the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Emergency Planning Community Right to Know Act of 1986, as amended; and the Clean Air Act, as amended.

          "Environmental Permits" shall mean all permits, licenses, approvals, authorizations, consents or registrations required under any applicable Environmental and Health Law.

          "Hazardous Materials" shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, hazardous wastes, radioactive materials, petroleum or petroleum products, and other materials regulated as hazardous materials under applicable laws.

          "Remedial Action" shall mean any action required to: (i) clean up, remove or treat Hazardous Materials; (ii) prevent a release or threat of release of any Hazardous Material; (iii) perform pre-remedial studies, investigations or post-remedial monitoring and care; or (iv) cure a violation of Environmental and Health Law.

     4.19 Intellectual Property.

     (a) Section 4.19(a) of the Company Disclosure Schedule sets forth a complete list of registrations/patents or applications therefor pertaining to the Intellectual Property, the dates of application/issuance and the relevant jurisdictions. Except as described on Sections 4.19(a), (b) or (c) of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns or, to the best of the Company's knowledge, has the valid right to use, free and clear of all liens and other encumbrances or claims of any nature, all of the Intellectual Property necessary for the conduct of the business of the Company or any of its Subsidiaries. Except as described on Schedule 4.19(a), (b) or (c), all Intellectual Property listed on Section 4.19(a) of the Company Disclosure
Schedule is valid, subsisting, unexpired, and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid.

     (b) Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, there is no claim, suit, action or proceeding pending or, to the best of the Company's knowledge, threatened against the Company or one of its Subsidiaries (and, to the best of the Company's knowledge, no grounds therefor):
(i) alleging that the Company's or any of the Company's Subsidiaries' respective business or operations, as currently conducted, including, without limitation, the marketing, sale and provision by the Company or any of its Subsidiaries of all products and services marketed, sold or made conflict or infringe with any third party's proprietary rights; or (ii) challenging the Company or one of its Subsidiaries' ownership or use, or the validity or enforceability of any Intellectual Property that is necessary for the conduct of the business of the Company or any of its Subsidiaries. Except as set forth in Schedule 4.19(b) of the Company Disclosure Schedule there is no claim, suit, action or proceeding pending or, to best of the Company's knowledge, threatened by the Company or one of its Subsidiaries, alleging any third party's intellectual property rights conflict or infringe the Intellectual Property of the Company or one of its Subsidiaries.

     (c) Section 4.19(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all:

          (i) licenses, sublicenses and other agreements in which the Company or one of its Subsidiaries grants rights to any Person to use the Intellectual Property; and (ii) consents, indemnifications, forbearances to sue, settlement agreements or cross-licensing arrangements relating to the Intellectual Property or the intellectual property of any third party to which the Company or one of its Subsidiaries is a party. Except as set forth in Section 4.19(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation to pay royalties or similar payments in connection with any license, nor will the Company or any of its Subsidiaries be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder in breach of any license, sublicense or other agreement relating to the Intellectual Property.

     (d) Except as set forth in Section 4.19(d) of the Company Disclosure Schedule, no former or present employee, officer or director of the Company or any of its Subsidiaries holds any right or title, directly or indirectly, in whole or in part, in or to any Intellectual Property.

     (e) The Company or one of its Subsidiaries owns or has the right to use all computer software, software systems and databases and all other information systems currently used in the business of the Company or any of its Subsidiaries and necessary for the conduct of the business of the Company or any of its Subsidiaries, including, without limitation, all such computer software used in the business of the Company on personal computers by employees of the Company or any of its Subsidiaries.

     For purposes of this Agreement, "Intellectual Property" shall mean all of the following, owned or used in the business of the Company or any of its
Subsidiaries: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction for the foregoing;
(v) database rights; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) books and records described or used in connection with any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

     4.20 Tax Matters.

     (a) (i) There has been duly filed by or on behalf of the Company and each of its Subsidiaries (and each of their respective predecessors, if any), or filing extensions from the appropriate federal, state, foreign and local Governmental Entities have been obtained with respect to, all federal, state, foreign and local tax returns and reports required to be filed on or prior to the date hereof; (ii) payment in full or adequate provision for the payment of all taxes required to be paid in respect of the periods covered by such tax returns and reports has been made, except where the failure to so pay or make such adequate provision has not had, and would not be reasonably likely to have, a Material Adverse Effect; (iii) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such taxes anticipated to be payable in respect of periods through the most recent fiscal quarter end, except where the failure to establish adequate reserves has not had and would not be reasonably likely to have a Material Adverse Effect; (iv) except as described in Section 4.20(a)(iv) of the Company Disclosure Schedule, none of the income tax returns required to be filed by or on behalf of the Company and each of its Subsidiaries consolidated in such returns (and their respective predecessors, if any) (the "Consolidated Returns") have been examined by or settled with the Internal Revenue Service ("IRS") or other Governmental Entity;
(v) except as described on Section 4.20(a)(v) of the Company Disclosure Schedule, there are no material "deferred intercompany transactions" or "intercompany transactions," the gain or loss in which has not yet been taken into account under the Consolidated Returns; (vi) except as describe on Section 4.20(a)(vi) of the Company Disclosure Schedule, there are no liens for taxes on the assets of the Company and each of its Subsidiaries, except for statutory liens for current taxes not yet due and payable (and except for liens which do not and would not, individually or in the aggregate, have a material adverse effect on the Company); and (vii) except as described in Section 4.20(a)(vii) of the Company Disclosure Schedule, there have been no claims or assessments against the Company or any of its Subsidiaries asserted in writing by any Governmental Entity with respect to any alleged deficiency in any tax. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. The term "tax return" means a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any tax including an information return, claim for refund, amended tax return or declaration of estimated tax.

     (b) Except as described on Section 4.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is a party to any tax allocation or tax sharing agreement, (ii) has been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which was the Company, or (iii) has any liability for taxes of any Person (other than the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

     4.21 Insurance. The Company and its Subsidiaries and their respective properties are insured in such amounts, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Company and its Subsidiaries. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of the insurance policies of the Company and its Subsidiaries as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates. No notice of any termination or threatened termination of any of such policies has been received by the Company or any of its Subsidiaries and such policies are in full force and effect.

     4.22 Transactions with Related Parties.  Except as set forth in Section
4.22 of the Company Disclosure Schedule or in the Company SEC Reports, neither the Company nor any Subsidiary of the Company is a party to any agreement with any of the Company's directors, officers or, to the best of the Company's knowledge, shareholders or, to the best of the Company's knowledge, any Affiliate or family member of any of the foregoing under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses real or personal property or Intellectual Property (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person, (v) has borrowed money from or loaned money to such Person or (vi) permits such Person to use any personal property of the Company or any of its Subsidiaries for personal purposes. Except as set forth in Section 4.22 of the Company Disclosure Schedule or in the Company SEC Reports, neither the Company nor any Subsidiary employs as an employee or engages as a consultant any family member of any of the Company's directors, officers or, to the best of the Company's knowledge, shareholders. To the best of the Company's knowledge and except as set forth in Section 4.22 of the Company Disclosure Schedule, there exist no agreements among shareholders of the Company, except as contemplated by the Voting Agreements, to act in concert with respect to their voting or holding of Company securities.

     4.23 Interest in Competitors. Neither the Company, nor any or its Subsidiaries, nor, to the best of the Company's knowledge, any of their respective officers or directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person other than the Company and its Subsidiaries that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity similar to or competitive with any activity currently proposed to be conducted by the Company or any of its Subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company.

     4.24 Brokerage. Other than with respect to fees payable to Lazard Freres & Co., LLC ("Lazard Freres"), there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or any of its Subsidiaries and the Company agrees to indemnify and hold Parent, Liberty Media, Merger Sub and their respective Affiliates harmless from and against any and all claims, liabilities or obligations with respect to any other such fees, commissions, expenses or claims for indemnification or contribution asserted by any Person on the basis of any act or statement made or alleged to have been made by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates in connection with this Agreement or any transaction provided for or described herein.

     4.25 Disclosure. None of the information with respect to the Company or its Subsidiaries to be included or incorporated by reference in the Proxy Statement or the Registration Statement will, at the time of the mailing of the Proxy Statement, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing representation shall not be applicable with respect to untrue statements or omissions based solely upon information furnished to the Company by Parent, Liberty Media or Merger Sub for use therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Prior to the date hereof, the Company has provided or made available to Parent and Liberty Media or their respective representatives complete and accurate copies of (i) all unredacted minutes of meetings and written consents of the Company Board and committees thereof for the period from January 1, 1997 through the date of this Agreement and (ii) all documents and agreements, including any amendments, renewals or modifications thereof, referenced in the schedules to this Agreement.

     4.26 DGCL Section 203. As of the date hereof and at all times on or prior to the Effective Time, the Company Board shall have approved the Merger, this Agreement, the Voting Agreement and the transactions contemplated by this Agreement, so as to render inapplicable hereto and thereto the limitations on business combinations contained in Section 203 of the DGCL.

     4.27 Company Action. The Company Board (at a meeting duly called and held) has by unanimous vote of the directors (i) determined and declared that this Agreement and the transactions that are the subject of this Agreement are advisable and in the best interests of the Company and its stockholders, (ii) recommended the approval of the transactions that are the subject of this Agreement (including, without limitation, the Merger and the Voting Agreements) and directed that the transactions that are the subject of this Agreement be submitted for consideration by the Company's stockholders at the Special Meeting (subject to its right to withdraw, modify or amend such recommendation and direction solely as provided in Section 7.5 of this Agreement), and (iii) adopted resolutions approving this Agreement and recommending approval and adoption of this Agreement and the Merger by the stockholders of the Company.

     4.28 Fairness Opinion. The Company Board has received the written opinion of Lazard Freres to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (the "Fairness Opinion"). The Company has provided, or prior to the filing of the preliminary proxy statement will provide, Liberty Media and Parent with a true and complete copy of the Fairness Opinion and will include an executed copy of the Fairness Opinion in the Proxy Statement, and will provide to Liberty and Parent prior to the mailing of the Proxy Statement a letter from Lazard Freres, dated as of a recent date, reaffirming the Fairness Opinion.

     4.29 FIRPTA. The Company is not, and has not been at any time during the five year period ending on the date of this Agreement, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     4.30 No Investment Company. The Company is not an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

     4.31 Employment Agreements. Section 4.31 of the Company Disclosure Schedule contains a list of each of the executives that have employment agreements with the Company (collectively, the "Employment Agreements"). Each of the Employment Agreements is in full force and effect and none of the parties thereto are in breach thereof.

     4.32 Negative Assurances. To the Company's knowledge, the representations and warranties of each signatory to the Voting Agreement, are, in each such case, true and correct in all material respects.

     4.33 Vote Required.  The only vote of stockholders (or holders of Voting
Debt) of the Company required under the DGCL, American Stock Exchange requirements and the Organization Documents in order to approve and adopt the Merger Proposal is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock (or Voting Debt, options, warrants or other securities) of the Company is required for such approval and adoption, or for the consummation of any of the transactions contemplated hereby.

     4.34 No Excise Tax Obligations. The Company does not have, and following the consummation of the Merger the Surviving Entity will not have, any obligation to make payments to any past or present employees of the Company or its Subsidiaries or Affiliates as a result of the imposition of any excise taxes pursuant to Section 4999 of the Code or the imposition of any excise or similar taxes pursuant to any similar provision of state or local law.

     4.35 British Telecommunications. As of the date hereof, the Company and its Subsidiaries do not, directly or indirectly, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any shares of any class of capital stock of British Telecommunications plc, a company organized under the laws of England and Wales ("BT"), or any of its Subsidiaries, or any direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any shares of any class of capital stock of BT or any of its Subsidiaries.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby makes the following representations and warranties to the Company and, solely with respect to Sections 5.1 and 5.2, to Liberty Media:

     5.1 Organization and Qualification. Each of Parent and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     5.2 Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each of Parent and Merger Sub has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including in the case of Merger Sub, approval and adoption of this Agreement and the Merger by Parent, as the sole stockholder of Merger Sub). This Agreement is a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The shares of Class A Liberty Media Group Stock to be issued and delivered by Parent pursuant to Sections 2.3 and
2.4 will be, when the Merger has become effective and such shares are issued and delivered as provided in Sections 2.3 and 2.4 duly authorized, validly issued, fully paid and non-assessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

     5.3 Capitalization of Parent. As of the date hereof, Parent's authorized capital stock consists of 16,500,000,000 shares, consisting of (a) 100,000,000 preferred shares, par value $1.00 per share ("Parent Preferred Stock"), and (b) 16,400,000,000 common shares, par value $1.00 per share, of which (i) 6,000,000,000 shares are Parent Common Stock, (ii) 4,000,000,000 shares are Class A Liberty Media Group Stock, (iii) 400,000,000 shares are Class B Liberty Media Group Stock and (iv) 6,000,000,000 shares are AT&T Wireless Group common stock.

     5.4 Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub.

     (a) Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby.

     (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Parent directly. Further, except as contemplated by this Agreement and the Inter-Group Supplement, the Post-Merger Restructuring Transactions and the Contribution Agreement, there are not as of the date hereof, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to or by which Merger Sub is a party or may be bound requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of

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capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

     (c) As of the date hereof and immediately prior to the Effective Time, except for agreements, obligations or liabilities entered into or incurred in connection with its incorporation or organization and the transactions contemplated hereby and by the Inter-Group Supplement, the Eighth Tax Sharing Amendment or any other documents referred to herein or executed in connection herewith to which any of the Company or its Subsidiaries or Affiliates is a party, Merger Sub has not and will not have incurred, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     (d) Parent will take all commercially reasonable actions necessary to ensure that Merger Sub at no time prior to the Effective Time owns any material assets other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated. If, notwithstanding the foregoing sentence, any assets are contributed to Merger Sub, Parent will take all commercially reasonable actions necessary to ensure that no assets will be withdrawn from Merger Sub at any time prior to the Effective Time.

     (e) Attached hereto as Exhibit 5.4(e) is a copy of the bylaws of Merger Sub as in effect on the Effective Date.

     5.5 Information Supplied. None of the information concerning Parent or any of its Subsidiaries supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement or any amendment or supplement thereto filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, or
(ii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, the Proxy Statement) will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any false or misleading statement in any earlier communication.

                                  ARTICLE VI.

                REPRESENTATIONS AND WARRANTIES OF LIBERTY MEDIA

     Liberty Media hereby makes the following representations and warranties to Parent and the Company, in each case except as otherwise set forth in the appropriate section of the disclosure schedule (the "Liberty Media Disclosure Schedule"), dated as of the date of this Agreement and delivered by Liberty Media to each of Parent and the Company:

     6.1 Organization and Qualification. Liberty Media (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Liberty Media Material Adverse Effect. As of June 30, 2000, (a) 2,374,272,992 shares of Class A Liberty Media Group Stock were issued and outstanding, (b) 94,811,634 shares of Class A Liberty Media Group Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Class A Liberty Media Group Stock, (c) 709,676 shares of Class A Liberty Media Group Stock were reserved for issuance upon exercise of certain warrants to purchaser shares of Class A Liberty Media Group Stock, (d) 212,058,452 shares of Class A Liberty Media Group Stock were reserved for issuance upon the conversion of shares of Class B Liberty Media Group Stock, (e) 206,234,452 shares of Class B Liberty Media Group Stock were issued and outstanding and (f) 5,824,000 shares of Class B Liberty Media Group Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Class B Liberty Media Group Stock.

     6.2 Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Liberty Media. Liberty Media has all requisite corporate power and authority to enter into this Agreement and Liberty Media has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Liberty Media of this Agreement and the consummation by Liberty Media of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Liberty Media, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     6.3 Ownership of Company Common Stock. As of the date hereof, neither Liberty Media nor any Subsidiary or Affiliate of Liberty Media "owns", and has not since such date "owned" (as such terms are defined in Section 203 of the DGCL), any shares of Company Common Stock; provided that the foregoing representation is to the best knowledge of Liberty Media with respect to shares of Company Common Stock so "owned" by Liberty Media by virtue of the ownership of shares of Company Common Stock by Liberty Media's "affiliates" or "associates" (as such terms are defined in the DGCL).

     6.4 Information Supplied. None of the information supplied or to be supplied by Liberty Media relating to Liberty Media or any of its Subsidiaries or the Liberty Media Group for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement, or any amendment or supplement thereto, filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration (ii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, the Proxy Statement) will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any false or misleading statement in any earlier communication. The Registration Statement, including any amendments or supplements thereto, will comply as to form in all material respects with the provisions of the Securities Act.

     6.5 Liberty Media Group Information.

     (a) The narrative information contained in the proxy statement of Tele-Communications, Inc., dated January 8, 1999, with respect to the Liberty Media Group (referred to in such proxy statement as the "New Liberty Media Group"), giving effect to the transactions described in such proxy statement, did not as of such date contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The items of selected pro forma financial information with respect to such "New Liberty Media Group" in such proxy statement, giving effect to the transactions described in such proxy statement and on the basis described therein, were accurate in all material respects as of the dates and for the periods for which such information is presented.

     (b) The narrative information contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 with respect to the Liberty Media Group (referred to therein as the "Liberty/ Ventures Group"), giving effect to the acquisition of Tele-Communications, Inc. by Parent described therein, the combination of the TCI Ventures Group referred to therein with the predecessor of the Liberty Media Group, and the related transfers of assets by the TCI Ventures Group in exchange for approximately $5.5 billion in cash, did not as of the date such report was filed with the Commission
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

contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) Liberty Media has made available to the Company true and complete copies of all Parent/ Liberty Media Commission Filings filed prior to the date hereof and agrees to provide the Company, upon request, with true and complete copies of all Parent/Liberty Media Commission Filings filed after the date hereof. As of their respective dates, each of the Parent/Liberty Media Commission Filings complied and, in the case of filings after the date hereof, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the Parent/Liberty Media Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Parent/Liberty Media Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of the Liberty Media Group as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments.

     6.6 No Approvals or Notices Required; No Conflict with Instruments. Except as set forth in Section 6.6 of the Liberty Media Disclosure Schedule, and assuming in each case the accuracy, at all relevant times, of each of the representations and warranties of the Company contained herein, the execution and delivery by Liberty Media of this Agreement do not, and the performance by Liberty Media of its obligations hereunder will not:

          (i) conflict with or violate the charter or bylaws, as currently in effect, of Liberty Media or of any material corporate Subsidiary of Liberty Media or the partnership agreement or other governing instrument of any material Subsidiary of Liberty Media that is not a corporation;

          (ii) require any Governmental Consent or any Governmental Filing by or on behalf of Liberty Media or any Subsidiary of Liberty Media prior to the Effective Time, except for (A) any such Governmental Consents and Governmental Filings that have been or at or prior to the Effective Time shall be obtained or made and (B) such other Governmental Consents and Government Filings the absence or omission of which would not reasonably be expected, either individually or in the aggregate, to have a Liberty Media Material Adverse Effect;

          (iii) conflict with or result in any Violation of any material Contract to which Liberty Media or any Subsidiary of Liberty Media is a party, or by which the Liberty Media, any Subsidiary of Liberty Media or any of their respective material assets or properties is bound or affected, except for any such Violations as would not reasonably expected, either individually or in the aggregate, to have a Liberty Media Material Adverse Effect; or

          (iv) assuming that all Governmental Consents and Governmental Filings contemplated by Section 6.6(ii) are obtained or made, conflict with or result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Liberty Media or any Subsidiary of Liberty Media or by which any of their respective material properties or assets are bound, except for any such Violations as would not reasonably be expected, either individually or in the aggregate, to have a Liberty Media Material Adverse Effect.

     6.7 Absence of Certain Changes or Events.  Except as set forth in Section
6.7 of the Liberty Media Disclosure Schedule or otherwise disclosed in the Liberty Media Group Information, since December 31, 1999, there has not been any adverse change in, and no event has occurred and no condition exists, that, individually or together with all such changes, events and conditions has had or, insofar as Liberty Media can reasonably foresee, is reasonably likely to have a Liberty Media Material Adverse Effect.

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

     6.8 Brokers or Finders. Except as set forth in Section 6.8 of the Liberty Media Disclosure Schedule, no agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by Liberty Media or any of its Subsidiaries, directors, officers, employees or Affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, and, if this Agreement is terminated prior to the Effective Time, Liberty Media agrees to indemnify and hold the Company and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions, expenses or claims for indemnification or contribution asserted by any Person on the basis of any act or statement made or alleged to have been made by Liberty Media or any of its Subsidiaries, directors, officers, employees or Affiliates in connection with this Agreement or any transaction provided for or described herein.

                                  ARTICLE VII.

                      ADDITIONAL COVENANTS AND AGREEMENTS

     7.1 Access to Information Concerning Properties and Records. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent and Liberty Media reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, properties, personnel and affairs as such Persons shall from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the business operations, affairs and assets of the Company and otherwise fully cooperate with the other party in its investigation of the business of the Company. Parent and Liberty Media agree that they will not, and will cause their respective officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the transactions contemplated by this Agreement. No investigation pursuant to this Section 7.1 will affect any representation or warranty given by the Company to Parent or Liberty Media hereunder.

     7.2 Confidentiality. Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a "disclosing party"), each party (a "receiving party") shall, and shall cause its Affiliates, directors, officers, employees, agents, counsel, financial advisors and controlling Persons (such Affiliates and other Persons with respect to any party being collectively referred to as such party's "Representatives") to, (i) keep all Confidential Information of the disclosing party confidential and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the receiving party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing the receiving party's rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the disclosing party. In the event that a receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the disclosing party, the receiving party shall provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order. A party's obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party's written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the receiving party's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it shall not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event shall a receiving party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or
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

gross negligence in which event it shall be liable in damages for the disclosing party's lost profits resulting directly and solely from such disclosure; provided, however, that notwithstanding the foregoing, Parent will not be liable under any circumstances for damages other than direct damages (and not lost profits or indirect, special, punitive or consequential damages) resulting directly and solely from such wrongful disclosure by Parent. In the event this Agreement is terminated, each party shall, if so requested by any other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives; provided, however, that the receiving party shall not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but shall destroy (or cause to be destroyed) the same upon request of the disclosing party.

     For purposes of this Section 7.2, "Confidential Information" of a party means all confidential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party's Representatives, regardless of the manner in which it is furnished. "Confidential Information" does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the receiving party or its Representatives, (b) was available to the receiving party or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a Person other than the disclosing party or its Representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or its Representatives, or is not otherwise prohibited from transmitting the information to the receiving party or its Representatives, or
(d) is independently developed by the receiving party or its Representatives through Persons who have not had, either directly or indirectly, access to or knowledge of such information.

     7.3 Public Announcements. The Company, Liberty Media and Parent shall use commercially reasonable efforts to develop a joint communications plan and each party hereto shall use reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange or the National Association of Securities Dealers, Inc., each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     7.4 Conduct of the Company's Business Pending the Effective Time. Except as contemplated by the Company Transaction Documents (copies of which have been provided to Parent prior to the date hereof), from the date hereof through the Effective Time, unless Parent and Liberty Media shall otherwise agree in writing or, in the case of Section 7.4(c)(i), telephonically, followed by an agreement in writing:

          (a) the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their reasonable best efforts to preserve intact their present business organizations, preserve their respective Licenses, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, (i) maintain insurance coverages and its books and records in a manner consistent with prior practices, (ii) comply with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its Subsidiaries, (iii) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted, and (iv) perform its obligations under all contracts and commitments to which it is a party or by which it is bound, except in each case where the failure to so maintain, comply or perform, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

          (b) the Company shall not, nor shall it propose to, (i) sell, grant, pledge or transfer or agree to sell, grant, pledge or transfer any of its or its Subsidiaries' capital stock or other equity interests, (ii) amend any of its Organizational Documents, (iii) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock or that of its Subsidiaries;

          (c) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) issue, deliver, sell or encumber or agree to issue, deliver, sell or encumber any additional shares of, or stock or appreciation rights or rights of any kind to acquire any shares of, its capital stock of any class, or any options, rights or warrants to acquire shares of capital stock, or Convertible Securities or any phantom shares or phantom equity interests other than issuances of Company Common Stock pursuant to the exercise of warrants or stock options outstanding on the date hereof and disclosed in Section 2.3(b) of the Company Disclosure Schedule, (ii) amend or modify any outstanding options, warrants, or rights to acquire, or Convertible Securities, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or adopt or authorize any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement;
     (iii) make any changes in its equity capital structure, (iv) acquire, lease or agree to acquire or lease any capital assets or any other assets except capital assets or other assets the value of which, in the aggregate, does not exceed the total capital budget set forth in Section 7.4(c)(iv) of the Company Disclosure Schedule (without regard to the budgeted sub-categories within the capital budget), (v) dispose or agree to dispose of any capital assets or other assets except in the ordinary course of business consistent with past practices, (vi) incur additional indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt security of any other Person, other than in the ordinary course of business consistent with past practice,
     (vii) secure any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any property, assets or rights of the Company or any Subsidiary of the Company, except in any such case for Permitted Encumbrances, (viii) sell, lease, encumber, grant a security interest in, or otherwise dispose of any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries, as a whole, other than in the ordinary course of business, (ix) incur any liability or obligation, or contribute any asset, to a Subsidiary of the Company that is material to the Company and its Subsidiaries other than in the ordinary course of business, (x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case in this clause (x) which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except as set forth in Section 7.4(c)(x) of the Company Disclosure Schedule, or (xi) adopt, enter into, amend or terminate any Contract, commitment or arrangement with respect to any of the foregoing that is not otherwise permitted by the exceptions applicable to the foregoing;

          (d) the Company shall not, nor shall it permit any of its Subsidiaries to, other than to comply with applicable law, (i) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other Company Plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee, except with respect to the agreements described in
     Section 7.4(d) of the Company Disclosure Schedule, (ii) increase in any manner the compensation or fringe benefits of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries relative to the level in effect prior to such increase), (iii) pay any benefit not provided under any
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

     existing plan or arrangement, (iv) except for benefits that have already been earned or vested without acceleration, grant any awards or make any payments under any bonus, incentive, performance or other compensation plan or arrangement or Company Plan (including, without limitation, the grant of stock options, stock or equity appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), except for (A) making of matching and contributions to 401(k) plans and (B) the grant of employee stock options and the issuance of Company Common Stock upon exercise thereof pursuant to subsection (c) of this Section 7.4, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan, other than in the ordinary course of business consistent with past practice, or (vi) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing that is not otherwise permitted by the exceptions applicable to the foregoing;

          (e) the Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities;

          (f) the Company shall not, nor shall it permit its Subsidiaries to,
     (i) make any change in its accounting policies or procedures except as required by GAAP or (ii) make any material tax election, change any material tax election already made, adopt any material tax accounting method, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, without in any such case the prior written consent of Parent and Liberty, which consent shall not unreasonably be withheld or delayed;

          (g) (i) the Company shall not pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice; (ii) cancel any Indebtedness or waive any claims or rights, except in the ordinary course of business and consistent with past practice or as described in Section 7.4(g)(ii) of the Company Disclosure Schedule; (iii) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness except in the ordinary course of business consistent with past practice; (iv) other than as contemplated or otherwise permitted by this Agreement and other than the normal cash management practices of the Company and its Subsidiaries conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any material transaction with any director, officer, partner or Affiliate not required by the terms of an existing Contract described in Section 4.22 of the Company Disclosure Schedule; (v) guarantee or otherwise become responsible for any Indebtedness of any other Person; or (vi) enter into or assume any Contract, obligation, commitment or arrangement with respect to any of the foregoing;

          (h) the Company shall not take any action that would or is reasonably likely to result in (i) any of the representations or warranties made in
     Article IV hereof being untrue on and as of the Closing Date as though made on and as of the Closing Date (except for any changes expressly permitted or contemplated by this Agreement) or (ii) any of the conditions set forth in Section 8.1, 8.2 or 8.3 not being satisfied;

          (i) between the date of this Agreement and the Effective Time, neither the Company nor its Subsidiaries will voluntarily acquire or agree to acquire (through purchase, exchange, conversion or otherwise) beneficial ownership of any shares of any class of capital stock of BT or its Subsidiaries or any direct or indirect rights or options to so acquire any shares of any class of capital stock of BT or any of its Subsidiaries;

          (j) the Company will use its reasonable best efforts to persuade each Person holding Company Stock Options issued pursuant to the 1993 Plan to exercise such Company Stock Options prior to the Effective Time;

          (k) the Company shall not enter into any Contract, commitment or arrangement to perform any of the actions prohibited under this Section 7.4 and not otherwise permitted by the exceptions contained therein.

     Notwithstanding the foregoing, but subject to the provisions of Section 7.5 (to the extent applicable), the foregoing provisions of this Section 7.4 shall not prohibit or restrict in any way the Company from soliciting or taking other actions to pursue, or entering an agreement with respect to, an Extraordinary Transaction.

     7.5 No Solicitation.

     (a) The Company will notify Parent and Liberty Media immediately, but in any event within 24 hours, if any proposals, inquiries or expressions of interest are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Extraordinary Transaction (as defined below) or the possibility or consideration by a third party of making a Extraordinary Transaction ("Extraordinary Transaction Interest") indicating, in connection with such notice, the name of the Person indicating such Extraordinary Transaction Interest, the terms and conditions of any proposals or offers and the nature of any inquiries or expressions of interest. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Extraordinary Transaction Interest. The Company agrees that it will take the necessary steps promptly to inform the Persons referred to in the first sentence hereof of the obligations undertaken in this
Section 7.5. The Company agrees that it shall keep Parent and Liberty Media informed, on a current basis, of the status and terms of any Extraordinary Transaction Interest. As used in this Agreement, "Extraordinary Transaction" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a greater than 15% equity interest in, or a significant portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

     (b) The Company will not, and will use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate (including by the furnishing of information) the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Extraordinary Transaction, (ii) enter into any agreement with respect to any Extraordinary Transaction, or (iii) in the event of an unsolicited Extraordinary Transaction for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, Liberty Media, Merger Sub, any of their Affiliates or Representatives and except for information which has been previously publicly disseminated by the Company) relating to any Extraordinary Transaction.

     (c) Notwithstanding the foregoing, prior to the Effective Time, the Company may furnish information concerning its business, properties or assets to any Person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such Person concerning a Extraordinary Transaction (provided that the Company shall not agree to any exclusive right to negotiate with the Company) if (x) such entity or group has, without the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants or other agents having taken any action prohibited by Section 7.5(b) of this Agreement following the date of this Agreement, submitted a bona fide written proposal to the Company relating to any such transaction that the Company Board determines, in good faith, after receiving written advice from a financial advisor of nationally recognized reputation is more favorable to the Company and its stockholders than the transactions contemplated hereby (taking into account all relevant factors), and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such entity or group and (y) in the good faith opinion of the Company Board, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company Board to breach its fiduciary duties to the Company's stockholders under applicable law (an Extraordinary Transaction which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall within one business day following a determination that such Extraordinary Transaction is a Superior Proposal notify Parent and Liberty Media of the receipt of the same. The Company shall promptly provide to Parent and Liberty Media any nonpublic information regarding the Company provided to any other party which was not previously provided to Parent and Liberty Media. If the Company Board determines in good faith that the fiduciary duties of the Company Board so require, the Company Board may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the transactions contemplated hereby are advisable, and that it no longer recommends approval of the Merger (a "Subsequent Determination"), but only at a time that is after the fifth business day following Parent's and Liberty Media's receipt of written notice advising Parent and Liberty Media that the Company Board has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. If such five-day notice overlaps with the scheduled Special Meeting, the Company shall adjourn the Special Meeting so as to permit compliance with such five-day notice period. After providing such notice, the Company shall provide a reasonable opportunity to Parent and Liberty Media to make such adjustments in the terms and conditions of this Agreement and/or any of the Company Transaction Documents as would enable the Company Board to proceed with its recommendation to its stockholders without a Subsequent Determination. At any time after five business days following notification to Parent and Liberty Media of the Company's intent to do so and if the Company has otherwise complied with the terms of this Section 7.5(c), the Company Board may terminate this Agreement pursuant to clause (iv) of Section
9.1 and enter into an agreement with respect to a Superior Proposal, provided that the Company shall, concurrently with terminating this Agreement pursuant to such clause, pay or cause to be paid to Liberty Media the Termination Fee (as defined in Section 9.2 hereof). Notwithstanding any other provision of thi s Agreement, so long as this Agreement has not previously been terminated in accordance with its terms, the Company shall submit the Merger Proposal to its stockholders pursuant to Section 3.1 hereof, whether or not the Company Board makes a Subsequent Determination; provided that, if the Company Board has made a Subsequent Determination, it may withdraw its recommendation to stockholders that they vote in favor of the Merger Proposal.

     (d) Except as set forth in Section 7.5(c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent and Liberty Media, the approval or recommendation by the Company Board or any such committee of this Agreement, the other Company Transaction Documents, and the transactions contemplated hereby and (ii) approve or recommend, or propose to approve or recommend, any Extraordinary Transaction or (iii) enter into any agreement with respect to any Extraordinary Transaction.

     (e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking, and disclosing to the Company's stockholders, a position with respect to a Extraordinary Transaction pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (ii) making any disclosure to the Company's stockholders that the Company Board determines, in good faith and upon exercise of its reasonable judgment after consultation with its financial advisors and outside legal counsel, that the failure to so disclose would be reasonably likely to result in a breach of the fiduciary duties of the Company Board under applicable law.

     7.6 Actions by Merger Sub. In its capacity as the sole stockholder of Merger Sub and subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to approve and adopt the Merger Proposal and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.

     7.7 Listing. Each party hereto agrees to use its reasonable efforts to cause the shares of Class A Liberty Media Group Stock to be issued in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, and to cause the shares of Class A Liberty Media Group Stock issuable upon the exercise of Carryover Options to be listed on the NYSE.

     7.8 Convertible Securities. The Company agrees to take such actions as are necessary to ensure that, immediately prior to the Effective Time, all rights to exercise, convert or exchange any Convertible Securities, whether or not issued under any stock option or similar plans of the Company or any Subsidiary, will have been exercised by the applicable holders of such Convertible Securities or the rights of the applicable holders thereof to so exercise, convert or exchange such Convertible Securities following the Effective Time shall have been canceled, terminated or otherwise rendered null, void and of no further effect, except in any such case as otherwise provided for herein with respect to any Carryover Options. Nothing in this Section 7.8 shall be deemed to affect any of the obligations of the Company pursuant to Section 7.4 including, without limitation, clause (g) thereof.

     7.9 Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Voting Agreement, a copy of the form of which is attached hereto as Exhibit 7.9, is being executed by the parties identified on the signature page thereto.

     7.10 Indemnification of Directors and Officers; Insurance.

     (a) From and after the Effective Time, the Surviving Entity shall indemnify, defend and hold harmless the present and former officers and directors of the Company and any individual who is or was serving at the request of the Company as an officer or director of another entity that is subject to the registration obligations of Section 12(g) of the Exchange Act (each, an "Indemnified Party" and together, the "Indemnified Parties") (and shall also, subject to Section 7.10(b), advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification), against (i) all losses, costs, expenses, claims, damages, judgments or liabilities arising out of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another entity that is subject to the registration obligations of Section 12(g) of the Exchange Act, pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or any other transactions contemplated hereby or thereby, in each case to the fullest extent permitted under the DGCL (notwithstanding the Charter, Bylaws or similar organizational documents of the Company, the Surviving Entity, Parent or Liberty Media); provided, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that the Surviving Entity shall, subject to Section 7.10(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case the Surviving Entity shall be entitled to repayment of such advances from the proceeds of such insurance coverage). All rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified Parties as provided in the Company's Charter or Bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim. The Surviving Entity shall maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing currently such insurance coverage for directors and officers of the Company, and (ii) the Surviving Entity shall not be required to pay an annual premium for such insurance in excess of one and one-half times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     (b) If any Claim relating hereto or to the transactions contemplated by this Agreement is commenced before the Effective Time, the Company, Liberty Media and the Surviving Entity hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.10, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), shall promptly notify Liberty Media and the Company or the Surviving Entity thereof (but the failure so to notify shall not relieve the Company, Liberty Media or the Surviving Entity from any liability which it may have under this Section
7.10 except to the extent such failure materially prejudices such party), whereupon Liberty Media or the Surviving Entity shall have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Liberty Media or the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain separate counsel and the Company or the Surviving Entity shall pay or cause to be paid all reasonable fees and expenses of such counsel; provided that neither Liberty Media nor the Surviving Entity shall be obligated pursuant to this Section 7.10(b) to pay or cause to be paid for more than one firm or counsel to represent all Indemnified Parties in any jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Neither Liberty Media nor the Surviving Entity shall be liable for any settlement effected without its prior written consent, which consent, however, shall not be unreasonably withheld, provided that neither Liberty Media nor the Surviving Entity shall be obliged in any event to consent to any settlement or proposed settlement which would impose any obligation upon Parent, Liberty Media, the Surviving Entity or any of their respective Affiliates other than an obligation on the part of Liberty Media or the Surviving Entity to pay money.

     (c) This Section 7.10 is intended to benefit the Indemnified Parties and shall be enforceable by each Indemnified Party, his or her heirs and representatives and shall be binding on all successors and assigns of the Surviving Entity.

     7.11 Certificates as to Indebtedness. The Company shall cause each of the lenders who hold the three largest individual amounts of the outstanding Indebtedness of the Company as of the Effective Time to deliver a certificate to Parent and Liberty Media at the Closing certifying the amount of outstanding Indebtedness of the Company to such lender as of such time.

     7.12 Notification of Certain Matters. Between the date hereof and the Effective Time, each of Liberty and the Company will give prompt notice in writing to the other of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VIII hereof to be satisfied, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (iv) any notice of, or other communication relating to, any litigation referred to in Section 7.13 or any order or judgment entered or rendered therein.

     7.13 Defense of Litigation. Each of Liberty and the Company agrees to vigorously defend against any and all actions, suits or proceedings in which such party is named as a defendant that seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company shall not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent and Liberty Media (which consent shall not unreasonably be withheld or delayed). Liberty Media and Merger Sub shall not settle any such action, suit or proceeding, if such settlement would have, or could reasonably be expected to have, a Material Adverse Effect, without the consent of the Company (which consent shall not unreasonably be withheld or delayed). Each of Liberty and the Company further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such person were a party hereto.

     7.14 Additional Financial Statements. Promptly after the same become available, the Company shall furnish to Parent and Liberty Media such additional financial data concerning the Company and its Subsidiaries as Parent or Liberty Media may reasonably request, including any audited consolidated financial statements of the furnishing party for any year ending on or after the date hereof, prepared in conformity with the requirements of the Commission applicable to annual financial statements to be included in Form 10-K under the Exchange Act, and all interim quarterly consolidated financial statements of the furnishing party prepared on or after the date of this Agreement, accompanied by a statement of the principal financial officer of the Company that, in the opinion of such officer, such quarterly financial statements were prepared in conformity with the requirements of the Commission applicable to financial statements to be included in Form 10-Q under the Exchange Act, applied (in each such case) on a consistent basis (except as otherwise stated in the quarterly financial statements) and present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the date and for the period indicated (subject in the case of quarterly financial statements to normal, recurring year-end audit adjustments).

                                 ARTICLE VIII.

                              CONDITIONS PRECEDENT

     8.1 Conditions Precedent to the Obligations of Parent, Liberty Media, Merger Sub and the Company. The respective obligations of Parent, Liberty Media, Merger Sub and the Company to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which, to the extent permitted by applicable law, may be waived by Parent (only with the concurrence of Liberty Media), for itself and Merger Sub (but not, in either case, for the Company), or by the Company for itself (but not for Parent, Merger Sub or Liberty Media):

          (a) Approval of Stockholders. This Agreement and the Merger Proposal shall have been approved and adopted by such vote of the stockholders of the Company as set forth in Sections 3.1 and 4.33.

          (b) Registration. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the Commission seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing. Parent shall have received all state securities law or blue sky permits and authorizations necessary to issue the Merger Consideration as contemplated hereby and such permits and authorizations shall be in full force and effect.

          (c) Hart-Scott Act. Any applicable waiting period (and any extension thereof) under the Hart-Scott Act shall have expired or been terminated.

          (d) NYSE Listing. The shares of Class A Liberty Media Group Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject only to official notice of issuance.
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

     8.2 Conditions Precedent to the Obligations of Parent and Merger Sub for the Benefit of Liberty Media. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions are solely for the benefit of Liberty Media, and any or all of which may be asserted or waived solely by Liberty Media acting alone:

          (a) Accuracy of Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and, except to the extent such representations and warranties speak as of a specified earlier date, on and as of the Closing Date as though made on and as of the Closing Date, except for any changes permitted or contemplated by this Agreement. If (i) Liberty Livewire, Inc., a Delaware corporation ("Liberty Livewire"), has failed to execute and deliver the guaranty contemplated by the letter agreement, dated June 30, 2000, among the Company and the other parties to the GECC Facility and (ii) but for Liberty Livewire's failure to execute such guaranty, the condition set forth in the previous sentence would be satisfied, Parent and Merger Sub may not assert that the condition set forth in the previous sentence has not been satisfied. In the event of any changes to the amounts of Indebtedness or the identity of any creditors named in Section 4.12 of the Company Disclosure Schedules, a cumulative listing of any such changes shall be attached to the certificates contemplated by Sections 8.2(c) and 8.3(c).

          (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Compliance Certificate. The Company shall have delivered to Parent and Liberty Media a certificate, dated the Closing Date, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 8.1(a), 8.2(a), 8.2(b) and 8.2(f) (to the extent such Local Approvals or Governmental Consents must be obtained by the Company).

          (d) Absence of Injunctions and Proceedings. No permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, (i) preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Liberty Media Material Adverse Effect, (ii) requiring the divestiture, as a result of consummation of the Merger, of a material portion of the business or assets of Liberty Media and its Subsidiaries and Affiliates taken as a whole, (iii) imposing material limitations on the ability of Liberty Media effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Entity (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Entity) or making the holding by Liberty Media of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requiring Liberty Media, its Subsidiaries or the Company or any of its Subsidiaries to cease or refrain from engaging in any line of business, including any line of business conducted by the Company or any of its Subsidiaries, as a result of the consummation of the Merger.

          (e) No Adverse Enactments. No statute, rule, regulation, law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect which (i) makes this Agreement, the Merger or any other transaction contemplated hereby illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith, (ii) requires or is reasonably likely to require, as a result of the consummation of the Merger, the divestiture of or any restrictions or conditions on the conduct of (A) a portion of the business or assets of the Company and its Subsidiaries, taken as a whole, which would have a Material Adverse

     Effect, or (B) a material portion of the business or assets of Liberty Media and its Subsidiaries and Affiliates taken as a whole, (iii) imposes or is reasonably likely to result in imposition of material limitations on the ability of Liberty Media effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Entity (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Entity) or makes the holding by Liberty Media of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, or (iv) requires or is reasonably likely to require Liberty Media or its Subsidiaries or Affiliates or the Company or any of its material Subsidiaries to cease or refrain from engaging in any material business, including in the case of Liberty Media any material business conducted by the Company or any of its Subsidiaries prior to the Merger, as a result of the consummation of the Merger.

          (f) Governmental Consents, Etc. Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals, and all other Governmental Consents (other than those specified in Section 8.1(c)) as are required in connection with the consummation of the Merger shall have been obtained and shall be in full force and effect without any condition, limitation or restriction, all Governmental Filings as are required in connection with the consummation of the Merger shall have been made, and all waiting periods, if any, applicable to the consummation of the Merger imposed by any Governmental Entity (other than those specified in Section 8.1(c)) shall have expired, other than any of the foregoing which, if not so obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have a Material Adverse Effect (or an effect on Liberty Media and its Subsidiaries and Affiliates that, were the Company and its Subsidiaries subjected to the same (or a materially similar) effect, would constitute a Material Adverse Effect); provided, however, that any Governmental Consent by the FCC relating to the Company's FCC Licenses described in Section 4.15 of the Company Disclosure Schedule shall not be deemed ineffective for purposes of this subsection 8.2(f) solely because such Governmental Consent is subject to appeal (provided that no notice of appeal shall have been filed) or to reconsideration by the FCC on its own motion.

          (g) Opinion of Company Counsel. Liberty Media shall have received the opinion of Piper, Marbury, Rudnick & Wolfe LLP dated as of the Closing Date, in form and substance reasonably acceptable to Liberty Media, covering the matters set forth on Exhibit 8.2(g) hereto.

          (h) No Registration Rights. No Person shall have any contractual or other registration rights with respect to any of the shares of Class A Liberty Media Group Stock to be issued in the Merger.

     8.3 Conditions Precedent to the Obligations of Parent and Merger Sub for the Benefit of Parent. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions are solely for the benefit of Parent, and any or all of which may be waived solely by Parent acting alone:

          (a) Accuracy of Representations and Warranties. All representations and warranties of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Compliance Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 8.1(a), 8.3(a),

     8.3(b) and 8.3(f) (to the extent such Local Approvals or Governmental Consents must be obtained by the Company), and identifying the following:

             (i) any pending action or preceding by any Governmental Entity seeking a permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition which, if determined in a manner adverse to the Company, Liberty Media or Parent, could have the effect of, and any such Injunction or other order, restraint or prohibition in an action or proceeding (whether by a Governmental Entity or otherwise) that is in effect, preventing consummation of the transactions contemplated hereby as provided herein or permitting such consummation subject to any condition or restriction;

             (ii) any contract, agreement or understanding to which the Company or any of its Subsidiaries is a party that would, at the Effective Time, be legally enforceable against Parent or any of its Subsidiaries (other than Liberty Media, the Liberty Media Affiliates, the Company, and their respective Subsidiaries); and

             (iii) any License that is required for the ownership and operation of the assets and facilities of the respective businesses of Company and its Subsidiaries which, as of the Closing Date, the Company and its Subsidiaries no longer hold, or are not in compliance with the terms of, or have not duly and currently filed all reports and other information required to be filed by them in connection therewith.

          (d) Absence of Injunctions and Proceedings. No action or proceeding by any Governmental Entity seeking a permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be pending which, if determined in a manner adverse to the Company, Liberty Media or Parent, could have the effect of, and no such Injunction or other order, restraint or prohibition in an action or proceeding (whether by a Governmental Entity or otherwise) shall be in effect, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that (x) has had or would have a Parent Material Adverse Effect or a Material Adverse Effect or (y) would require Parent or any of its Subsidiaries to take or refrain from, or would prohibit Parent or any of its Subsidiaries from taking or refraining from, any action (other than actions required to be taken by Parent or its Subsidiaries pursuant to the final proviso of the penultimate sentence of Section 3.4 hereof, or otherwise specifically agreed to by Parent or one of its Subsidiaries in this Agreement).

          (e) No Adverse Enactments. No statute, rule, regulation, law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect which (i) makes this Agreement, the Merger, the Post-Merger Restructuring Transactions or any other transaction contemplated hereby illegal or imposes material damages or penalties in connection therewith or otherwise prohibits or unreasonably delays any of such transactions, (ii) requires the divestiture or holding separate of any portion of the business or any assets of Parent or any of its Subsidiaries (or any reorganization or restructuring thereof) in any such case as a result of the consummation of the Merger, or would require Parent or any of its Subsidiaries to take or refrain from, or would prohibit Parent or any of its Subsidiaries from taking or refraining from, any action (other than actions required to be taken or refrained from (or prohibited to be taken or refrained from, as the case may be) by Parent or any of its Subsidiaries pursuant to the final proviso of the penultimate sentence of Section 3.4 hereof, or otherwise specifically agreed to by Parent or one of its Subsidiaries in this Agreement), (iii) imposes any material limitations on the ability of Parent or Liberty Media effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Entity (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Entity), or makes the holding by Parent or Liberty Media of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition, (iv) requires Parent or any of its Subsidiaries to cease or refrain from engaging in any material business, whether or not such business is conducted by the Company or any of its Subsidiaries, as a result of the consummation of the Merger, or (v) increases in any material respect the liabilities or obligations of Parent arising out of this Agreement or, in Parent's reasonable judgment, otherwise would have a Parent Adverse Effect, as a result of the consummation of the Merger.

          (f) Governmental Consents, Etc. Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals, and all other Governmental Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect without any condition, limitation or restriction, all Governmental Filings as are required in connection with the consummation of the transactions contemplated hereby shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than the foregoing which, if not so obtained, in force or effect, made or expired (as the case may be) would not, in Parent's reasonable judgement, either individually or in the aggregate, have a Parent Adverse Effect; provided, however, that any Governmental Consent by the FCC relating to the Company's FCC Licenses described in Section 4.15 of the Company Disclosure Schedule shall not be deemed ineffective for purposes of this subsection 8.3(f) solely because such Governmental Consent is subject to appeal (provided that no notice of appeal shall have been filed) or to reconsideration by the FCC on its own motion.

          (g) Certain Agreements. Neither the Company nor any of its Subsidiaries shall be a party to any Contract or understanding that would at the Effective Time be legally enforceable against Parent or any of its Subsidiaries (other than Liberty Media, the Liberty Media Affiliates, the Company, and their respective Subsidiaries), except as would not have a Parent Adverse Effect.

          (h) Certain Licenses. The Company and its Subsidiaries shall hold, and be in compliance with the terms of, and shall have duly and currently filed all reports and other information required to be filed by them in connection with, all licenses, permits, rights of way, easements, franchises, ordinances, certificates, variances, exemptions, concessions, leases, instruments, orders and approvals, governmental authorizations, domestic and foreign, necessary to the ownership of the Company's and its Subsidiaries' property or to the conduct of their respective businesses, including without limitation, all FCC Licenses required for the ownership and operation of the assets and facilities of their respective businesses, except for any failure to so hold, be in compliance with the terms of, or have duly and currently filed, that in the reasonable judgment of Parent would not have a Parent Adverse Effect.

          (i) No Liberty Media Notice. Parent shall not have been notified by Liberty Media that any of the Conditions set forth in this Article VIII (other than Section 8.4) shall remain unsatisfied.

          (j) Performance of Agreements. Liberty Media shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, to be performed or complied with by it hereunder, prior to or on the Closing Date and Liberty Media shall have delivered to Parent a certificate dated as of the Closing Date, signed by the President or any Vice President of Liberty Media (but without personal liability thereto) certifying as to the matters described in this Section 8.3(j).

          (k) Hart-Scott. Any applicable waiting period under the Hart-Scott Act shall have expired or been terminated without receipt of any objections or commencement of litigation or threat thereof by the appropriate Governmental Entity to restrain the transactions contemplated hereby.

          (l) No Registration Rights. No Person shall have any contractual or other registration rights with respect to any of the shares of Class A Liberty Media Group Stock to be issued in the Merger.

     8.4 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

          (a) Accuracy of Representations and Warranties. All representations and warranties of Parent and Liberty Media contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. Each of Merger Sub, Liberty Media and Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Officers' Certificates. (i) Liberty Media shall have delivered to the Company a certificate dated the Closing Date, signed by the President or any Vice President of Liberty Media (but without personal liability thereto) certifying as to the fulfillment of the conditions specified in Sections 8.4(a) and 8.4(b) (insofar as each relates to Liberty Media) and
     (ii) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Section 8.4(a) and 8.4(b) (insofar as each relates to Parent and Merger Sub).

          (d) Absence of Injunctions. No permanent or preliminary Injunction or restraining order or other order by any court or other Government Entity of competent jurisdiction, or other legal restraint or prohibition, shall be in effect preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Liberty Media Material Adverse Effect.

          (e) No Adverse Enactments. No statute, rule or regulation enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect, and there shall be no action, suit or proceeding brought by any such Governmental Entity and pending which (i) makes this Agreement or the Merger illegal or (ii) has or is reasonably likely to have a Liberty Media Material Adverse Effect.

          (f) Governmental Consents, Etc. Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals, and all other Governmental Consents (other than those specified in Section 8.1(c)) as are required in connection with the consummation of the Merger shall have been obtained and shall be in full force and effect, and all waiting periods, if any, applicable to the consummation of the Merger imposed by any Governmental Entity shall have expired, other than any of the foregoing which, if not obtained, in force or effect, made or expired (as the case may be), would not, either individually or in the aggregate, be reasonably likely to have a Liberty Media Material Adverse Effect; provided, however, that any Governmental Consent by the FCC relating to the Company's FCC Licenses described in Section 4.15 of the Company Disclosure Schedule shall not be deemed ineffective for purposes of this subsection 8.4(f) solely because such Governmental Consent is subject to appeal (provided that no notice of appeal shall have been filed) or to reconsideration by the FCC on its own motion.

                                  ARTICLE IX.

                                  TERMINATION

     9.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

          (i) by mutual consent of Parent, Liberty Media and the Company;

          (ii) by any of the Company, Parent or Liberty Media: (A) if the Merger shall not have been consummated on or before December 31, 2000, provided that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of or resulted in the failure of the Merger to be consummated on or before such date, and provided further that if the Merger has not been consummated on or before December 31, 2000 solely as a result of the failure of the conditions set forth in Sections 8.1(b) (if the failure to satisfy such condition is the result of any material acquisition or other transaction, or agreement with respect thereto, engaged in, or entered into, by Parent or Liberty Media or any of their respective Affiliates whether prior to or after the date hereof), 8.1(c), 8.2(d), 8.2(f), 8.3(d), 8.3(f), 8.4(d), or 8.4(f) to be
     satisfied or waived, any party, by written notice to the other parties, may extend such date up to February 28, 2001, (B) if there has been a material breach of any representation, warranty, covenant or agreement on the part of any other party contained in this Agreement, in each case that is not curable, such that the conditions set forth in Sections 8.2(a) or (b) or Sections 8.3(a) or (b), in the case of such a breach by the Company, or Sections 8.4(a) or (b), in the case of such a breach by Parent, Merger Sub or Liberty Media, cannot be satisfied, (C) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (D) the stockholders of the Company fail to approve and adopt the Merger Proposal by the requisite vote (I) at the Special Meeting, or (II) by the date one day prior to the applicable date referred to in (A) above, provided the Registration Statement became effective (unless the failure of the Registration Statement to become effective is the result of the Company's material breach of Section 3.2(a)) and remained effective such that the Proxy Statement could be mailed to the Company stockholders and the Special Meeting held prior to such applicable date (provided that Parent shall not terminate this Agreement pursuant to this clause (D) without the concurrence of Liberty Media); or

          (iii) by Liberty Media if (x) the Company Board withdraws or modifies, in a manner adverse to Parent or Liberty Media, its approval or recommendation of the Merger or (y) the Company Board approves or recommends, or authorizes the Company to enter into an agreement with respect to, an Extraordinary Transaction.

          (iv) by the Company, pursuant to Section 7.5(c).

     9.2 Termination Fee; Effects of Termination.

     (a) If (i) during the term of this Agreement, the Company Board withdraws or modifies, in a manner adverse to Parent or Liberty Media, its approval or recommendation of the Merger, or the Company Board approves, or recommends, or authorizes the Company to enter into an agreement with respect to, an Extraordinary Transaction, and (ii) this Agreement is thereafter terminated pursuant to Section 9.1(ii), Section 9.1(iii) or Section 9.1(iv), and (iii) in the case of any termination pursuant to Section 9.1(ii) only, the Company thereafter enters into any definitive agreement with respect to or consummates an Extraordinary Transaction with any Person other than Liberty Media, Parent or an Affiliate of either of them, within six months after the date of such termination, then, in any such case, the Company shall immediately pay Liberty Media a fee of $3.5 million (the "Termination Fee"), payable by wire transfer of same day funds.

     (b) If this Agreement is terminated by the Company, Parent or Liberty Media pursuant to Section 9.1, this Agreement forthwith shall become void and there shall be no liability or obligation on the part of Parent, Liberty Media, Merger Sub, the Company or any of their respective Affiliates, stockholders, directors, officers, agents employees or Representatives except (i) as provided in Sections 4.24, 6.8, 7.2 and 7.5, which shall survive such termination and (ii) subject to
Section 10.10, to the extent such termination results from the willful breach by Parent, Liberty Media, Merger Sub or the Company of any of its representations, warranties, covenants or agreements contained in this Agreement.

     (c) Notwithstanding anything to the contrary contained herein, any election by the Company to pay, or by Liberty Media or Parent to receive, the Termination Fee pursuant to Section 9.2(a) shall constitute full settlement of any and all liabilities of the Company for damages under this Agreement in respect of a termination of this Agreement pursuant to Sections 9.1(i), 9.1(ii) and 9.1(iii) and shall be the sole measure of damages with respect to such termination.

     (d) In the event of any termination of this Agreement pursuant to Section 9.1, Parent shall have no further obligation or liability hereunder, except for its confidentiality obligations pursuant to Section 7.2.

                                   ARTICLE X.

                                 MISCELLANEOUS

     10.1 No Waiver or Survival of Representations and Warranties. The respective representations and warranties of Parent, Merger Sub, Liberty Media and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. All representations and warranties made by each of the parties herein shall expire at the Effective Time and shall thereafter be of no further force or effect.

     10.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed telex or telecopier, as follows:

         (a) If to Parent or Merger Sub:

             AT&T Corp.
             295 North Maple Avenue
             Basking Ridge, NJ 07920
             Attention: Vice President-Law and Corporate Secretary
             Facsimile: (908) 221-6618

             with a copy to:

             Wachtell, Lipton, Rosen & Katz
             51 W. 52nd Street
             New York, NY 10019
             Attention: David M. Silk, Esq.
             Facsimile: (212) 403-2000

         (b) If to Liberty Media:

             Liberty Media Corporation
             9197 South Peoria Street
             Englewood, CO 80112
             Attention: Charles Y. Tanabe, Esq.
             Facsimile: (720) 875-5382
             with copies to:

             Baker Botts L.L.P.
             599 Lexington Ave.
             New York, NY 10022
             Attention: Marc A. Leaf, Esq./Craig Troyer, Esq.
             Facsimile: (212) 705-5125

             and

             Liberty Media Corporation
             9197 South Peoria Street
             Englewood, CO 80112
             Attention: David P. Beddow
             Facsimile: (720) 875-5415

         (c) If to the Company:

             Video Services Corporation
             240 Pegasus Avenue
             Northvale, New Jersey 07647
             Attention: Louis H. Siracusano
             Facsimile: (201) 784-2878

             with a copy to:

             Piper Marbury Rudnick & Wolfe LLP
             1251 Avenue of the Americas
             New York, New York 10020
             Attention: Barry Shalov, Esq./James T. Seery, Esq.
             Facsimile: (212) 835-6001

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

     10.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and other documents referred to herein), together with (in the case of the Company and Liberty Media) the Mutual Nondisclosure Agreement, dated as of March 20, 2000, between the Company and Liberty Media, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     10.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns. Except for Section 7.10, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.5 Amendment. This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, (a) the provisions of Sections
7.4 (other than to the extent related to Sections 7.4(c)(i), and 7.4(i)) and 7.5 may be amended by an instrument signed in writing by the Company and Liberty Media, without any action on the part of Parent or Merger Sub and (b) following the Effective Time, this sentence of this Section 10.5 may only be amended by an instrument signed in writing by Parent, Liberty Media and, on behalf of the Company, by at least one individual who was serving on the board of directors of the Company immediately prior to the Effective Time.

     10.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party's Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other parties with any of the agreements or covenants of such other parties contained herein or (iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such extension or waiver by any party shall be binding on such party but not on any other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.6. Any waiver by either Parent or Liberty Media shall require the consent of both Parent and Liberty Media. Notwithstanding the foregoing, the provisions of Sections 7.4 (other than to the extent related to Sections 7.4(c)(i) and 7.4(h)) and 7.5 may be waived by an instrument signed in writing by the Company and Liberty Media without any action on the part of Parent or Merger Sub.

     10.7 Parent Transactions. Notwithstanding anything to the contrary in this Agreement, the pursuit and/or consummation by Parent or any of its Subsidiaries or Affiliates of any Parent Transaction shall be deemed not to be a breach of any provision of this Agreement.

     10.8 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     10.10 Applicable Law. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws thereof.

     10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the non-exclusive jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     10.12 Company Disclosure Schedule. The parties acknowledge that the Company Disclosure Schedule (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, or any of its Subsidiaries or will have or is likely to have a Material Adverse Effect, Liberty Media Material Adverse Effect, Parent Material Adverse Effect or Parent Adverse Effect. Disclosure of the information contained in one section or part of the Company Disclosure Schedule shall be deemed as proper disclosure for other sections or parts of the Company Disclosure Schedule only if appropriately cross-referenced or if the relevance thereof is reasonably apparent from the context in which it appears and provided, further that information set forth in the Company Disclosure Schedule shall be deemed to qualify the representations in Section 4.1, 4.2 and 4.3 of this Agreement only if such information is set forth in Section 4.1, 4.2 or 4.3, as applicable, of the Company Disclosure Schedule.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                          AT&T CORP.

                                          By: /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name: Marilyn J. Wasser
                                              Title:  Vice President -- Law and
                                              Secretary

                                          VIDEO SERVICES CORPORATION

                                          By: /s/ LOUIS H. SIRACUSANO
                                            ------------------------------------
                                              Name: Louis H. Siracusano
                                              Title:  President and Chief
                                              Executive Officer

                                          LIBERTY MEDIA CORPORATION

                                          By: /s/ CHARLES Y. TANABE
                                            ------------------------------------
                                              Name: Charles Y. Tanabe
                                              Title:  Senior Vice President

                                          E-GROUP MERGER CORP.

                                          By: /s/ MARILYN J. WASSER
                                            ------------------------------------
                                              Name: Marilyn J. Wasser
                                              Title:  Treasurer

                              [Lazard Letterhead]

                                                                         ANNEX B

                                          July 21, 2000

The Board of Directors
Video Services Corporation
240 Pegasus Avenue
Northvale, New Jersey 07647-1904

Dear Members of the Board:

     We understand that AT&T Corp., a New York corporation ("Parent"), E-Group Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), Liberty Media Corporation, a Delaware corporation ("Liberty"), and Video Services Corporation, a Delaware corporation (the "Company"), have
entered into an Agreement and Plan of Merger dated as of July   , 2000 (the
"Merger Agreement") pursuant to which Merger Sub will be merged, in a taxable transaction, with and into the Company (the "Merger") as a result of which the Company will become a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding immediately prior to the effective time (the "Effective Time") of the Merger (except for Company Common Stock that immediately prior to the Effective Time is held by the Company as treasury stock), will be converted into and represent the right to receive, and will be exchangeable for 0.104 of a share (the "Stock Exchange Ratio") of Class A Liberty Media Group common stock (the "Class A Liberty Media Group Common Stock") issued by Parent (the "Stock Consideration") and $2.75 in cash (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"). The Stock Exchange Ratio is not subject to a collar. We note that the Merger Agreement provides that the Stock Exchange Ratio would be appropriately adjusted to reflect stock dividends, stock splits or reverse stock splits of Class A Liberty Media Common Stock, other transactions that change the Class A Liberty Media Group Common Stock into any other securities (including securities of another corporation) and dividends or distributions in the Class A Liberty Media Group Common Stock (other than normal quarterly cash dividends), in each case occurring prior to the Effective Time. This opinion is based on the Stock Exchange Ratio as in effect on the date of this opinion and not as it may be adjusted pursuant to this provision.

     You have requested our opinion as to the fairness, from a financial point of view, to the Company's stockholders of the Merger Consideration. In connection with this opinion, we have:

          (i) Reviewed the draft, dated June 15, 2000, of the Merger Agreement and the forms of the ancillary agreements to be entered into in connection therewith;

          (ii) Reviewed certain publicly available business and financial information relating to the Company, Parent and Liberty that we deemed to be relevant;

          (iii) Held discussions with members of the senior management of the Company with respect to the operations, financial condition, future prospects and projected operations and business performance of the Company;

          (iv) Visited certain facilities and business offices of the Company;

          (v) Reviewed the public information with respect to certain other companies in lines of business we believe to be generally comparable to the businesses of the Company;

          (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company, and in other industries generally;

[Letterhead Footer]

[LAZARD LOGO]

          (vii) Reviewed the historical stock prices and trading volumes of the Company Common Stock and the Class A Liberty Group Common Stock; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We note that we have neither held discussions with members of the senior management of Liberty, nor been provided with any materials by Liberty with respect to the operations, financial condition, future prospects and projected operations and business performance of Liberty.

     We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, Parent or Liberty, or concerning the solvency or fair value of the Company, Parent or Liberty. With respect to the information received by us concerning the prospects of the Company, we have assumed that this information reflects the best currently available estimates and judgments of management of the Company. We assume no responsibility for and express no view as to such information or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the June 15, 2000 draft of the Merger Agreement, without further amendments thereto, and without any waiver of any material term or condition by the Company. We also have assumed that obtaining the necessary regulatory approvals for the Merger will not have a material adverse effect on the Company, Parent or Liberty.

     Lazard Freres & Co. LLC is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. We have in the past provided and are currently providing financial advisory services to the Company. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

     Our opinion is limited to the fairness of the Merger Consideration to the Company's stockholders from a financial point of view and does not address the Company's underlying business decision to undertake the Merger. In addition, our opinion does not address the future trading value of the Class A Liberty Common Stock.

     Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is rendered to the Company's Board of Directors in connection with its consideration of the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of Company Common Stock as to whether such stockholder should vote for the Merger. It is understood that, except for its inclusion in the proxy statement/prospectus relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to the Company's stockholders from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                          /s/ Barry Ridings
                                          By
                                               Barry Ridings
                                               Managing Director

                                                                         ANNEX C

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT is made and entered into this 25th day of July, 2000 (this "Agreement"), among Liberty Media Corporation, a Delaware corporation ("Liberty"), and the stockholders each other person and entity listed on the signature pages hereof (each, a "Stockholder").

                             W I T N E S S E T H :

     WHEREAS each Stockholder is the record holder on the date hereof of the number of shares of Common Stock, par value $.01 per share ("VSC Stock"), of Video Services Corporation, a Delaware Corporation ("VSC") set forth opposite such Stockholder's name on Exhibit A hereto (all such shares and any shares of VSC Stock hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, concurrently with the execution and delivery of this Agreement, AT&T Corp., a New York corporation ("AT&T"), E-Group Merger Corp., a Delaware corporation and a wholly-owned subsidiary of AT&T ("Merger Sub"), Liberty and VSC are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into VSC upon the terms and subject to the conditions provided for therein;

     WHEREAS, as a condition to the willingness of Liberty to enter into the Merger Agreement, Liberty has required that each Stockholder agree, and, in order to induce Liberty to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to enter into this Agreement with respect to all the Shares of such Stockholder;

     WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the premises, covenants and representations contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                                VOTING OF SHARES

     1.1 Voting of Shares. Each Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of VSC, however called (whether, annual, special or adjourned), and in any action by written consent of the stockholders of VSC, such Stockholder shall vote all Shares and all other voting securities of VSC owned beneficially or of record by such Stockholder, or with respect to which such Stockholder has the right to vote or control the voting (or execute, or control the execution of, as stockholder, any consent, certificate or other document relating to VSC that the law of the State of Delaware may permit or require): (a) in favor of approval and adoption of the Merger Agreement, the Merger, the Merger Proposal and any other transactions contemplated by the Merger Agreement for which a stockholder vote is required and (b) against any other proposal for any investment in, acquisition of, business combination with or other extraordinary transaction regarding VSC or any direct or indirect subsidiary or division thereof, including, without limitation, any merger, purchase or sale of securities or purchase or sale of assets outside the ordinary course of business. Each Stockholder acknowledges receipt of a copy of the Merger Agreement. Notwithstanding the foregoing, a Stockholder shall not be required to vote in favor of the approval and adoption of the Merger Agreement, the Merger or the Merger Proposal if, following the date hereof and without the consent of such Stockholder, the Merger Agreement is amended and such amendment (x) materially changes the consideration to be received by stockholders of VSC in the Merger or (y) imposes any material obligations on such Stockholder following the Merger.

     1.2 Proxy. Each Stockholder hereby irrevocably appoints Liberty (and any officer of Liberty), with full power of substitution, the proxy of such Stockholder with full power and authority, in the event that such Stockholder shall at any time fail to perform its obligations under Section 1.1 hereof, to vote or act by consent in respect of its Shares and all of its other voting securities of VSC exclusively as provided in Section 1.1. The proxy hereby granted shall, for the term of this Agreement, be irrevocable and shall be deemed coupled with an interest, in accordance with Section 212 of the Delaware General Corporation Law.

     1.3 Further Assurances. Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to carry out the provisions of this Agreement.

                                   ARTICLE 2

                                   COVENANTS

     2.1 Restrictions on Transfer. Each Stockholder hereby covenants and agrees that such Stockholder shall not, and shall not permit any company, trust or other entity controlled by such Stockholder to, directly or indirectly, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option, or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of its Shares or any other voting securities of VSC or any interest therein or securities convertible there into or any voting rights with respect thereto (except, in the case of a transfer, if the transferee agrees in writing to be bound by the terms and conditions of this Agreement), (ii) except as contemplated by this Agreement and the Merger Agreement, grant any proxy or power of attorney with respect to its Shares or any other voting securities of VSC, deposit any of its Shares or any other voting securities of VSC into a voting trust or enter into a voting agreement with respect to its Shares or any other voting securities of VSC; or (iii) take any action that would have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Each Stockholder hereby agrees with, and covenants to, each other party hereto, that such Stockholder shall not request that VSC register the transfer (book entry or otherwise) of any certificate or uncertificated interest representing any of its Shares, unless such transfer is made in compliance with this Agreement (including the provisions of this Section 2.1).

     2.2 Changes in VSC Stock. In the event of a stock dividend or distribution, or any change in VSC's stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Liberty as follows:

     3.1 Due Organization; Authority Relative to this Agreement. Such Stockholder, if it is a trust, corporation or other legal entity, is duly organized and validly existing under the laws of the jurisdiction of its organization. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations thereunder have been duly and validly authorized by all necessary action on the part of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize such execution, delivery and performance. This Agreement has been duly and validly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Liberty, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

     3.2 Title to Shares. Such Stockholder is the record or beneficial owner of its Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, proxy or voting restrictions, charges and other encumbrances of any nature whatsoever, except as provided for herein and as contemplated by the Merger Agreement, and, with respect to any Shares held by a Stockholder as trustee for the benefit of any other person, except for the rights of all beneficiaries under such trusts, which rights are not inconsistent with the provisions of this Voting Agreement. Except as set forth in the Disclosure Schedule attached to the Merger Agreement, such Stockholder does not own or hold any rights to acquire any additional shares of VSC Stock or other securities of VSC or any interest therein or any voting rights with respect to any additional shares of VSC Stock or any other securities of VSC.

     3.3 No Conflict. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder shall not (i) conflict with or violate the trust and/or organizational documents of such Stockholder, (ii) conflict with or violate any order, judgment or decree applicable to such Stockholder or by which its Shares or any of its other securities of VSC are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to any other person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of its Shares or any of its other securities of VSC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or its Shares or its other securities of VSC are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

                                   ARTICLE 4

                                    GENERAL

     4.1 Term. This Agreement shall become effective on the date hereof and shall continue in effect until the first to occur of (i) 90 days following the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Merger and all other transactions contemplated by the Merger Agreement. Upon termination of this Agreement, except for any rights a party may have in respect of any breach by another party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

     4.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     4.3 Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to such subject matter.

     4.4 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Liberty and each of the Stockholders affected by such amendment, change, supplement, waiver, modification or termination.

     4.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any transfer of Shares notwithstanding, the applicable transferor shall remain liable for the performance of all of its obligations under this Agreement.

     4.6 Severability. If any term or other provision of this Agreement or the application thereof is held invalid, illegal or incapable of being enforced to any extent by any rule of law or public policy, the remainder of this Agreement and the application of such term or provision to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law. Upon such determination that any term or other provision or application thereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms, other provisions and application of this Agreement remain as originally contemplated and to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     4.7 Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

     4.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state, without reference to rules governing conflicts of law.

     4.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be an original instrument and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          LIBERTY MEDIA CORPORATION

                                          By:     /s/ CHARLES Y. TANABE
                                            ------------------------------------
                                              Name: Charles Y. Tanabe
                                              Title:   Senior Vice President

                                                 /s/ ARNOLD P. FEROLITO
                                            ------------------------------------
                                                     Arnold P. Ferolito

                                                 /s/ LOUIS H. SIRACUSANO
                                            ------------------------------------
                                                    Louis H. Siracusano

                                                 /s/ THERESA SIRACUSANO
                                            ------------------------------------
                                                     Theresa Siracusano

                                                   /s/ DONALD H. BUCK
                                            ------------------------------------
                                                       Donald H. Buck

                                                     /s/ CAROLE BUCK
                                            ------------------------------------
                                                        Carole Buck

                                                   /s/ TERRENCE A. ELKES
                                              ----------------------------------
                                                     Terrence A. Elkes

                                                   /s/ KENNETH GORMAN
                                            ------------------------------------
                                                       Kenneth Gorman

                                          SANDLER ASSOCIATES

                                          By: /s/
                                            ------------------------------------
                                              Name:
                                              Title:

                                          SANDLER CAPITAL MANAGEMENT

                                          By: /s/
                                            ------------------------------------
                                              Name:
                                              Title:

                                          J.K. MEDIA L.P.

                                          By: /s/
                                            ------------------------------------
                                              Name:
                                              Title:

                                   EXHIBIT A

                      STOCKHOLDERS' HOLDINGS OF VSC STOCK

NAME                                                            SHARES HELD
----                                                            -----------
Arnold P. Ferolito..........................................     2,959,582
Louis H. Siracusano.........................................     2,508,082
Sandler Capital Management..................................     1,719,000
Donald H. Buck..............................................       438,681
Sandler Associates..........................................       411,000
Theresa Siracusano..........................................       300,000
Terrence A. Elkes...........................................       460,012
Kenneth Gorman..............................................       167,512
J.K. Media L.P..............................................       140,500
Carole Buck.................................................        85,000
Louis H. Siracusano, Trustee................................       344,900
     Total..................................................     9,534,269

                                                                         ANNEX D

                    DELAWARE LAW REGARDING DISSENTERS RIGHTS

                       DGCL SECTION 262: APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          (a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          (b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          (c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          (d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class of series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that be was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

     The by-laws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director, partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith or incorporated herein by reference:


EXHIBIT
  NO.                                 DESCRIPTION
-------                               -----------
  2.01   --   Agreement and Plan of Merger, dated as of July 25, 2000, by and among the Registrant, E-Group Merger Corp., Liberty
              Media Corporation and Video Services Corporation (included in Annex A to the Proxy Statement/Prospectus). The
              Registrant agrees to furnish supplementally a copy of any
              omitted schedule or exhibit to the Commission upon request.
  2.02   --   Voting Agreement, dated as of July 25, 2000, among Liberty
              Media Corporation and certain stockholders of Video Services
              Corporation (included in Annex C to the Proxy Statement/
              Prospectus).
  4.01   --   No instrument that defines the rights of holders of
              long-term debt of the Registrant and all of its consolidated subsidiaries is filed herewith pursuant to Regulation S-K,
              Item 601(b)(4)(iii)(A). Pursuant to that regulation, the
              Registrant hereby agrees to furnish a copy of any such
              instrument to the Commission upon request.
  5.01   --   Opinion of Robert S. Feit, General Attorney and Assistant
              Secretary of the Registrant, as to the legality of the
              securities being registered.
 23.01   --   Consent of Robert S. Feit (included in Exhibit 5.01).
 23.02   --   Consent of PricewaterhouseCoopers LLP.
 23.03   --   Consent of KPMG LLP.
 23.04   --   Consent of Arthur Andersen LLP.
 23.05   --   Consent of PricewaterhouseCoopers LLP.
 23.06   --   Consent of Ernst & Young LLP.
 23.07   --   Consent of Lazard Freres & Co. LLC (included in Annex B to the Proxy Statement/ Prospectus).
 24.01   --   Powers of attorney.*
 99.01   --   Form of Proxy Card to be used in connection with the Special
              Meeting of Stockholders of Video Services Corporation.*


---------------

* Previously filed.


ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10 (a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON NOVEMBER 17, 2000.


                                          AT&T CORP.

                                          By: /s/   MARILYN J. WASSER
                                            ------------------------------------
                                                     Marilyn J. Wasser
                                            Vice President -- Law and Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

SIGNATURE                                                         CAPACITY
---------                                                         --------
PRINCIPAL EXECUTIVE OFFICER:
C. Michael Armstrong*.......................    Chairman and Chief Executive Officer
PRINCIPAL FINANCIAL OFFICER:
Charles Noski*..............................    Senior Executive Vice President and Chief
                                                Financial Officer
PRINCIPAL ACCOUNTING OFFICER:
Nicholas S. Cyprus*.........................    Vice President and Controller

DIRECTORS
C. Michael Armstrong*
Kenneth T. Derr*
M. Kathryn Eickhoff*
Walter Y. Elisha*
George M.C. Fisher*
Amos B. Hostetter, Jr.*
Ralph S. Larsen*
John C. Malone*
Donald F. McHenry*
Louis S. Simpson*
Michael I. Sovern*
Sanford I. Weill*
John D. Zeglis*

*By: /s/  MARILYN J. WASSER
     -------------------------------
            Marilyn J. Wasser
        Vice President -- Law and
                Secretary
           (Attorney-in-Fact)


Date: November 17, 2000

                                 EXHIBIT INDEX


EXHIBIT                                                                       PAGE
  NO.                             DOCUMENT DESCRIPTION                        NO.
-------                           --------------------                        ----
  2.01   --   Agreement and Plan of Merger, dated as of July 25, 2000, by and among the Registrant, E-Group Merger Corp., Liberty
              Media Corporation and Video Services Corporation (included in Annex A to the Proxy Statement/Prospectus). The
              Registrant agrees to furnish supplementally a copy of any
              omitted schedule or exhibit to the Commission upon request.
  2.02   --   Voting Agreement, dated as of July 25, 2000, among Liberty
              Media Corporation and certain stockholders of Video Services
              Corporation (included in Annex C to the Proxy
              Statement/Prospectus).
  4.01   --   No instrument that defines the rights of holders of
              long-term debt of the Registrant and all of its consolidated subsidiaries is filed herewith pursuant to Regulation S-K,
              Item 601(b)(4)(iii)(A). Pursuant to that regulation, the
              Registrant hereby agrees to furnish a copy of any such
              instrument to the Commission upon request.
  5.01   --   Opinion of Robert S. Feit, General Attorney and Assistant
              Secretary of the Registrant, as to the legality of the
              securities being registered.
 23.01   --   Consent of Robert S. Feit (included in Exhibit 5.01).
 23.02   --   Consent of PricewaterhouseCoopers LLP.
 23.03   --   Consent of KPMG LLP.
 23.04   --   Consent of Arthur Andersen LLP.
 23.05   --   Consent of PricewaterhouseCoopers LLP.
 23.06   --   Consent of Ernst & Young LLP.
 23.07   --   Consent of Lazard Freres & Co. LLC (included in Annex B to the Proxy Statement/ Prospectus).
 24.01   --   Powers of attorney.*
 99.01   --   Form of Proxy Card to be used in connection with the Special
              Meeting of Stockholders of Video Services Corporation.*


---------------

* Previously filed.